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Exhibit (a)-(1)

            , 2013

Shareholders of WSP Holdings Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of WSP Holdings Limited (the "Company") to be held on                        , 2013, at                          a.m. (Hong Kong time). The meeting will be held at                                    . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

        At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated February 21, 2013 (the "merger agreement") among the Company, WSP OCTG GROUP Ltd. ("Parent") and JM OCTG GROUP Ltd. ("Merger Sub"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

        Under the terms of the merger agreement, Merger Sub, a company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger (the "merger"). Merger Sub is a Cayman Islands company with limited liability formed solely for purposes of the merger. Parent is a Cayman Islands company with limited liability which, at the effective time of the merger, will be beneficially owned by (i) H.D.S. Investments LLC, a limited liability company formed in the State of Washington, the United States ("HDS"), which is beneficially owned by Mr. Jubao Xie ("Mr. Xie"), (ii) Expert Master Holdings Limited, a British Virgin Islands company ("EMH"), which is wholly-owned by Mr. Longhua Piao, chairman of the board of directors and chief executive officer of the Company ("Mr. Piao"), and (iii) UMW China Ventures (L) Ltd., a company incorporated in Malaysia ("UMW China"), which is wholly-owned by UMW Petropipe (L) Ltd. ("UMW Petropipe"), a company incorporated in Malaysia, which is wholly-owned by UMW Holdings Berhad, a company incorporated in Malaysia and whose shares are listed on the Malaysian Stock Exchange (together with UMW China and UMW Petropipe, "UMW"). EMH, Mr. Piao, and UMW are collectively referred to herein as the "Rollover Shareholders." Parent, Merger Sub and HDS, together with the Rollover Shareholders, are collectively referred to as the "Buyer Group." As of the date of the proxy statement, the Rollover Shareholders together own 150,000,000 ordinary shares, representing approximately 73.4% of the Company's outstanding ordinary shares, referred to herein as the "Shares." If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group. As a result of the merger, the Company's American depositary shares ("ADSs"), each representing ten Shares, will no longer be listed on the New York Stock Exchange (the "NYSE"), and the American depositary shares program for the ADSs will terminate.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than (a) Shares owned by Parent, Merger Sub or the Company (as treasury Shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the effective time of the merger; (b) the Rollover Shares (as defined below); and (c) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law

(the "Dissenting Shares" and, together with the Shares referred to in clause (a) and the Rollover Shares, the "Excluded Shares"), will be cancelled and cease to exist in exchange for the right to receive $0.32 per Share and, for the avoidance of doubt, because each ADS represents ten Shares, each issued and outstanding ADS will represent the right to surrender the ADS in exchange for $3.20 in cash per ADS without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement, dated December 6, 2007, as amended on February 1, 2012, among the Company, JPMorgan Chase Bank, N.A., as depositary (the "ADS depositary") and all holders of ADSs issued thereunder (the "Deposit Agreement")), in each case, net of any applicable withholding taxes. The Excluded Shares other than the Dissenting Shares will be cancelled and cease to exist for no consideration. The Dissenting Shares will be cancelled and cease to exist for the fair value of the Shares as described in more detail below.

        The Rollover Shareholders have entered into a rollover agreement (the "rollover agreement") with Parent and Merger Sub pursuant to which they have agreed to contribute to Parent the Shares owned by them, representing approximately 73.4% of the outstanding Shares as of February 21, 2012 (the "Rollover Shares"), in exchange for certain equity interest in Parent at the same price per share of Parent as is paid by HDS at the closing of the merger, such that each of the Rollover Shareholders, following the closing, will own an equity interest in Parent corresponding to its percentage ownership in the Company prior to the effective time of the merger.

        An independent committee of the board of directors of the Company, composed solely of directors unrelated to the Buyer Group or the management of the Company (the "Special Committee"), has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Special Committee unanimously (a) determined that the merger agreement is fair to and in the best interests of the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        On February 21, 2013, the board of directors of the Company (with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the Rollover Shareholders or the management of the Company, abstaining), after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the other documents referred to in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

        After careful consideration and upon the unanimous recommendation of the Special Committee of the board of directors of the Company, the Company's board of directors (with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the Rollover Shareholders or the management of the Company, abstaining) recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of the proxy statement, the Rollover Shareholders together own 150,000,000 ordinary shares of the Company, representing approximately 73.4% of the Company's Shares. Accordingly, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting. The Rollover Shareholders have agreed to vote, or cause to be voted, all Shares that they own in favor of the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement pursuant to a voting agreement dated February 21, 2013 by and among Parent, Merger Sub, EMH and Mr. Piao, and a voting agreement dated February 21, 2013 by and among Parent, Merger Sub and UWM China.

        Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                        , 2013 at                         p.m. (Hong Kong time). Each shareholder has one vote for each Share held as of the close of business in New York City on                        , 2013, or the share record date. Voting at the extraordinary general meeting will take place by poll, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting.

        As the record holder of the Shares represented by ADSs, JPMorgan Chase Bank, N.A., in its capacity as ADS depositary, will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                         , 2013, the ADS record date. The ADS depositary must receive such instructions no later than                         p.m. (New York City time) on                        , 2013.

        Pursuant to the Deposit Agreement, the ADS depositary will not exercise any voting discretion. As such, the ADS depositary will not issue any discretionary proxy to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on                         , 2013.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in New York City on                        , 2013, the share record date. ADS holders who wish to cancel their ADSs need to make arrangements to surrender the ADSs to the ADS depositary for cancellation before the close of business in New York City on                        , 2013, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. In addition, prior holders of ADSs that attend the meeting will be required to certify at the meeting to the Company that such former holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding

Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will request for J.P. Morgan Chase Bank N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to request the transfer in the registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY TO THE COMPANY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSS (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSS WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSS. AS A RESULT, IF YOU HAVE CANCELLED YOUR ADSS TO EXERCISE YOUR DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND YOU WISH TO BE ABLE TO SELL YOUR SHARES ON A STOCK EXCHANGE, YOU WOULD NEED TO DEPOSIT YOUR SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSS, SUBJECT TO THE TERMS

AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares or ADSs, please call Judy Zhu, our Director of Investor Relationships, at +86 510 8536 0401 or zhuxh@wsphl.com.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Dennis Zhu	Longhua Piao
On behalf of the Special Committee	Chairman of the Board

        The proxy statement is dated                        , 2013, and is first being mailed to the shareholders and to ADS holders on or about                        , 2013.

WSP HOLDINGS LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2013

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of WSP Holdings Limited (the "Company") will be held on                        , 2013 at                          a.m. (Hong Kong time) at                        .

        Only registered holders of ordinary shares, par value $0.0001 per share, of the Company (the "Shares") at the close of business in New York City on                        , 2013, or their proxy holders, are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as a special resolution:

            THAT the agreement and plan of merger dated February 21, 2013 (the "merger agreement"), among the Company, WSP OCTG GROUP Ltd. ("Parent") and JM OCTG GROUP Ltd. ("Merger Sub") (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached as Exhibit A to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved;

  •
  as an ordinary resolution:

            THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution to be proposed at the extraordinary general meeting.

        A list of the shareholders of the Company will be available at its principal executive offices at No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        If you own American depositary shares of the Company ("ADSs"), each representing ten Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., as the ADS depositary (as the holder of the Shares underlying the ADSs) under the deposit agreement, dated December 6, 2007, as amended on February 1, 2012, among the Company, JPMorgan Chase Bank, N.A., as depositary (the "ADS depositary") and all holders of American depositary receipts issued thereunder (the "Deposit Agreement"), how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than                         p.m. (New York City time) on                        , 2013 in order to endeavor insofar as practicable and permitted under the provisions of or governing Shares to vote or cause to be voted the underlying Shares at the extraordinary general meeting. The ADS depositary will not itself exercise any voting discretion in respect of any Shares. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary's fees required for the cancellation of the ADSs together with any applicable expenses and taxes, provide instructions for the registration of the corresponding Shares, and, when presenting voting instructions to the Company, certify to the Company that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on

                        , 2013, and become a holder of Shares by the close of business in New York City on                        , 2013. In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of an independent committee of the board of directors of the Company composed solely of directors unrelated to the Buyer Group (as defined in the accompanying proxy statement) or management of the Company (the "Special Committee"), the Company's board of directors (with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the Rollover Shareholders or the management of the Company, abstaining) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the other documents referred to in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting referred to above.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of the proxy statement, the Rollover Shareholders together own 150,000,000 ordinary shares in the Company, representing approximately 73.4% of the Company's Shares. Accordingly, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting. The Rollover Shareholders have agreed to vote, or cause to be voted, all Shares that they own in favor of the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement pursuant to a voting agreement dated February 21, 2013 by and among Parent, Merger Sub, EMH and Mr. Piao, and a voting agreement dated February 21, 2013 by and among Parent, Merger Sub and UWM China (together, the "voting agreements").

        Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                        , 2013 at                         p.m. (Hong Kong time). The proxy card is the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in New York City on                        , 2013.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        If you elect to dissent from the merger, you will have the right to receive payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY TO THE COMPANY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSS (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares, please call Judy Zhu, our Director of Investor Relationships, at +86 510 8536 0401 or zhuxh@wsphl.com.

        The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Longhua Piao
Chairman
                        , 2013

i

ii

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 108. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to WSP Holdings Limited and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

WSP Holdings Limited

        WSP Holdings Limited (the "Company") is a leading Chinese manufacturer of seamless Oil Country Tubular Goods ("OCTG"), including seamless casing, tubing and drill pipes used for on-shore and off-shore oil and gas exploration, drilling and extraction, and other pipes and connectors. Founded as Wuxi Seamless Oil Pipes Company Limited in 1999, we offer a wide range of API and non-API seamless OCTG products, including products that are used in extreme drilling and extraction conditions. Our products are used in China's major oilfields and are exported to oil producing regions throughout the world.

        We are a holding company incorporated in the Cayman Islands and conduct substantially all of our operations through our subsidiaries in China. Our principal executive offices are located at No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China. Our telephone number at this address is (86 510) 8522 6351 and our fax number is (86 510) 8522 6351. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        For a description of our history and development, business and organizational structure, please see our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the "SEC") on April 30, 2012, Amendment No. 1 thereto, filed with the SEC on May 15, 2012, and Amendment No. 2 thereto, filed with the SEC on February 7, 2013, which are incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 108 for a description of how to obtain a copy of our Annual Report and Amendments No. 1 and No. 2 thereto.

Parent

        WSP OCTG GROUP Ltd. ("Parent"), a Cayman Islands exempted company with limited liability, was formed by and is beneficially owned by H.D.S. Investments LLC ("HDS"), solely for the purpose of owning shares of the Company after the merger. Parent does not currently hold any Shares. The registered office of Parent is located at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

Merger Sub

        JM OCTG GROUP Ltd. ("Merger Sub"), a Cayman Islands exempted company with limited liability and a direct, wholly-owned subsidiary of Parent, was formed by Parent solely for the purpose of effecting the merger. Merger Sub does not currently hold any Shares. The registered office of Merger Sub is located at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

Mr. Jubao Xie

        Mr. Jubao Xie ("Mr. Xie") is the sole director, controlling shareholder and beneficial owner of HDS, which wholly owns Parent. The business address of Mr. Xie is Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China. Mr. Xie is a PRC citizen.

        During the last five years, Mr. Xie has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

H.D.S. Investments LLC

        H.D.S. Investments LLC ("HDS") is a limited liability company formed in the State of Washington and the sole owner of Parent. The principal business address of HDS is Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China.

Mr. Longhua Piao

        Mr. Longhua Piao ("Mr. Piao") is the Company's chairman and chief executive officer, and is one of the founders of the Company. The business address of Mr. Piao is No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China. Mr. Piao is a PRC citizen.

        During the last five years, Mr. Piao has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Expert Master Holdings Limited

        Expert Master Holdings Limited ("EMH") is a British Virgin Islands company ("EMH") and is wholly-owned by Mr. Piao. The registered address of EMH is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

UMW China Ventures (L) Ltd.

        UMW China Ventures (L) Ltd. ("UMW China") is a company with limited liability incorporated in Malaysia. The business address of UMW China is Brumby Centre, Lot 42, Jalan Muhibbah 87011 Labuan F.T. Malaysia.

UMW Petropipe (L) Ltd.

        UMW Petropipe (L) Ltd. ("UMW Petropipe") is a company with limited liability incorporated in Malaysia. UMW Petropipe is the sole shareholder of UMW China. The business address of UMW Petropipe is Brumby Centre, Lot 42, Jalan Muhibbah 87011 Labuan F.T. Malaysia.

UMW Holdings Berhad

        UMW Holdings Berhad is a company incorporated in Malaysia and whose shares are listed on the Malaysian Stock Exchange. The business address of UMW Holdings Berhad is 3rd Floor, The Corporate, No.10 Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.

        UMW Holdings Berhad is the sole shareholder of UMW Petropipe, which is the sole shareholder of UMW China. UMW China, UMW Holdings Berhad and UMW Petropipe are collectively referred to as "UMW".

        EMH, which is wholly-owned by Mr. Piao, Mr. Piao and UMW are collectively referred to in this proxy statement as the "Rollover Shareholders." Parent, Merger Sub and HDS, together with the Rollover Sharesholders, are collectively referred to in this proxy statement as the "Buyer Group."

The Merger (Page 77)

        You are being asked to vote to authorize and approve the agreement and plan of merger, dated February 21, 2013, among the Company, Parent and Merger Sub (the "merger agreement"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands substantially in the form attached as Annex A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (as defined below). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the "merger"). The Company, as the surviving company, will continue to do business under the name "WSP Holdings Limited" following the merger and will be wholly-owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 77)

        Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares, par value $0.0001 per share (each, a "Share" and collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing ten Shares (the "ADSs"), issued and outstanding immediately prior to the effective time of the merger, other than (a) Shares owned by Parent, Merger Sub or the Company (as treasury Shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the effective time of the merger; (b) the Rollover Shares (as defined below); and (c) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the "Dissenting Shares" and, together with the Shares referred to in clause (a) and the Rollover Shares, the "Excluded Shares"), will be cancelled and cease to exist in exchange for the right to receive $0.32 per Share and, for the avoidance of doubt, each issued and outstanding ADS will represent the right to surrender the ADS in exchange for $3.20 in cash per ADS without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement, dated December 6, 2007, as amended on February 1, 2012, among the Company, JPMorgan Chase Bank, N.A., as depositary (the "ADS depositary") and all holders of ADSs issued thereunder (the "Deposit Agreement")), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration at the effective time of the merger. The Dissenting Shares will be cancelled for their fair value in accordance with the Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 94 for additional information.

Treatment of Options

        The Company granted certain of our officers, employees and consultants options for 5,206,000 Shares on August 24, 2007, all of which expired in August 24, 2012. As a result, no payment will be made in connection with any options previously granted by the Company.

Rollover Agreement (Annex E)

        Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into a rollover agreement (the "rollover agreement") with Parent and Merger Sub pursuant to which they have agreed to contribute to Parent, in the aggregate, 150,000,000 Shares, representing all of the Shares owned by them as of February 21, 2013 and approximately 73.4% of the outstanding Shares as of the date of this proxy statement. As consideration for such contribution, each of the Rollover Shareholders will receive a certain equity interest in Parent at the same price per share of Parent as is paid by HDS at the closing such that each of the Rollover Shareholders, following the effective time of the merger, will own an equity interest in Parent corresponding to its percentage ownership in the Company prior to the effective time of the merger. The rollover agreement automatically terminates upon the termination of the merger agreement. A copy of the rollover agreement is attached as Annex E to this proxy statement.

Voting Agreements (Annexes F-1 and F-2)

        Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a voting agreement with Parent and Merger Sub (together, the "voting agreements"), pursuant to which the Rollover Shareholders, from and after the date of the merger agreement and until the earlier of the effective time or the termination of the merger agreement pursuant to its terms, irrevocably and unconditionally granted to, and appointed Parent or its designee, as such Rollover Shareholder's proxy and attorney-in-fact to vote or cause to be voted an aggregate of 150,000,000 Shares owned by them, representing approximately 73.4% of the outstanding voting securities of the Company, among other things, in favor of the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement and against any acquisition proposal from any third party without regard to its terms. The voting agreements automatically terminate upon the termination of the merger agreement. The voting agreement entered into by Mr. Piao and EMH is attached as Annex F-1 to this proxy statement and the voting agreement entered into by UMW China is attached as Annex F-2 to this proxy statement.

Record Date and Voting (Page 71)

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in New York City on                        , 2013 or if you are a holder of ADSs at the close of business in New York City on                        , 2013, the share record date and the ADS record date, respectively, for voting at the extraordinary general meeting. If you own ADSs on the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than                          p.m. (New York City time) on                        , 2013 in order to ensure that your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying that you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                        , 2013 and becoming a registered holder of Shares prior to the close of business in New York City on                        , 2013, the share record date. See "—Voting Information" below for more information relating to the procedure of ADSs cancellation. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be                        Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is                        , 2013 at                         p.m. (Hong Kong time). See "—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 73)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group. Based on the number of Shares we expect to be issued and outstanding on the share record date, approximately                        Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        As of the record date, the Rollover Shareholders together owned, in the aggregate, 150,000,000 Shares, which represents approximately 73.4% of the total outstanding Shares as of the record date. Accordingly, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting. Pursuant to the terms of the voting agreements, these Shares held by the Rollover Shareholders will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Voting Information (Page 73)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                        , 2013 at                          p.m. (Hong Kong time).

        If you own ADSs as of the close of business in New York City on                        , 2013, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                        , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on                        , 2013. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on                        , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares),

(b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenter Rights of Shareholders and ADS Holders (Page 94)

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSS. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSS TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSS, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY TO THE COMPANY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSS (OR ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenter Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (Page 56)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders, other than the holders of Excluded Shares, will be cashed out in exchange for $0.32 per Share (or $3.20 per ADS), so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see "Special Factors—Purpose and Reasons of the Buyer Group for the Merger" beginning on page 56 for additional information.

        ADSs representing the Shares are currently listed on the NYSE under the symbol "WH." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly, through Parent, by HDS and the Rollover Shareholders. Following the completion of the merger, our ADSs will no longer be listed on the NYSE or any other securities exchange or quotation system, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see "Special Factors—Effects of the Merger on the Company" beginning on page 57 for additional information.

Plans for the Company after the Merger (Page 60)

        Following the completion of the merger and the termination of registration of the Company's ADSs and underlying Shares under the Exchange Act, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. The Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

        The Buyer Group has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

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  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Recommendations of the Special Committee and our Board of Directors (Page 35)

        The Special Committee unanimously (a) determined that the merger agreement is fair to and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) resolve to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Based in part on the unanimous recommendation of the Special Committee, our board of directors (with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the

Rollover Shareholders or the management of the Company, abstaining) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, and authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the other documents referred to in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Group as to Fairness (Page 41)

        Under the rules governing "going private" transactions, each member of the Buyer Group is deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the Company's unaffiliated security holders. Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the Company's unaffiliated security holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 41.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the members of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 61)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $70.5 million (assuming no exercise of dissenter rights by shareholders of the Company), which is expected to be provided through a combination of (a) an equity commitment of up to $22.5 million pursuant to an equity commitment letter from HDS and (b) a commitment from the Rollover Shareholders to roll over 150,000,000 Shares, with an aggregate value of $48.0 million, pursuant to the rollover agreement. See "Special Factors—Financing" beginning on page 61 for more information regarding the financing of the merger.

Equity Commitment Letter (Page 61)

        Concurrently with the execution of the merger agreement, HDS, Parent and Merger Sub entered into an equity commitment letter, pursuant to which HDS has committed, concurrently with the closing of the merger, that it would purchase, or cause the purchase of, equity interests of Parent for an aggregate amount up to $22.5 million and cause Parent, upon receipt of such amount, to purchase equity interests of Merger Sub for an aggregate amount equal to such commitment. The equity commitment is conditioned upon (a) the satisfaction or waiver at the closing of each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement and (b) the contemporaneous consummation of the closing.

Limited Guarantee (Page 61)

        Concurrently with the execution of the merger agreement, HDS entered into a limited guarantee in favor of the Company, pursuant to which HDS agreed to guarantee the due and punctual observance and performance as and when due and subject to the conditions and limitations set forth therein and in the merger agreement or (a) Parent's obligation to pay a reverse termination fee to the Company under the merger agreement and (b) Parent's and Merger Sub's funding of the merger consideration under the merger agreement, in each case, subject to a cap of $1.8 million.

Share Ownership of the Company's Directors and Executive Officers and Voting Commitments (Page 99)

        As of the share record date, Mr. Piao, the chairman of the board of directors and chief executive officer of the Company, beneficially owned approximately 50.9% of the total outstanding Shares. As of the share record date, UMW beneficially owned approximately 22.5% of the total outstanding Shares. Mr. Syed Hisham bin Syed Wazir, our director, is a managing director and chief executive officer of UMW Holdings Berhad. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 99 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

        Pursuant to the voting agreements executed by the Rollover Shareholders, each of the Rollover Shareholders has agreed, among other things, (i) to vote, or cause to be voted, all of the Shares that it owns for the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) to vote against any other acquisition proposal, agreement or action made in opposition to the authorization and approval of the merger agreement or in competition or inconsistent with the merger and the other transactions contemplated by the merger agreement or that is intended or could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, and (iii) not to initiate, solicit, propose, encourage or knowingly facilitate, including by providing information, any inquiries, proposals or offers with respect to, or the making or completion of, any acquisition proposals or offers that would reasonably be expected to lead to an acquisition proposal.

Opinion of the Special Committee's Financial Advisor (Page 47)

        In connection with the merger, the Special Committee received an opinion from its financial advisor, Houlihan Lokey (China) Limited ("Houlihan Lokey"), dated February 21, 2013, as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates). For purposes of the opinion, "Rollover Shareholders" refers to any shareholders of the Company, including Mr. Piao, EMH and UMW, that enter into a rollover agreement and voting agreement in connection with the merger. The full text of Houlihan Lokey's written opinion, dated February 21, 2013, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference.

        Houlihan Lokey's opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the Special Committee, the board of directors, the

Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party or entity. Houlihan Lokey's opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the board of directors, any security holder or any other party or entity as to how to act or vote with respect to any matter relating to the merger or otherwise. Please see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 47 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 63)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

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  the beneficial ownership of equity interests in the Company and the rollover arrangement by Mr. Piao;

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  the beneficial ownership of equity interests in the Company and the rollover arrangement by UMW China, a wholly-owned subsidiary of UMW Holdings Berhad, of which Mr. Syed Hisham bin Syed Wazir, one of our directors, is a managing director and chief executive officer;

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  the potential enhancement or decline of share value for Parent, of which Mr. Piao and UMW will become beneficial owners, as a result of the merger and future performance and operation of the surviving company;

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  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

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  the compensation of members of the Special Committee in exchange for their services in such capacity in an aggregate amount of $10,000 per member, the payment of which is not contingent upon the completion of the merger or the Special Committee's or the board of directors's recommendation of the merger); and

  •
  the continuation of service of certain executive officers and directors of the Company with the surviving company in positions that are substantially similar to their current positions.

        The Special Committee and our board of directors were aware of potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 63 for additional information.

Limitation on Soliciting and Considering Acquisition Proposals (Page 85)

        From the date of the merger agreement until the earlier to occur of the effective time of the merger or the termination of the merger agreement, the Company (including any of its subsidiaries or its or their respective directors, officers or representatives) may not (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any acquisition proposal; (ii) furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the

Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to any acquisition proposal; (iii) participate or engage in discussions or negotiations with any person with respect to any acquisition proposal; (iv) approve, endorse or recommend any acquisition proposal; or (v) enter into any contract contemplating or otherwise relating to any acquisition transaction. Upon signing the merger agreement, the Company is required to instruct its representatives that are engaged in ongoing discussions with any persons (other than Parent, Merger Sub or any of their representatives) with respect to an acquisition proposal to cease any such discussions.

        Notwithstanding the foregoing, (i) if the Company receives an unsolicited acquisition proposal, the Special Committee may contact such persons making such acquisition proposal to clarify and understand the terms and conditions thereof in order to assess whether such acquisition proposal is reasonably expected to lead to a superior proposal; (ii) if the Company receives an unsolicited bona fide, written acquisition proposal that the Special Committee determines in good faith either constitutes or is reasonably expected to lead to a superior proposal, the Special Committee may participate or engage in discussions or negotiations with any persons making such acquisition proposal if it determines in good faith that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and/or (iii) if the Company receives an unsolicited bona fide, written acquisition proposal the Special Committee determines in good faith either constitutes or is reasonably expected to lead to a superior proposal, the Special Committee may furnish, pursuant to a confidentiality agreement, to such persons making such acquisition proposal, any non-public information relating to the Company or any of its subsidiaries, or afford to any such persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, if the Special Committee determines in good faith that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties. Notwithstanding the foregoing, the Company will not provide any commercially sensitive non-public information to any competitor in connection with the foregoing, except in a manner consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering acquisition proposals.

        Please see "The Merger Agreement and Plan of Merger—No Solicitation of Acquisition Proposals" for more information, including the definitions of "acquisition proposal" and "superior proposals" under the merger agreement.

Termination of the Merger Agreement (Page 90)

        The merger agreement may be terminated at any time prior to the effective time of the merger:

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  whether before or after shareholder approval has been obtained, by mutual written consent of the Company and Parent;

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  by either Parent or the Company, if:

  •
  whether before or after shareholder approval has been obtained, the merger is not completed by the termination date of August 21, 2013. This termination right is not available to a party (i) whose breach of any provision of the merger agreement was a principal cause of the failure of the merger to have been completed on or before the termination date, or (ii) that is in material breach of the merger agreement; or

  •
  our shareholders do not approve the merger agreement at the final adjournment of the extraordinary general meeting;

  •
  by the Company, if:

  •
  the board of directors (acting through the Special Committee) has determined in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties, the Company has delivered to Parent a notice that its board of directors changes in a manner adverse to Parent in any material respect its recommendation to the shareholders to authorize and approve the merger agreement and the plan of merger and, if requested by Parent, the Company has made available its representatives to Parent to discuss with Parent any proposed modifications to the terms of the merger agreement for the three-business-day period following such notice;

  •
  whether before or after shareholder approval has been obtained, Parent or Merger Sub has breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by the Company to Parent; but only if the Company has not breached any of its representations, warranties or covenants under the merger agreement in any material respect; or

  •
  all of the closing conditions under the merger agreement to Parent's and Merger Sub's obligation to complete the merger are satisfied, and Parent and Merger Sub fail to complete the closing within two business days following the date the closing should have occurred;

  •
  by Parent, if:

  •
  whether before or after shareholder approval has been obtained, the Company has breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by Parent to the Company; but only if Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under the merger agreement in any material respect; or

  •
  the board of directors of the Company or the Special Committee has effected and not withdrawn a change in a manner adverse to Parent in any material respect in its recommendation to the shareholders to authorize the merger agreement and the plan of merger; but this termination right expires 10 business days after the first date upon which the Company makes such a change in its recommendation.

        The Company will act through the Special Committee to determine whether to exercise its termination right under the merger agreement.

Termination Fees (Page 91)

        The Company is required to pay Parent a termination fee of $1.0 million within two business days after termination if:

  •
  the merger agreement is terminated by the Company upon the board of directors (acting through the Special Committee) determining in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties; or

  •
  the merger agreement is terminated by Parent in either one of the two circumstances in which the merger agreement may be terminated by Parent as described above.

        Parent is required to pay the Company a termination fee of $1.8 million within two business days of termination if:

  •
  the merger agreement is terminated by the Company due to Parent or Merger Sub having breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by the Company to Parent; or

  •
  the merger agreement is terminated by the Company due to all of the closing conditions to Parent's and Merger Sub's obligation to complete the merger having been satisfied and Parent and Merger Sub fails to complete the closing within two business days following the date the closing should have occurred.

Fees and Expenses (Page 65)

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Material U.S. Federal Income Tax Considerations (Page 101)

        The exchange of Shares or ADSs for cash pursuant to the merger or through the exercise of dissenter rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Material U.S. Federal Income Tax Considerations" beginning on page 101 for additional information. The tax consequences of the merger or the exercise of dissenter rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Considerations (Page 105)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenter rights by our shareholders or ADS holders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult with your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenter rights to you, including any PRC tax consequences. Please see "Material PRC Income Tax Considerations" beginning on page 105 for additional information.

Material Cayman Islands Tax Considerations (Page 106)

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands, and (b) registration fees will be payable to the

Registrar of Companies to register the plan of merger. Please see "Material Cayman Islands Tax Considerations" beginning on page 106 for additional information.

Regulatory Matters (Page 66)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 66)

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Conditions to the Merger (Page 89)

        The consummation of the merger is subject to the satisfaction or waiver by mutual agreement of Parent and the Company (subject to the approval of the Special Committee) of the following conditions:

  •
  the merger agreement and the merger being approved by the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company; and

  •
  no law or order of any governmental authority prohibiting the merger or making the consummation of the merger illegal in any jurisdiction in which the Company has material business or operations.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  the representations and warranties of the Company set forth in the merger agreement being true and correct at the closing date of the merger or at particular dates as provided under the merger agreement or the company disclosure letter, except for any failure to be so true and correct which would not have a Company Material Adverse Effect (as defined in the merger agreement);

  •
  the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger; and

  •
  the Company having delivered to Parent and Merger Sub a certificate, validly executed for and on behalf of the Company and in its name by a duly authorized officer of the Company, certifying the fulfillment of the foregoing conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct at the closing date of the merger or at particular dates as provided under the merger agreement, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the merger or the ability of Parent or Merger Sub to perform its obligations under the merger agreement;

  •
  each of Parent and Merger Sub having performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger; and

  •
  Parent and Merger Sub having delivered to the Company a certificate, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer of Parent and Merger Sub, certifying the fulfillment of the foregoing conditions.

Market Price of the ADSs (Page 69)

        The closing price of the ADSs on the NYSE on December 12, 2011, the last trading date immediately prior to the Company's announcement on December 13, 2011 that it had received a going private proposal, was $2.00 per ADS. The merger consideration of $3.20 per ADS to be paid in the merger represents a premium of approximately 60.0% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
What is the merger?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement, the plan of merger and the merger are authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the merger?

A:
If you own Shares and the merger is completed, you will be entitled to receive $0.32 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share as determined pursuant to the Cayman Islands Companies Law).

  If you own ADSs and the merger is completed, you will be entitled to receive $3.20 per ADS (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement, dated December 6, 2007, as amended on February 1, 2012, among the Company, JPMorgan Chase Bank, N.A., as depositary (the "ADS depositary") and all holders of American depositary receipts issued thereunder (the "Deposit Agreement")) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger, unless you (a) surrender your ADSs to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in the Cayman Islands on                         , 2013 and become a registered holder of Shares by the close of business in the Cayman Islands on                        , 2013 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law. See "Summary Term Sheet—Voting Information" for more information relating to the procedure of ADS cancellation.

  Please see "Material U.S. Federal Income Tax Considerations," "Material PRC Income Tax Considerations" and "Material Cayman Islands Tax Considerations" beginning on page 101 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:
What vote of our shareholders is required to approve the Merger Agreement?

A:
The only vote of the holders of any class or series of share capital of the Company necessary to authorize and approve the merger agreement is a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders. At the close of business in New York City on                        , 2013, the record date for the extraordinary general meeting,                        Shares were outstanding and entitled to vote at the extraordinary general meeting.

  Pursuant to the voting agreements executed by each of the Rollover Shareholders, each dated February 21, 2013, each of the Rollover Shareholders has agreed (i) to vote, or cause to be voted, all of the Shares that it owns for the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) to vote against any other acquisition proposals which could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, and (iii) not to initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, any acquisition proposals or offers that would reasonably be expected to lead to an acquisition proposal.

  As of the share record date, the Rollover Shareholders together own 150,000,000 Shares, representing approximately 73.4% of the total outstanding Shares. Accordingly, the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Q:
After the merger is completed, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after such effective time), a paying agent appointed by Parent will mail you (i) a form of letter of transmittal for purpose of specifying how the delivery of the merger consideration to you is to be effected, and (ii) instructions for effecting the surrender of any share certificates or uncertificated Shares in exchange for the applicable merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenter rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $0.32 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your share certificates after completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you have validly exercised and have not effectively withdrawn or lost your dissenter rights in accordance with Section 238 of the Cayman Islands Companies Law, upon the uncertificated Share holders' receipt of an "agent's message" by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request), the paying agent will automatically send you the per Share merger consideration of $0.32 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the merger. The per Share merger consideration may be subject to backup withholding taxes if you do not provide a valid U.S. Internal Revenue Service Form W-8 or W-9.

  In the event that a transfer of ownership of Shares is not registered in the share transfer books or register of members of the Company, or if the merger consideration is to be paid in a name other than that in which the Share certificates or uncertificated Shares surrendered in exchange for such consideration are registered in the share transfer books or register of members of the Company, the merger consideration will be paid to such proposed transferee only if such Share certificates or uncertificated Shares are properly endorsed and otherwise in proper form for surrender and transfer and the transferee requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the merger consideration to such transferee, or otherwise established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
After the merger is completed, how will I receive the cash for my ADSs?

A:
If your ADSs are represented by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $3.20 (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $3.20 (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If a transfer of ownership of ADSs is not registered in the register of ADS holders maintained by the ADS depositary, such transferee must complete all the necessary transfer formalities and cause his or her name to be registered in such register of ADS holders. The ADS depositary does not process transfers of ownership of ADSs. The check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee whose name appears in the register of ADS holders as of the date determined by the ADS depositary based on inscutrions of the Company. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                        , 2013, at                         a.m. (Hong Kong time)  at                        .

Q:
What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution to be proposed at the extraordinary general meeting.

Q:
How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, our board of directors (with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the Rollover Shareholders or the management of the Company, abstaining), recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
FOR the proposal that the chairman of the extraordinary general meeting be instructed to to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution.

  You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 35 for a discussion of the factors that the Special Committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and board of directors with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 63.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The share record date is                        , 2013. Only shareholders entered in the register of members of the Company at the close of business in New York City on the share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS record date, or the record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is                        , 2013, New York City time. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                        , 2013 and become a holder of Shares by the close of business in New York City on                         , 2013, the share record date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by corporate representative, or by proxy, of two shareholders holding no less than one-third in nominal value of the total issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:
What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly traded company and will be wholly-owned by Parent and, indirectly, by HDS and the Rollover Shareholders. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any securities exchange, including the NYSE, and the American depositary shares program for the ADSs will terminate.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2013. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not completed?

A:
If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their beneficial ownership of our Shares or ADSs.

  Under specified circumstances in which the merger agreement may be terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 91.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting referred to above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on                        , 2013, the ADS record date, you cannot attend or vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than                          p.m. (New York City time) on                        , 2013. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, no vote with respect to such ADS holder will be counted.

  Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                        , 2013 and become a holder of Shares by the close of business in the Cayman Islands on                                    , 2013, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                        , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:
If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

Q:
May I change my vote?

A:
Yes.

  If you are a holder of our Shares, you may change your vote in one of three ways:

  •
  first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China, Attention: Judy Zhu;

  •
  second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

  •
  third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. The proxy will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  If you are a holder of our ADSs, you may revoke your voting instructions by notifying the ADS depositary in writing at any time prior to                         p.m. (New York City time) on                        , 2013. To do so, you can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
Should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $0.32 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the merger is completed.

  The record date of ADSs for the extraordinary general meeting is                        , 2013 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $3.20 in cash without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement) to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:
Do shareholders have dissenter rights?

A:
Yes. Shareholders electing to dissent from the merger will have the right to receive payment of the fair value of their Shares as determined under Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise dissenter rights with respect to your Shares.

  ADS holders will not have the right to dissent from the merger or receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary before the close of business in New York City on                        , 2013, and become registered holders of Shares by the close of business in the Cayman Islands on                        , 2013. See "Summary Term Sheet—Voting Information" for more information relating to the procedure of ADSs cancellation. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

  We encourage you to read the section of this proxy statement entitled "Dissenter Rights" beginning on page 94 and "Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Q:
If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs at the ADS depositary's office at 1 Chase Manhattan Plaza, Floor 58, New York, New York, 10005-1401. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS being cancelled) and any applicable taxes, a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), and provision of delivery instructions for the corresponding Shares (including name and address of person who will be the registered holder of the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on                        , 2013. You must become a registered holder of your Shares by the close of business in New York City on                        , 2013 and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting. There is no guarantee that shares will be registered into the name of, or directed by, cancelling holders of ADSs in order to enable such to become a registered holder of the Shares in time to exercise dissenter rights.

  We encourage you to read the section of this proxy statement entitled "Dissenter Rights" beginning on page 94 and "Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask the ADS depositary to forward our proxy solicitation materials to the beneficial owners of ADSs held of record by such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:
Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors and executive officers have interests in the merger that may differ from those of other shareholders, including:

•
the beneficial ownership of equity interests in the Company and the rollover arrangement by Mr. Piao;

•
the beneficial ownership of equity interests in the Company and the rollover arrangement by UMW China, a wholly-owned subsidiary of UMW Holdings Berhad, of which Mr. Syed Hisham bin Syed Wazir, one of our directors, is a managing director and chief executive officer;

•
the potential enhancement or decline of share value for Parent, of which Mr. Piao and UMW will become beneficial owners as a result of the merger, and future performance and operation of the surviving company;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the compensation of members of the Special Committee in exchange for their services in such capacity in an aggregate amount of $10,000 per member, the payment of which is not contingent upon the completion of the merger or the Special Committee's or the board's recommendation of the merger; and

  •
  the continuation of service of certain executive officers and directors of the Company with the surviving company in positions that are substantially similar to their current positions.

  The Special Committee and our board of directors were aware of potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 63 for a more detailed discussion of how certain Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger?

A:
Pursuant to the voting agreements executed by each of the Rollover Shareholders, including EMH, which is wholly-owned by Mr. Piao, the chairman and chief exectutive officer of the Company, and UMW, whose group managing director and chief executive officer, Mr. Syed Hisham bin Syed Wazir, is a director of the Company, each of the Rollover Shareholders has agreed to vote, or cause to be voted, all of the Shares that it owns for the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement.

  As of share record date, the Rollover Shareholders together own 150,000,000 Shares, which represent approximately 73.4% of the total outstanding Shares.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Judy Zhu, our Director of Investor Relationships, at +86 510 8536 0401 or zhuxh@wsphl.com.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        Our board of directors and senior management periodically review the Company's long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered potential strategic alternatives that may be available to the Company. In addition, from time to time since the Company became a public company, Mr. Piao, our largest shareholder, chairman of our board of directors and our chief executive officer, has been approached by certain institutions regarding the possibility of providing debt or equity financing to the Company. During these discussions, Mr. Piao gradually became interested in exploring the possibility of making an offer to acquire the Shares not already beneficially owned by him.

        On September 9, 2011, Mr. Piao and Mr. Xizhong Xu ("Mr. Xu"), our assistant general manager and a director, held preliminary discussions with UMW, the Company's second largest shareholder, and certain other significant shareholders of the Company to explore the feasibility of a possible going private transaction with respect to the Company and the financing for such a transaction. During the discussions at that time, however, no agreement, arrangement or understanding was reached with any of these parties.

        Also in early Septermber 2011, Mr. Piao and Mr. Xu reached out to their business contact Mr. Zhiwen Zhou ("Mr. Zhou"), a consultant and a partner at Wuxi Ziguang Yangming Investment Management Firm ("Wuxi Ziguang"), a local investment management firm in Wuxi, China, to help identify potential investors.

        On September 28, 2011, after an introduction by Mr. Zhou, Mr. Piao and Mr. Xu met with Mr. Xie, the sole director and controlling shareholder of HDS, and Mr. Zhou, at Wuxi International Hotel to explore the possibility of HDS acquiring the Shares not beneficially owned by Mr. Piao in a going private transaction. Wuxi Ziguang has also acted as a financial advisor to HDS's PRC affiliate.

        On October 12, 2011, Mr. Piao and Mr. Xu met with representatives of UMW and another shareholder of the Company in Shanghai to further discuss a potential going private transaction. In particular, the parties explored each shareholder's interest in rolling over its Shares into the post-merger entity as a surviving shareholder. No decision was made at that time.

        On October 18, 2011, DLA Piper UK, LLP ("DLA Piper"), then engaged as HDS's legal advisor for the potential going private transaction of the Company, submitted a legal due diligence request list to Mr. Xu. No confidential, non-public information was provided by the Company in response to such request.

        On November 19, 2011, Mr. Piao and Mr. Xu met with representatives of UMW in Beijing to further discuss UMW's potential interest in rolling over its Shares in the potential going-private transaction. While UMW did not give a definitive response at the time, UMW expressed interest in participating in further discussions involving the potential transaction.

        On November 28, 2011, HDS submitted a preliminary, non-binding proposal (the "Proposal Letter") to our board of directors proposing to undertake a going private transaction with respect to the Company by acquiring all of the Shares held by the public shareholders for cash consideration of $0.30 per Share (or $3.00 per ADS (as adjusted for the ADS ratio change that occurred on February 15, 2012)). In the Proposal Letter, HDS stated, among other things, that it had had preliminary and informal communications with EMH, and certain other significant shareholders of the Company and that HDS believed these shareholders would be interested in pursuing a potential transaction whereby (i) HDS would acquire Shares held by the public for cash and (ii) EMH and such other significant shareholders would exchange their Shares for shares of the acquirer, a special purpose vehicle to be formed by HDS for the sole purpose of the transaction. In the Proposal Letter, HDS also indicated that it expected to fund the transaction from its own capital.

        On December 10, 2011, the board of directors of the Company held a meeting in Hong Kong to discuss, among other things, the Proposal Letter. During the meeting, representatives of Kirkland & Ellis, the Company's U.S. legal counsel, discussed with the board of directors its duties under applicable law in connection with the Proposal Letter and the possibility of establishing a special committee of independent and disinterested directors to independently evaluate the proposal contained in the Proposal Letter and the terms of the transaction contemplated thereby. Thereafter, each of Mr. Piao, Mr. Badrul Feisal bin Abdul Rahim (representing Mr. Syed Hisham bin Syed Wazir, our vice chairman, at the meeting), a representative of UMW, and Mr. Xu, recused themselves from the remainder of the meeting. At this time, UMW had not yet agreed to become a member of the Buyer Group, but continue to contemplate the possibility that it might later agree to roll over its Shares and become a member of the Buyer Group.

        Thereafter, the remainder of the board of directors continued the meeting, and Kirkland & Ellis gave a presentation to the board of directors with respect to certain key aspects of going private transactions. After the presentation and a thorough discussion, the board of directors determined that it was advisable and in the best interests of the Company and its shareholders to establish the Special Committee, consisting of independent and disinterested directors including Mr. Dennis Zhu, Mr. Paul Weidong Wang and Mr. Michael Muhan Liu, to facilitate the directors' consideration of the proposal described in the Proposal Letter and the development and pursuit of any alternative offers for the Company. In connection therewith, the board of directors approved written resolutions authorizing the Special Committee to, among other things: (a) establish, monitor and direct the process and procedures related to the review and evaluation of the potential transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (b) respond to any communications, inquiries or proposals regarding the potential transaction or any alternative transaction; (c) review, evaluate and negotiate the terms and conditions of the potential transaction or any alternative transaction; (d) solicit expressions of interest or other proposals for alternative transactions; (e) recommend to the board of directors and the Company whether the potential transaction or any alternative transaction was advisable and was fair to, and in the best interests of, the Company and its shareholders; (f) recommend rejection or approval of the potential transaction or any alternative transaction to the board of directors; (g) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including actions with respect to the adoption of a shareholder rights plan; (h) retain legal, financial and other advisors; and (i) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

        Later that day, the Special Committee held its organizational meeting in Hong Kong with representatives of Kirkland & Ellis. During the meeting, the Special Committee elected Mr. Dennis Zhu as chairman of the Special Committee and approved the retention of Kirkland & Ellis and Conyers Dill & Pearman (Cayman) Limited as U.S. and Cayman Islands legal counsel, respectively. The Special Committee also discussed with Kirkland & Ellis, among other things, a process for selecting and engaging a financial advisor to assist the Special Committee. The Special Committee authorized Kirkland & Ellis to contact potential financial advisors so that the Special Committee could consider their qualifications, advisory experience and matters related to a potential engagement. Representatives of Kirkland & Ellis also highlighted to the Special Committee that they should substantively engage with HDS only if the Special Committee determined to do so following its review, with the assistance of legal and financial advisors, of the proposal described in the Proposal Letter.

        Also later that day, Mr. Piao confirmed to DLA Piper, and DLA Piper subsequently confirmed to Kirkland & Ellis, that Mr. Piao intended to roll over his Shares in the transaction with HDS, that he was not interested in giving up control of the Company or selling any of his Shares and that he did not have the intention to otherwise participate in any other alternative transaction. At this time, UMW had not yet confirmed to HDS or the Company whether it intended to participate in the proposed transaction as a rollover shareholder. DLA Piper also communicated to Kirkland & Ellis that the merger consideration would be fully funded with cash available to HDS and that the merger agreement would not contain any requirement that HDS obtain third-party debt financing.

        On December 13, 2011, the Company issued a press release announcing its receipt of the Proposal Letter and the formation of the Special Committee, and included the press release and the Proposal Letter as exhibits to its Current Report on Form 6-K furnished by the Company to the Securities and Exchange Commission on the same date.

        During the period between December 14, 2011 and December 16, 2011, the Special Committee held telephonic interviews with four financial advisory firms to discuss their qualifications and related matters with respect to potentially acting as the Special Committee's financial advisor.

        On December 16, 2011, the Special Committee held a telephonic meeting with representatives of Kirkland & Ellis to discuss, among other things, the independence, experience, qualifications and reputation of each of the four financial advisory firms it had interviewed. The Special Committee also discussed with Kirkland & Ellis whether, as a practical matter, there was any merit in seeking alternative proposals from third parties given Mr. Piao's indication that he was not interested in giving up control of the Company or selling any of his Shares and that he did not intend to otherwise participate in any other alternative transaction and the fact that Mr. Piao's beneficial ownership of approximately 50.9% of the total outstanding Shares (as of December 15, 2011) gives him the ability to veto any other transaction by voting against it. Representatives of Kirkland & Ellis recommended that the Special Committee confirm with Mr. Piao his stated intention not to sell his Shares or otherwise participate in another transaction given that the Special Committee's consideration of whether to seek alternative buyers would require Mr. Piao's willingness to sell his Shares and/or participate in such transaction.

        On December 23, 2011, the Special Committee held a telephonic meeting with representatives of Kirkland & Ellis to discuss, among other things, the selection of a financial advisor.

        On December 28, 2011, after final deliberation on the experience, qualifications and reputation of each of the four potential financial advisors it had interviewed, the Special Committee decided to engage Houlihan Lokey (China) Limited ("Houlihan Lokey") as its financial advisor. Among the reasons for Houlihan Lokey's selection were its extensive experience representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, the absence of any existing material relationships between Houlihan Lokey with the Company or the Buyer Group and its ability to interact in both English and Chinese. Houlihan Lokey subsequently was engaged as the Special Committee's financial advisor.

        On February 7, 2012, the Company provided to Houlihan Lokey certain financial projections for the fiscal years ending December 31, 2012 through December 31, 2017. See "Special Factors—Certain Financial Projections" for additional information. The Company's management subsequently discussed with Houlihan Lokey, among other topics, such projections and the Company's financial and operational condition, competition in the industry, strategic plans for the Company's business and their views on the risks and uncertainties associated with achieving such projections.

        On February 27, 2012, the Special Committee held a telephonic meeting which was attended by representatives of Kirkland & Ellis and Houlihan Lokey. At this meeting, Houlihan Lokey updated the Special Committee on its discussions with the Company's management, certain considerations with respect to HDS's proposal and potential next steps as well as the Company's ADS trading history and other market data and certain financial considerations with respect to the proposal based on projections prepared by the Company's management and publicly available information, including implied multiples for the Company based both on the Company's then current ADS closing price and the proposed purchase price reflected in the Proposal Letter as compared to implied multiples for selected companies and selected precedent transactions and implied premiums paid in selected precedent transactions. The implied latest 12 months and calendar years 2012 and 2013 revenue multiples for the Company were 1.31x, 1.02x and 0.89x, respectively (based on the Company's then current ADS closing price as of February 24, 2012), and 1.34x, 1.04x and 0.91x, respectively (based on the proposed purchase price reflected in the Proposal Letter). These multiples were compared with implied low, mean, median and high revenue multiples derived from selected publicly traded companies that manufacture pipes and related products for the oil and gas industry of 0.36x, 1.22x, 1.13x and 2.46x, respectively, for the latest 12 months for which information was publicly available, 0.22x, 0.97x, 0.94x and 2.18x, respectively, for calendar year 2012 and 0.44x, 0.98x, 0.85x and 2.01x, respectively, for calendar year 2013. The Company's implied latest 12 months revenue multiple based on the proposed purchase price reflected in the Proposal Letter of 1.34x also was compared with implied low, mean, median and high revenue multiples derived from the purchase prices paid in selected transactions involving manufacturers of tubular and non-tubular goods used in the energy sector of 0.45x, 1.38x, 1.45x and 2.93x, respectively, for the latest 12 months prior to announcement of the transaction. Also reviewed were implied premiums paid in selected going private transactions involving U.S.-listed Chinese companies based on the target company's closing stock price during various periods relative to the offer price in the relevant transaction, which indicated overall low and high mean premiums of approximately (-21.8%) and 42.2% and median premiums of approximately (-16.4%) and 30.6%, respectively. The Special Committee discussed, among other things, the challenges facing the Company with respect to the rapidly increasing cost of raw materials, depressed sale prices in China, the Company's significant bank debt and increased interest expense. It was noted that the purchase price of $0.30 per Share (or $3.00 per ADS) proposed by HDS represented a 50% premium for the holders of Shares and ADSs over the trading price of an ADS on December 12, 2011 (the last trading day prior to announcement of the receipt of the Proposal Letter). After full discussion, the Special Committee resolved to enter into discussions with HDS and the other members of the Buyer Group and requested that its legal and financial advisors discuss with HDS and DLA Piper a potential increase in HDS's proposed purchase price.

        Representatives of Kirkland & Ellis then gave a presentation on the terms and provisions of a draft merger agreement prepared by Kirkland & Ellis that was distributed to the Special Committee in advance. Following the presentation, the Special Committee and its advisors discussed the importance of, among other things, limited closing conditions, obtaining assurances from HDS as to its ability to fund the merger consideration and either obtaining specific performance (including the right to require HDS to fund Parent up to the full amount of the merger consideration) or a meaningful reverse termination fee as a remedy for Parent or Merger Sub failing to abide by its obligations under the merger agreement. The Special Committee and its legal and financial advisors also discussed again Mr. Piao's earlier indication that he was not interested in giving up control of the Company or selling any of his Shares and that he did not intend to otherwise participate in an alternative transaction to the going private transaction proposed by HDS, whether UMW was part of the Buyer Group and the relative benefits and risks of conducting an active market check and/or conditioning any transaction with the Buyer Group on a majority vote of public minority shareholders not affiliated with the Buyer Group (a "majority-of-minority" voting condition). Following the discussion, the Special Committee asked its advisors to explore further with Mr. Piao whether there was any likely scenario available under which he would sell his Shares in or otherwise participate in an alternative transaction and to continue to determine whether UMW was part of the Buyer Group. The Special Committee decided to wait until it had more information on Mr. Piao's intentions before determining whether to contact third parties. The Special Committee then authorized Kirkland & Ellis to distribute a draft merger agreement to the Buyer Group for comment, which would include, among other things, a "go-shop" provision that would permit the Company to approach other potential buyers for a specified period after the execution of the merger agreement and a "majority-of-minority" voting condition.

        On February 29, 2012, a representative of Kirkland & Ellis contacted a representative of DLA Piper to notify them that the Special Committee had authorized Kirkland & Ellis to engage with the Buyer Group in merger discussions by providing a draft merger agreement to the Buyer Group for consideration. Kirkland & Ellis indicated that the draft merger agreement would contain, among other things, a "go-shop" provision and a "majority-of-minority" voting condition. DLA Piper expressed concern on behalf of the Buyer Group with these two provisions, and Kirkland & Ellis then explored with DLA Piper whether HDS would be willing to increase its proposed price in the event the Special Committee removed these two provisions. The Kirkland & Ellis representative indicated that the Special Committee would consider the terms of any transaction in totality, which would include price, and that in any event HDS would need to demonstrate that it had sufficient financial resources to fund the merger consideration. Thereafter, Kirkland & Ellis provided an initial draft of the merger agreement to DLA Piper.

        On March 13, 2012, in accordance with the Special Committee's directives, representatives of Houlihan Lokey attended a telephonic meeting with Mr. Piao during which Mr. Piao again indicated, among other things, that he was not interested in giving up control of the Company or selling Shares in the Company and that he did not intend to otherwise participate in an alternative transaction.

        On March 20, 2012, the Special Committee held a telephonic meeting attended by representatives of Kirkland & Ellis and Houlihan Lokey. After a brief reminder by Kirkland & Ellis of the directors' duties under applicable law, Houlihan Lokey updated the Special Committee as to the discussions with Mr. Piao on March 13, 2012. The Special Committee then engaged in a discussion with its advisors regarding whether to conduct a third-party solicitation process given Mr. Piao's indication that he was not interested in giving up control of the Company or selling any of his Shares and that he did not intend to otherwise participate in an alternative transaction. After deliberating at length, the Special Committee concluded that, given Mr. Piao's beneficial ownership of approximately 50.9% of the total outstanding Shares (as of March 19, 2012) and his ability to veto any other transaction by voting against it, contacting third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or its shareholders. In reaching this conclusion, the Special Committee considered that such a process, among other things, would potentially risk the withdrawal of HDS's proposal or an adverse change in such proposal, and given both the premium implied by HDS's proposed price and the expected future financial performance of the Company, would be unlikely to produce a competing offer on terms more favorable to the Company or its unaffiliated security holders than those contained in the Proposal Letter. The Special Committee then instructed its advisors to continue negotiations with HDS and to focus on obtaining the best terms available.

        On April 1, 2012, DLA Piper provided preliminary comments to the merger agreement, noting that the comments were subject to further input by the Buyer Group.

        On April 9, 2012, the Special Committee held a telephonic meeting that was attended by representatives of Kirkland & Ellis and Houlihan Lokey. During the meeting, Kirkland & Ellis summarized the comments from DLA Piper to the merger agreement, including their deletion of (i) a reverse termination fee that would serve as liquidated damages in the event Parent or Merger Sub failed to perform its obligations under the merger agreement, (ii) the Company termination fee as the sole and exclusive remedy in the event the board of directors were to exercise its right to change its recommendation and (iii) the provision stating that Parent or Merger Sub could not claim a breach of the merger agreement by the Company if any Rollover Shareholder (including Mr. Piao) caused the breach or if such breach relates to a matter of which any Rollover Shareholder (including Mr. Piao) had knowledge. After discussion, the Special Committee requested that Kirkland & Ellis convey to the Buyer Group that the Company was unable to agree to these proposed changes. The Special Committee also directed Kirkland & Ellis and Houlihan Lokey to continue to seek evidence from HDS that it had sufficient resources to satisfy Parent's and Merger Sub's obligations under the merger agreement.

        On April 10, 2012, representatives of Kirkland & Ellis delivered the Special Committee's feedback on the merger agreement to DLA Piper during a telephonic meeting. During the meeting, Kirkland & Ellis conveyed to DLA Piper the importance from the Special Committee's perspective that the obligations under the merger agreement be guaranteed by a creditworthy entity.

        On April 14, 2012, in accordance with the Special Committee's directives, representatives of Houlihan Lokey held a telephonic meeting with Mr. Xie of HDS, Mr. Zhou, a representative of the financial advisor of HDS's PRC affiliate, authorized by Mr. Xie to negotiate on his behalf in connection with the proposed transaction, and representatives of DLA Piper, regarding, among other things, the extent and nature of HDS's operations.

        On April 18, 2012, in accordance with the Special Committee's directives, representatives of Houlihan Lokey held a telephonic meeting with Mr. Zhou and representatives of DLA Piper to discuss the proposed transaction and HDS's proposed price of $0.30 per Share (or $3.00 per ADS). On behalf of the Special Committee, Houlihan Lokey informed HDS that the Special Committee expected HDS to increase its proposed price.

        On April 24, 2012, a representative of DLA Piper contacted a representative of Kirkland & Ellis in order to communicate, among other things, that UMW was in discussions with HDS regarding rolling over its shares and that HDS would be willing to increase its proposed price to an amount between $0.315 per Share (or $3.15 per ADS) and $0.32 per Share (or $3.20 per ADS) if favorable terms on the definitive transaction documents could be reached. DLA Piper also stressed HDS's desire to minimize the overall transaction timing.

        On April 25, 2012, the Special Committee held a telephonic meeting attended by representatives of Kirkland & Ellis, Conyers Dill & Pearman (Cayman) Limited and Houlihan Lokey. Kirkland & Ellis provided the Special Committee with an update regarding UMW's likelihood of rolling over its shares and HDS's willingness to increase its proposed price in the event acceptable terms were agreed upon by the parties. Following this update, Conyers Dill & Pearman (Cayman) Limited summarized the duties of the directors under applicable law in the context of the proposed transaction. Houlihan Lokey again updated the Special Committee as to certain financial considerations with respect to the proposed transaction, including the Company's ADS trading history and other market data and updated implied multiples based on projections prepared by the Company's management and publicly available information. The updated implied latest 12 months and calendar years 2012 and 2013 revenue multiples for the Company were 1.23x, 1.02x and 0.89x, respectively (based on the Company's then current ADS closing price as of April 24, 2012), and 1.29x, 1.07x and 0.93x, respectively (based on the increased proposed purchase price). These multiples were compared with updated implied low, mean, median and high revenue multiples derived from the selected publicly traded companies previously reviewed with the Special Committee of 0.28x, 1.14x, 1.20x and 2.14x, respectively, for the latest 12 months for which information was publicly available, 0.25x, 0.91x, 0.93x and 1.89x, respectively, for calendar year 2012 and 0.24x, 0.81x, 0.84x and 1.73x, respectively, for calendar year 2013. The Company's updated implied latest 12 months revenue multiple based on the increased proposed purchase price of 1.29x also was compared with implied low, mean, median and high revenue multiples derived from the purchase prices paid in selected transactions involving manufacturers of tubular and non-tubular goods used in the energy sector of 0.45x, 1.34x, 1.33x and 2.93x, respectively, for the the latest 12 months prior to announcement of the transaction. Also reviewed were updated implied premiums paid in selected going private transactions involving U.S.-listed Chinese companies based on the target company's closing stock prices during various periods relative to the offer price in the relevant transaction, which indicated overall low and high mean premiums of approximately (-15.4%) and 52.7% and median premiums of approximately (-12.2%) and 33.8%, respectively, as compared to the overall low and high premiums implied based on the increased proposed purchase price relative to the Company's closing ADS price during various periods of approximately (-64.1%) to 60.0%. The Special Committee again discussed, among other things, the challenges facing the Company with respect to the cost of raw materials, low sale prices in China and the Company's debt-related interest expense had increased, that the Company's share price had continued to decline and that the Company recently had failed to meet certain financial covenants under its existing loan agreements. It was noted that an increased purchase price of up to $0.32 per Share (or $3.20 per ADS) proposed by HDS represented a 173.5% premium for the holders of Shares and ADSs over the price of an ADS on April 24, 2012. Following full discussion, the Special Committee concluded, among other things, that reaching a definitive agreement with the Buyer Group on the current terms was in the best interests of the Company and its shareholders (other than the shareholders affiliated with the Buyer Group) and authorized Kirkland & Ellis to accept the increased offer price and agree to remove the "go-shop" provision and the "majority-of-minority" voting condition, neither of which was required by applicable law, in exchange for the increased offer price.

        Later that evening, Kirkland & Ellis sent a revised draft of the merger agreement to DLA Piper.

        On May 8, 2012, DLA Piper sent initial drafts of a voting agreement, equity commitment letter from HDS and rollover agreement to Kirkland & Ellis.

        On May 10, 2012, Kirkland & Ellis sent comments on the voting agreement to DLA Piper, which, among other things, added the Company as a third-party beneficiary of the Rollover Shareholders' obligation to vote in favor of the transaction.

        On May 14, 2012, DLA Piper sent an initial draft of a limited guarantee to Kirkland & Ellis.

        On May 16, 2012, Kirkland & Ellis sent comments to the equity commitment letter and the limited guarantee to DLA Piper which, among other things, added the Company as a third party beneficiary of the equity commitment letter from HDS and required HDS to guarantee a reverse termination fee in an amount equal to the aggregate merger consideration payable to holders of Shares and ADSs (excluding the Rollover Shareholders) in the event that Parent and Merger Sub failed to close the merger when obligated to do so.

        On May 22, 2012, DLA Piper indicated to Kirkland & Ellis that HDS was prepared to offer $0.315 per Share (or $3.15 per ADS) and not $0.32 per Share (or $3.20 per ADS), as they previously had indicated they might be prepared to pay, and that they expected the reverse termination fee to be no more than $1.8 million.

        On May 23, 2012, Kirkland & Ellis, on behalf of the Special Committee, sent a counterproposal to DLA Piper requesting that HDS agree to a $1.0 million company termination fee and pay $0.32 per Share (or $3.20 per ADS) in exchange for a $10 million reverse termination fee.

        Later that day, DLA Piper confirmed to Kirkland & Ellis that HDS would be willing to pay $0.32 per Share (or $3.20 per ADS) and accept a Company termination fee of $1 million, but that it would not agree to a $10 million reverse termination fee.

        In the evening on the same day, Kirkland & Ellis discussed with the Special Committee the open issues and confirmed that the Special Committee would be willing to accept the $1.8 million reverse termination fee in exchange for the increased purchase price of $0.32 per Share (or $3.20 per ADS) and a $1 million Company termination fee. The Special Committee reached this determination in light of the fact that the Company had the ability to, among other things, force specific performance and rely as a third-party beneficiary on the equity commitment letter with respect to the full amount of the equity commitment (which would be sufficient to fund the merger consideration).

        On May 24, 2012, after further discussion on the termination fees and the purchase price, representatives of Kirkland & Ellis confirmed on behalf of the Special Committee, and DLA Piper confirmed on behalf of HDS, their agreement to the $0.32 per Share (or $3.20 per ADS) purchase price, the $1 million Company termination fee and the $1.8 million reverse termination fee.

        Over the next several weeks, HDS continued to have discussions with the Rollover Shareholders about the transaction, including, without limitation, with respect to each Rollover Shareholder's rights and obligations as a shareholder of Parent after the completion of the merger.

        On July 3, 2012, DLA Piper requested that Kirkland & Ellis circulate updated versions of the merger agreement and other transaction documents in anticipation of a meeting to be held between representatives of HDS and the Rollover Shareholders on July 5, 2012. The following day, Kirkland & Ellis sent to DLA Piper revised drafts of the merger agreement and the other transaction documents.

        On July 5, 2012, Mr. Xie, on behalf of HDS, Mr. Xu, on behalf of Mr. Piao and EMH, and Mr. Badrul Feisal Abdul Rahim, on behalf UMW, held a meeting in Shanghai at which representatives of HDS and each of the Rollover Shareholders agreed to the form of the merger agreement and the other transaction documents to be entered into with the Company. At that meeting, HDS and the Rollover Shareholders did not finalize the terms of their arrangements regarding the respective rights and obligations of the shareholders of Parent following the closing of the merger. Later that day, DLA Piper communicated to Kirkland & Ellis that HDS and the Rollover Shareholders wanted to further discuss the terms of their arrangements regarding the respective rights and obligations of the shareholders of Parent following the closing of the Merger, and that HDS's willingness to execute the merger agreement with the Company was subject to reaching agreement in principle on such matters with the Rollover Shareholders.

        On August 14, 2012, HDS terminated its relationship with DLA Piper upon the departure of the team of attorneys representing HDS from DLA Piper to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"). Gunderson Dettmer was thereafter retained as HDS's counsel. Over the next several months, UMW continued its discussion and negotiation with HDS and EMH on the terms of their arrangements regarding the respective rights and obligations of the shareholders of Parent following the closing of the merger.

        On November 5, 2012 and January 4, 2013, Mr. Xu, Mr. Zhou, Gunderson Dettmer, Kirkland & Ellis and Houlihan Lokey held telephonic meetings to receive updates on the status of HDS's preparation of funds requisite to finance the merger. Following these telephonic meetings, Kirkland & Ellis and Houlihan Lokey relayed to the Special Committee the matters discussed.

        In late November 2012, the Rollover Shareholders and HDS reached agreement in principle on their arrangements regarding the respective rights and obligations of the shareholders of Parent following the merger.

        On February 1, 2013, Gunderson Dettmer informed Kirkland & Ellis that HDS would be prepared to sign the merger agreement and related transaction documents during the week of February 17, 2013, or the first week following the Chinese New Year holiday.

        On February 21, 2013, the board of directors of the Company held a telephonic meeting with Kirkland & Ellis, Conyers Dill & Pearman (Cayman) Limited and Houlihan Lokey. Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, due to their interests in the business of the meeting, had chosen not to attend the meeting. Following a recap of previous fiduciary duty presentations by Conyers Dill & Pearman (Cayman) Limited, Kirkland & Ellis gave an update on the status of negotiations with the Buyer Group and summarized for the Special Committee the key terms and final resolution of all open items on the merger agreement and other transaction documents. Houlihan Lokey reviewed with the Special Committee its financial analysis of the merger consideration and delivered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated February 21, 2013, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates) was fair, from a financial point of view, to such holders.

        Mr. Jing Lu then left the telephonic board meeting and Mr. Zhu commenced a telephonic meeting of the Special Committee. After considering the proposed terms of the merger agreement and the other transaction agreements and taking into account the various factors described below under the heading titled "—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors," the Special Committee unanimously determined that the merger agreement, plan of merger and the merger were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

        Thereafter, Mr. Jing Lu rejoined the telephonic meeting and Mr. Zhu resumed the meeting of the board of directors. The Special Committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the other transaction agreements and taking into account the various factors described below under the heading titled "—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors," the board of directors, with Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu not present or participating, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the other documents referred to in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company. See "—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" for a full description of the resolutions of the board of directors at this meeting.

        In the afternoon on February 21, 2013, the Company, Parent and Merger Sub executed the merger agreement and the related transaction documents, and, late in the evening on the same day, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

        At a meeting on February 21, 2013, the Special Committee unanimously recommended that our board of directors adopt resolutions that:

  •
  determine that the merger agreement is fair to and in the best interests of the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;

  •
  approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

  •
  direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        At a meeting on February 21, 2013, our board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, approved and adopted the resolutions recommended by the Special Committee. Messrs. Longhua Piao, Syed Hisham bin Syed Wazir and Xizhong Xu, the directors related to the Rollover Shareholders or the management of the Company, abstained from voting because of the potential conflicts of interest.

        In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  •
  the limited trading volume of the Company's ADSs on the NYSE during the past twenty four months;

  •
  the current and historical market prices of the Company's ADSs, including the fact that the $0.32 per Share or $3.20 per ADS merger consideration offered to the Company's unaffiliated security holders represents a 60% premium to the $2.0 closing price of the Company's ADSs (adjusted to reflect the change in number of Shares represented by the ADS in February 2012) on December 12, 2011, the last trading day immediately prior to the Company's announcement on December 13, 2011 that it had received a going private proposal. The $0.32 per Share or $3.20 per ADS merger consideration to be paid to unaffiliated security holders in the merger also represents (a) a 100% premium over the closing price of $1.6 per ADS on February 20, 2013, the trading day immediately before the merger agreement was signed, and (b) a premium of 49.2% and 52.5% to the volume-weighted average closing price calculated using the market data quoted on the NYSE of the Company's ADSs during the 30 and 60 trading days prior to the Company's announcement on December 13, 2011 that it had received a going private proposal;

  •
  the possibility that it could take a considerable period of time before the trading price of the Company's ADSs would reach and sustain at least the per ADS merger consideration of $3.20, as adjusted for present value;

  •
  the all-cash merger consideration, which will allow the Company's unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

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  the financial and other terms of the merger, the merger agreement and related documents, including the Company's right to specifically enforce the merger agreement and to enforce the equity commitment letter as a third party beneficiary;

  •
  estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

  •
  the negotiations with respect to the merger consideration and the Special Committee's determination that, following extensive negotiations with HDS, $0.32 per Share or $3.20 per ADS was the highest price that HDS would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations;

  •
  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

  •
  the absence of a financing condition in the merger agreement;

  •
  the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

  •
  the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $1.8 million termination fee, and the guarantee of such payment obligation by HDS pursuant to the limited guarantee;

  •
  the likelihood that the Company could complete a transaction with a third party given Mr. Piao's indication that he was not interested in giving up control of the Company or selling any of his Shares and did not intend to otherwise participate in any other alternative transaction and the fact that Mr. Piao's ownership of 50.9% of the Shares gives him the ability to veto any other form of transaction requiring the consent of shareholders by voting against it;

  •
  the fact that the Company has failed to meet certain financial covenants under certain of its existing loan agreements and the Company's reliance on its lenders' continuing to make credit available to the Company notwithstanding such failures;

  •
  the opinion of Houlihan Lokey, dated February 21, 2013, to the Special Committee as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates), which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion as more fully described under the caption "Opinion of the Special Committee's Financial Advisor." The Special Committee and our board of directors believe that it is reasonable and appropriate to consider the opinion from the Special Committee's financial advisor as a substantive factor in their determination as to the fairness, from a financial point of view, of the consideration payable in the transaction to the unaffiliated security holders of the Company, because the opinion addressed the fairness, from a financial point of view, of such consideration to holders of Shares or ADSs other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates (i.e., security holders unaffiliated with the Company);

  •
  the Company's ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a superior proposal (as defined in the merger agreement and further explained under the capital "The Merger Agreement and Plan of Merger—No Solicitation of Acquisition Proposals" beginning on page 85; and

  •
  the Company's ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that its shareholders vote to authorize and approve the merger agreement.

        In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the Special Committee and our board of directors to represent effectively the interests of such shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  •
  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent and disinterested directors, each of whom is an outside, non-employee director;

  •
  in considering the merger with the Buyer Group, the Special Committee acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and HDS's legal counsel on behalf of such shareholders and ADS holders;

  •
  all of the directors serving on the Special Committee during the entire process were and are independent directors free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than the Special Committee members' receipt of (i) board compensation in the ordinary course, (ii) Special Committee compensation (which is not contingent upon the completion of the merger or the Special Committee's or board's recommendation of the merger), and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee had independent control of the sale process with the assistance of its legal and financial advisors, each reporting solely to the Special Committee;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from HDS and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization or approval unless the Special Committee had recommended such action to our board of directors;

  •
  the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and HDS's advisor, on the other hand;

  •
  the Special Committee was empowered to exercise any power or authority of the board of directors of the Company that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

  •
  the Special Committee held several telephonic meetings to consider and review the terms of the merger agreement;

  •
  the recognition by the Special Committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Group or any other transaction;

  •
  the recognition by the Special Committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal; and

  •
  the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such shareholders to seek dissenter of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company's Shares unaffiliated with the Buyer Group and, given the express intention of the Rollover Shareholders, that the Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting;

  •
  the fact that the shareholders holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  that no attempt was made to solicit third parties that might otherwise have considered an acquisition of the Company;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

  •
  the fact that since the Company became publicly listed on the NYSE in December 2007, the highest historical closing price of the Company's ADSs, being $43.85 per ADS, adjusted to reflect the change in number of Shares represented by the ADS in February 2012, exceeds the merger consideration per ADS;

  •
  the possibility that Parent or its shareholders could sell some or all of the Company after consummation of the merger at a valuation higher than that paid for the merger;

  •
  that the Company will be required to, under certain circumstances, pay Parent a termination fee of $1.0 million in connection with the termination of the merger agreement;

  •
  the fact that Parent and Merger Sub are newly formed companies with essentially no assets other than the equity financing commitment for the merger from HDS, that Parent and Merger

    Sub may not be able to obtain such financing prior to the closing of the merger, and that the Company's remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a termination fee of $1.8 million, and under certain circumstances the Company may not be entitled to a termination fee at all;

  •
  the terms of the Rollover Shareholders' participation in the merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company's directors and officers in the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 63 for additional information;

  •
  the possibility that the merger might not be completed, including as a result of a failure by Parent to obtain the equity financing and/or because of the possibility that HDS may lack sufficient cash to fulfill its obligation under the equity commitment letter to finance the merger;

  •
  the negative impact of a public announcement of the merger on the Company's business, financial condition and operating results and its ability to attract and retain key management members and employees;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships; and

  •
  the taxability of an all cash transaction to the unaffiliated security holders who are U.S. Holders for U.S. federal income tax purposes.

        While the Special Committee and our board of directors recognize the potentially negative factors listed above for the Company to enter into the merger agreement and undertake the merger, they believe that the benefits to the Company and the Company's unaffiliated security holders of undertaking the going private transaction as discussed above outweigh these negative factors.

        The foregoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes a number of the material factors considered by the Special Committee and our board of directors. With respect to the factors summarized above, the Special Committee expressly adopted the financial analysis and opinion of its financial advisor as its own. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors authorized and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        Neither the Special Committee nor our board of directors considered the liquidation value of Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the board of directors believe that the value of the Company's assets that might be realized in the liquidation would be significantly less than its going concern value. Each of the Special Committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Neither the Special Committee nor our board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's net book value per Share as of December 31, 2011 was $1.13 (based on an aggregate net book value of $231,382 and 204,375,226 Shares outstanding). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company competes or the business risks inherent in competing with larger companies in the industry.

        Each of the Special Committee and the board of directors also considered the historical market prices of our ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 69. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company; except with respect to (ii), the Company received and accepted an offer from Southern Tube LLC to purchase the production facilities held by Houston OCTG Group, Inc., our U.S. subsidiary, for a total consideration of $43.0 million, which transaction was completed on Novermber 9, 2012.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above in this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders.

        The Special Committee and the board of directors also considered the purposes and reasons for the Company to undertake the merger at this time. The Special Committee and the board of directors believe that the U.S. public equity markets do not provide an adequate platform for the Company to raise capital on reasonable terms nor do the U.S. public equity markets provide the existing shareholders with adequate levels of liquidity, and that the U.S. public equity markets impose regulatory and other market burdens, both in terms of the expense and the management resources needed for the maintenance of a U.S. public company, that are not sufficiently justifiable in light of the benefits received by the Company as a U.S. public company. On the other hand, the status of a privately held company will give the Company greater operational flexibility and allow it to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market's valuation of the Company's ADS. For the reasons above as well as the fact that the Special Committee and the board of directors believe that the merger is substantively and procedurally fair and in the best interest of the Company and our unaffiliated security holders, the Special Committee and the board of directors believe that it is appropriate for the Company to undertake the merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

        Except as discussed in "Special Factors—Background of the Merger" and "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and our Board of Directors," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

        Under the rules governing "going private" transactions, each member of the Buyer Group is deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the merger to the Company's unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or holder of ADS should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 63 for additional information. The Buyer Group believes the merger is fair for the Company's unaffiliated security holders on the basis of the factors described in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 35 including the factors described below.

        The Buyer Group believes that the interests of the Company's unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's advisors as to, the fairness of the merger to the Company's unaffiliated security holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company's unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company's unaffiliated security holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's management regarding the Company and its business, and the factors considered by, and the conclusions of, the Special Committee and the Company's board of directors discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 35, the Buyer Group believes the merger is both substantively and procedurally fair to the Company's unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

  •
  the Special Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with any member of the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company's board of directors what action should be taken by the Company, including not to engage in the merger;

  •
  the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated security holders, other than the members' receipt of (i) board compensation in the ordinary course, (ii) Special Committee compensation (which is not contingent upon the consummation of the merger or the Special Committee's or the board of directors' recommendation of the merger) and (iii) directors' indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee retained and was advised by legal and financial advisors experienced in assisting committees such as the Special Committee in similar transactions;

  •
  neither the Special Committee nor the board of directors had any obligation to recommend authorization or approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;

  •
  the current and historical market prices of the Company's ADSs, including the fact that the $0.32 per Share or $3.20 per ADS merger consideration offered to the Company's unaffiliated security holders represents a 60% premium to the $2.0 closing price of the Company's ADSs (adjusted to reflect the change in number of Shares represented by the ADS in February 2012) on December 12, 2011, the last trading day immediately prior to the Company's announcement on December 13, 2011 that it had received a going private proposal. The $0.32 per Share or $3.20 per ADS merger consideration to be paid to unaffiliated security holders in the merger also represents (a) a 100% premium over the closing price of $1.6 per ADS on February 20, 2013, the trading day immediately before the merger agreement was signed, and (b) a premium of 49.2% and 52.5% to the volume-weighted average closing price calculated using the market data quoted on the NYSE of the Company's ADSs during the 30 and 60 trading days prior to the Company's announcement on December 13, 2011 that it had received a going private proposal;

  •
  the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the fact that the Special Committee received from its financial advisor an opinion, dated February 21, 2013, as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates). The Buyer Group believes that it is reasonable and appropriate to consider the opinion from the Special Committee's financial advisor as a procedural factor in its determination as to the fairness, from a financial point of view, of the consideration payable in the transaction to the unaffiliated security holders, because the opinion addressed the fairness, from a financial point of view, of such consideration to holders of Shares or ADSs other than Parent, Merger Sub, the Rollover Shareholders and their respective affiliates (i.e., security holders unaffiliated with the Company);

  •
  under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite shareholder approvals of the merger, the Company is permitted to provide information to third parties with respect to unsolicited alternative acquisition proposals (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation of Acquisition Proposals" beginning on page 85);

  •
  the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—No Solicitation of Acquisition Proposals" beginning on page 85);

  •
  the fact that in certain circumstances under the terms of the merger agreement, the Special Committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

  •
  the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

  •
  the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal;

  •
  the availability of dissenter rights to the unaffiliated security holders who comply with all of the required procedures under Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to seek dissenter of the fair value of their stock in lieu of receiving the merger consideration;

  •
  the fact that the authorization and approval of the merger agreement, the plan of merger and the merger is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company's memorandum and articles of association;

  •
  that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company's unaffiliated security holders; and

  •
  the fact that none of the directors related to the Rollover Shareholders or the management of the Company participated in or sought to influence the deliberative process of the Special Committee.

        In addition to the foregoing, the Buyer Group considered the primary detriments of the merger to the Company's unaffiliated security holders, which include, without limitation, the following:

  •
  the inability to continue to participate in the future earnings or growth of the Company, if any, or to benefit from increases, if any, in the value of the Shares;

  •
  the inability to participate in any potential future sale of the Company to a third part or any potential recapitalization of the Company which could include a dividend to shareholders; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares.

        After having given these negative factors due consideration, the Buyer Group concluded that none of these factors, alone or in the aggregate, outweighs the other factors described above on which the Buyer Group based its determination that the merger is substantively and procedurally fair to the Company's unaffiliated security holders.

        Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated security holders of the Company, the Buyer Group concluded that, as a result of the factors described above, including the procedural safeguards, the merger is procedurally and substantially fair to the unaffiliated security holders of the Company.

        The Buyer Group did not consider net book value, which is an accounting concept based on historical costs, as a factor because it believes net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per Share as of December 31, 2011 was $1.13 (based on an aggregate net book value of $231,382 and 204,375,226 Shares outstanding). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company competes or the business risks inherent in competing with larger companies in the industry.

        The Buyer Group did not consider the Company's liquidation value because it considers the Company to be a viable, going concern and because the Company will continue to operate its business following the merger, and therefore did not consider liquidation value to be a relevant valuation method.

        The Buyer Group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company's assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

        The Buyer Group did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the proposed merger to the unaffiliated security holders.

        The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company's unaffiliated security holders, is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching its conclusion as to the substantive and procedural fairness of the merger to the Company's unaffiliated security holders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

        The Buyer Group believes that these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Buyer Group does not make any recommendations as to how such shareholders or ADS holders should vote with respect to the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Certain Financial Projections

        The Company does not generally make available to the public financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, our management provided certain financial projections for the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2017 to HDS in connection with their due diligence of the Company. Please see "—Background of the Merger" beginning on page 26 for additional information. These financial projections also were provided to the Special Committee's financial advisor. These financial projections, which were based on our management's projection of our future financial performance as of the date provided under an optimistic scenario reflecting certain assumptions, were prepared by the Company's management for internal use and for use by the Special Committee's financial advisor in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles ("U.S. GAAP").

        In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding key financial and operating data. Although the projections are presented with numerical specificity, they reflect, among other things, an optimistic scenario for the Company based on numerous assumptions and estimates as to future events made by our management, including the assumption that the Company and its subsidiaries would continue to obtain necessary financing or other capital resources for their operations notwithstanding certain covenant breaches under existing loan agreements and going concern uncertainties. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. They involve significant risks, uncertainties and assumptions. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections do not take into account any circumstances or events occurring after the date when they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. Moreover, the Company historically has underperformed relative to its budget and its internal projections and, specifically, the actual performance of the Company for the fiscal year ended December 31, 2012 was materially less favorable to the Company than the performance set forth in the projections for the fiscal year ended December 31, 2012. Accordingly, there can be no assurance that the projections for future years will be realized or that actual results will not be significantly different from those contained in the projections. Neither of our current or former independent registered public accounting firms, MaloneBailey LLP ("MB") and Deloitte Touche Tohmatsu CPA Ltd. ("DTT"), respectively, has examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon. Accordingly, neither MB nor DTT expresses any opinion or any other form of assurance on such information or its achievability. The report of MB and DTT accompanying our audited consolidated financial statements included in the Company's annual report on Form 20-F for the year ended December 31, 2011 incorporated by reference in this proxy statement refers exclusively to the Company's historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to HDS and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek to exercise dissenter rights for his or her Shares.

        The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the Special Committee, any of their respective advisors or anyone who received the projections then considered, or now considers, them as necessarily predictive of actual future events, and the projections should not be relied upon as such. None of the Company, the Buyer Group, the Special Committee or any of their respective advisors or any of their affiliates assumes any responsibility for the validity or completeness of the projections. None of the Company, the Buyer Group, the Special Committee or any of their respective advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections, except as required by law, if they are or become inaccurate (even in the short term).

        The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Buyer Group or the Special Committee that they are viewed by the Company or the Buyer Group or the Special Committee as material information of the Company and, in fact, the Company, the Buyer Group and the Special Committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

        The following table sets forth the financial projections provided by our management to the Special Committee's financial advisor and the Buyer Group:

	For the Year of
	2012	2013	2014	2015	2016	2017
	(in RMB millions, unless otherwise noted)
Sales volume (tonnes)	680,000	758,000	839,000	923,000	1,006,000	1,088,000
Average sales price (RMB)	7,696	7,922	8,136	8,364	8,585	8,800
Revenues	5,233	6,005	6,826	7,720	8,636	9,574
Average cost of revenues (RMB)	6,599	6,792	6,982	7,177	7,363	7,543
Less: Cost of revenues	4,487	5,148	5,858	6,625	7,407	8,206
Gross Profit	746	856	968	1,095	1,229	1,368
Gross Profit Margin (%)	14%	14%	14%	14%	14%	14%
Sales tax	18	18	18	18	18	18
Selling and marketing expenses	147	147	147	147	147	147
General and administrative expenses	308	308	308	308	308	308
Interest expenses	555	540	520	480	450	450
Assets provision (including: Inventory, account receivable)	34	0	0	0	0	0
Operating Income	(316)	(157)	(26)	142	305	445
Add: Non-operating income	0	0	0	0	0	0
Less: Non-operating expenses	1	1	1	1	1	1
Disposal loss on non-current liability	0	0	0	0	0	0
Income before income tax	(317)	(158)	(27)	141	304	444
Less: Income tax	7	0	0	21	46	67
Net income	(324)	(158)	(27)	120	259	377
Net Loss attributable to the non-controlling interest	0	0	0	0	0	0
Net Income (loss) attributable to WSP Holdings Limited	(324)	(158)	(27)	120	259	377
Depreciation and amortization	335	377	377	377	377	377

        At the direction of the Special Committee, the Special Committee's financial advisor utilized the financial projections above in connection with its financial analysis summarized under "—Opinion of the Special Committee's Financial Advisor" beginning on page 47.

        NONE OF THE COMPANY OR OUR AFFILIATES, DIRECTORS, OFFICERS, ADVISORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 67 and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

        Houlihan Lokey has been engaged to act as financial advisor to the Special Committee in connection with the merger. In connection with this engagement, the Special Committee requested that Houlihan Lokey evaluate the fairness, from a financial point of view and as of the date of the opinion, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders (including for the purposes of Houlihan Lokey's opinion, in addition to Mr. Piao, EMH and UMW, any other shareholders of the Company that may enter into rollover agreements or voting agreements following the date of the merger agreement) and their respective affiliates). On February 21, 2013, at a meeting of the Special Committee held to evaluate the merger, Houlihan Lokey rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated February 21, 2013, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders (including for the purposes of Houlihan Lokey's opinion, in addition to Mr. Piao, EMH and UMW, any other shareholders of the Company that may enter into rollover agreements or voting agreements following the date of the merger agreement) and their respective affiliates) was fair, from a financial point of view, to such holders.

        The full text of Houlihan Lokey's written opinion, dated February 21, 2013, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Houlihan Lokey's opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the Special Committee, the board of directors, the Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party or entity. Houlihan Lokey's opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the board of directors, any security holder or any other party or entity as to how to act or vote with respect to any matter relating to the merger or otherwise.

        In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  •
  reviewed an execution version of the merger agreement provided to Houlihan Lokey on February 19, 2013;

  •
  reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed relevant;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company,

    including financial estimates and projections (and adjustments thereto) prepared by or discussed with the Company's management relating to the Company for the fiscal year ended December 31, 2012 and for the fiscal years ending December 31, 2013 through December 31, 2017, which estimates and projections reflected, among other things, an optimistic scenario for the Company based on management's assumption that the Company and its subsidiaries would continue to obtain necessary financing or other capital resources for their operations notwithstanding certain covenant breaches under existing loan agreements, going concern uncertainties and unfavorable actual financial performance in 2012 relative to projected 2012 financial performance;

  •
  spoke with certain members of the Company's management and certain of its representatives and advisors regarding (a) the business, operations, financial condition, past performance relative to projected performance and trends in the financial results and prospects of the Company and (b) the merger and related matters;

  •
  compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed relevant;

  •
  considered publicly available financial terms of certain transactions that Houlihan Lokey deemed relevant;

  •
  reviewed current and historical market prices and trading volume for ADSs and the current and historical market prices and trading volume of publicly traded securities of certain other companies that Houlihan Lokey deemed relevant; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Houlihan Lokey was advised by the Company's management that the only long-term projections for the Company were those prepared and provided to Houlihan Lokey by such management in February 2012, that certain changes occurred in the Company's business and operations since February 2012 and that the actual performance of the Company for the fiscal year ended December 31, 2012 was materially less favorable than as reflected in such long-term projections. It was Houlihan Lokey's understanding that the Company and its subsidiaries were in breach of certain financial covenants under certain loan agreements and that the consolidated financial statements of the Company for the fiscal year ended December 31, 2011 included an explanatory paragraph indicating that there was a going concern uncertainty for the Company, which could adversely affect the ability of the Company to meet its ongoing financing needs and obtain third-party financing. Notwithstanding the foregoing, the Company's management advised Houlihan Lokey, and Houlihan Lokey assumed, at the Special Committee's direction, that the financial projections and other estimates (and adjustments thereto) utilized in Houlihan Lokey's analyses were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of such management as to the future financial results and condition of the Company under an optimistic scenario. Houlihan Lokey expressed no opinion with respect to such projections and estimates or the assumptions on which they are based.

        Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey understood that financial projections for the Company were prepared by the Company's management in RMB. Houlihan utilized certain publicly available RMB to United States dollar exchange rates and assumed, with the Special Committee's consent, that such exchange rates were reasonable to utilize for purposes of its analyses. Houlihan Lokey expressed no view or opinion as to any currency or exchange rate fluctuations and assumed, with the Special Committee's consent, that any such fluctuations would not in any respect be material to its analyses or opinion. Houlihan Lokey also relied, at the Special Committee's direction, upon the assessments of the Company's management as to, among other things, (i) macroeconomic conditions and governmental and regulatory matters affecting the Company, (ii) the amount of restricted cash currently available for the Company's operations and the continued availability of such cash for its operations and (iii) cyclical and market trends and prospects for the oil and gas industry, including assumptions of the Company's management as to future oil, gas and related commodity prices, which are subject to significant volatility and which, if different than as assumed, could impact Houlihan Lokey's analyses or opinion. Houlihan Lokey assumed, with the Special Committee's consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. In addition, the Company's management advised Houlihan Lokey, and Houlihan Lokey assumed, at the Special Committee's direction, that each ADS represents, and is equivalent for purposes of Houlihan Lokey's analyses and opinion to, ten Shares.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complied in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have had an effect on the Company or the merger that would have been material to Houlihan Lokey's analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final executed merger agreement would not differ in any respect from the execution version of the merger agreement identified above.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the Company or any other party or entity, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of the Company or any other entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject.

        Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party or entity, or any alternatives to the merger or (b) advise the Special Committee, the board of directors or any other party or entity with respect to alternatives to the merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey's attention after the date of its opinion. Houlihan Lokey's opinion did not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for ADSs. Houlihan Lokey also did not express any opinion as to the price or range of prices at which ADSs would trade, or Shares may be transferable, at any time. In addition, Houlihan Lokey did not express any view as to, and did not assess or consider, foreign currency exchange risks associated with the merger or otherwise.

        Houlihan Lokey's opinion related to the fairness, from a financial point of view, of the per Share consideration to be received in the merger pursuant to the merger agreement by holders of Shares and the per ADS consideration to be received in the merger pursuant to the merger agreement by holders of ADSs (in each case other than Parent, Merger Sub, the Rollover Shareholders (including for the purposes of Houlihan Lokey's opinion, in addition to Mr. Piao, EMH and UMW, any other shareholders of the Company that may enter into rollover agreements or voting agreements following the date of the merger agreement) and their respective affiliates), without regard to any rights, restrictions or limitations that may be attributable to Shares or ADSs, including, without limitation, conversion or other features, redemption fees or related expenses. Houlihan Lokey was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the board of directors, the Company, its security holders or any other party or entity to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger (other than the consideration to the extent expressly specified in Houlihan Lokey's opinion) or otherwise, including, without limitation, any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party or entity, except if and only to the extent expressly set forth in the last paragraph of Houlihan Lokey's opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Special Committee's consent, on the assessments by the Special Committee, the board of directors, the Company and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the merger or otherwise. The issuance of Houlihan Lokey's opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.

        In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. This summary is not a complete description of Houlihan

Lokey's opinion or the financial analyses performed and factors considered by Houlihan Lokey in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of those methods to the particular facts and circumstances presented. Therefore, a financial opinion and its underlying analyses are not readily susceptible to summary description. Houlihan Lokey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors or focusing on information presented in tabular format, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

        In performing its analyses, Houlihan Lokey considered industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, the date of Houlihan Lokey's opinion, many of which are beyond the Company's control. Accordingly, the information may not reflect current or future market conditions. No company, business or transaction used in the analyses for comparative purposes is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations, judgments and assumptions concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Houlihan Lokey believes that mathematical derivations (such as determining an average or median) of financial data are not by themselves meaningful and should be considered together with judgments and informed assumptions. The assumptions and estimates contained in Houlihan Lokey's analyses and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Special Committee or management with respect to the merger or the merger consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific per Share consideration or per ADS consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation by the Special Committee and Parent, and the decision to enter into the merger was solely that of the Special Committee and the board of directors.

        The following is a summary of the material financial analyses reviewed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey's opinion. The order of analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The financial analyses summarized below include information presented in tabular format. In order to fully understand Houlihan Lokey's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying and the qualifications and evaluations affecting the analyses, could create a misleading or incomplete view of Houlihan Lokey's financial analyses.

        Selected Companies Analysis.    Houlihan Lokey performed a selected companies analysis of the Company by reviewing selected financial and stock market data of the Company and the seven selected publicly traded companies that manufacture pipes and related products for the oil and gas industry noted below. Houlihan Lokey reviewed enterprise values of the selected companies, calculated as equity market values based on closing stock prices on February 19, 2013 plus debt outstanding, preferred stock and minority interests less cash and cash equivalents, as a multiple of, to the extent publicly available, latest 12 months revenue and calendar year 2013 estimated revenue. The selected companies had overall enterprise values of approximately $179.5 million to $25.5 billion and overall low, mean, median and high observed revenue multiples of 0.26x, 1.37x, 1.03x and 2.60x, respectively, for the latest 12 months, and 0.22x, 1.01x, 0.88x and 2.21x, respectively, for calendar year 2013, as indicated below (data that was not publicly available has been marked as "NA"):

		Implied Enterprise Value as a Multiple of Revenue
	Enterprise Value ($ in millions)	Latest 12 Months	CY2013
Anhui Tianda Oil Pipe Company Limited	$179.5	0.26x	0.22x
Jindal Saw Limited	$1,122.3	1.01x	0.77x
OAO TMK	$6,873.9	1.03x	0.99x
Shandong Molong Petroleum Machinery Company Limited	$1,238.3	2.60x	NA
Shengli Oil & Gas Pipe Holdings Limited	$328.5	1.02x	0.68x
Tenaris S.A.	$25,479.8	2.35x	2.21x
Vallourec S.A.	$9,280.4	1.28x	1.21x

Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected companies, including as to size, growth and profitability, Houlihan Lokey applied selected ranges of latest 12 months (as of September 30, 2012 for the Company and reflecting the most recent publicly available financial information of the selected companies as of February 19, 2013) and calendar year 2013 revenue multiples of 1.00x to 1.30x and 0.65x to 0.85x, respectively, derived from the selected companies to corresponding data of the Company. The Company's implied per ADS and per Share equity values derived from such selected revenue multiples were calculated as total enterprise value plus the Company's cash and cash equivalents, less minority interest and total debt, in each case as of September 30, 2012, divided by the number of fully diluted ADSs and ordinary shares of the Company. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. The Company's financial data were based on the Company's public filings and internal estimates of the Company's management. This analysis indicated the following approximate implied per ADS and per Share equity value reference ranges for the Company, as compared to the per ADS merger consideration and per Share merger consideration, respectively:

Implied Per ADS Equity Value Reference Range Based On Latest 12 Months Revenue $0.00 – $2.67	Per ADS Merger Consideration $3.20
Implied Per Share Equity Value Reference Range Based On Latest 12 Months Revenue $0.00 – $0.27	Per Share Merger Consideration $0.32

        Houlihan Lokey noted for the Special Committee that the Company provided financial projections in February 2012 that the Company's management advised Houlihan Lokey had not been updated and that the Company historically had underperformed relative to its budget and relative to such projections. Accordingly, Houlihan Lokey performed a selected companies analysis based on calendar year 2013 estimated revenue for illustrative purposes, which indicated approximate implied per ADS and per Share equity value reference ranges for the Company of $0.00 to $3.62 and $0.00 to $0.36, respectively, as compared to the U.S.$3.20 per ADS merger consideration and U.S.$0.32 per Share merger consideration, respectively.

        Selected Transactions Analysis.    Houlihan Lokey performed a selected transactions analysis of the Company in which Houlihan Lokey reviewed certain publicly available financial terms of the 22 selected transactions noted below, nine of which involved manufacturers of tubular goods used in the energy sector and 13 of which involved manufacturers of non-tubular goods used in the energy sector. Houlihan Lokey reviewed transactions values of the selected transactions, calculated as the implied enterprise value of the target company based on the announced transaction equity price plus debt outstanding, preferred stock and minority interests less cash and cash equivalents, as a multiple of, to the extent publicly available, such target companies' latest 12 months revenue. The selected transactions had overall transaction values of approximately $1.5 million to $21.9 billion and overall low, mean, median and high latest 12 months observed revenue multiples (excluding the Yalian Steel Corporation and Seaboard International, Inc. transactions as outliers) of 0.40x, 1.52x, 1.33x and 3.96x, respectively, as indicated below (data that was not publicly available has been marked as "NA"):

Manufacturers of Tubular Goods Equipment Used in Energy Sector:

Announcement Date	Acquiror	Target	Transaction Value ($ in millions)	Implied Transaction Value as a Multiple of Latest 12 Months Revenue
12/28/12	• Xin Duo Yu (Chairman of Yalian Steel)	• Yalian Steel Corporation	$96.5	6.93x
10/23/12	• Benoit Premium Threading, LLC	• Benoit Machine, LLC	$91.5	2.34x
06/27/12	• Glacier Energy Services Holdings Limited	• Site Machining Services Limited	$1.5	1.33x
05/30/12	• National Oilwell Varco, Inc.	• CE Franklin Ltd.	$223.7	0.40x
01/31/12	• Marubeni-Itochu Tubulars Asia Pte Ltd.; Hendroff Holdings Sdn. Bhd.	• Sobena Offshore Inc. Sdn. Bhd.	$8.9	1.33x
12/20/11	• JMC Steel Group, Inc.	• Lakeside Steel, Inc.	$96.5	0.45x
02/03/11	• Nippon Steel Corp.	• Sumitomo Metal Industries, Ltd.	$21,924.7	1.46x
04/19/10	• Daya Materials Berhad	• OCI Energy Sdn. Bhd.	$9.0	0.85x
02/27/09	• Tenaris S.A.	• PT Seamless Pipe Indonesia Jaya	$79.7	0.57x

 Manufacturers of Non-Tubular Goods Equipment Used in Energy Sector:

Announcement Date	Acquiror	Target	Transaction Value ($ in millions)	Implied Transaction Value as a Multiple of Latest 12 Months Revenue
06/06/12	• C&J Spec-Rent Services, Inc.	• Casehole Holdings, Inc.	$325.8	2.54x
05/21/12	• Aker Solutions ASA	• NPS Energy DMCC	$460.0	3.96x
05/01/12	• Well Services Ltd.	• Sun Well Service, Inc.	$81.5	2.00x
02/20/12	• URS Corporation	• Flint Energy Services Limited	$1,468.3	0.91x
11/23/11	• The Weir Group PLC	• Seaboard International, Inc.	$678.0	7.01x
10/28/11	• Hunting PLC	• Specialty Supply, L.P.	$36.0	2.03x
07/14/11	• Reservoir Group Ltd.	• Canada Tech Corp.	$4.8	0.45x
07/05/11	• Insituform Technologies, Inc.	• CRTS, Inc.	$39.0	2.93x
10/06/10	• Robbins & Myers, Inc.	• T-3 Energy Services, Inc.	$417.5	2.09x
08/24/10	• McJunkin Red Man Corporation	• Dresser Oil Tools, Inc.	$9.3	0.78x
05/03/10	• Deep Down, Inc.	• Cuming Corporation	$55.0	0.75x
02/21/10	• Schlumberger Limited	• Smith International, Inc.	$13,658.4	1.66x
04/22/09	• Hunting PLC	• National Coupling Company, Inc.	$52.5	NA

Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the target companies involved in the selected transactions, including as to size and profitability, Houlihan Lokey applied a selected range of latest 12 months revenue multiples of 0.90x to 1.30x derived from the selected transactions to the Company's latest 12 months revenue as of September 30, 2012. The Company's implied per ADS and per Share equity values derived from such selected revenue multiples were calculated as total enterprise value plus the Company's cash and cash equivalents, less minority interest and total debt, in each case as of September 30, 2012, divided by the number of fully diluted ADSs and ordinary shares of the Company. Financial data of the selected transactions and the Company were based on publicly available information. This analysis indicated the following approximate implied per ADS and per Share equity value reference ranges for the Company, as compared to the per ADS and per Share merger consideration, respectively:

Implied Per ADS Equity Value Reference Range $0.00 – $2.67	Per ADS Merger Consideration $3.20
Implied Per Share Equity Value Reference Range $0.00 – $0.27	Per Share Merger Consideration $0.32

        Illustrative Discounted Cash Flow Analysis.    As described above, given that the projections prepared by the Company's management had not been updated since February 2012 and the Company historically had underperformed relative to its budget and relative to such projections, Houlihan Lokey performed a discounted cash flow analysis of the Company for illustrative purposes by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fiscal years ending December 31, 2013 through December 31, 2017 based on internal estimates of the Company's management. The implied terminal value of the Company was derived by applying to the Company's terminal year unlevered free cash flows a selected range of perpetuity growth rates of 4.5% to 5.5% derived taking into consideration publicly available long-term projected growth and inflation rates for various markets relating to the Company's business and the overall economy. Present values (as of February 19, 2013) of cash flows and terminal values were calculated using a discount rate range of 13.5% to 15.5% derived based on a weighted average cost of capital calculation (a measure of the weighted average expected return on a given company's equity and debt securities based on their relative proportions in such company's capital structure). The Company's implied per ADS and per Share equity values derived from such free cash flows were calculated as total enterprise value plus the Company's cash and cash equivalents, less minority interest and total debt, in each case as of September 30, 2012, divided by the number of fully diluted ADSs and ordinary shares of the Company. This analysis indicated approximate implied per ADS and per Share equity value reference ranges for the Company of $0.00 to $4.22 and $0.00 to $0.42, respectively, as compared to the U.S.$3.20 per ADS merger consideration and U.S.$0.32 per Share merger consideration, respectively.

Miscellaneous

        Under the terms of Houlihan Lokey's engagement as the Special Committee's financial advisor, the Company agreed to pay Houlihan Lokey an aggregate fee of $1.05 million, portions of which were payable during the course of its engagement and upon delivery of Houlihan Lokey's opinion and $200,000 of which is payable contingent upon completion of the merger. In addition, the Company agreed to reimburse Houlihan Lokey for certain of its expenses, including fees and expenses of its legal counsel, and to indemnify Houlihan Lokey and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Houlihan Lokey under its engagement.

        The Special Committee selected Houlihan Lokey to act as its financial advisor in connection with the merger based on Houlihan Lokey's reputation and experience. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings and financial restructuring.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, HDS, EMH, UMW or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

        The preliminary presentations provided by Houlihan Lokey to the Special Committee on February 27, 2012 and April 25, 2012 did not constitute an opinion of, or recommendation by, Houlihan Lokey with respect to a possible transaction or otherwise. The preliminary presentations included certain preliminary financial considerations for the Special Committee utilizing procedures that were generally similar to those contained in Houlihan Lokey's final financial presentation to the Special Committee on February 21, 2013 summarized above. Houlihan Lokey's final presentation on February 21, 2013 was provided in connection with its opinion to the Special Committee and superseded the prior presentations.

        Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to the Company, HDS, EMH, UMW, other participants in the merger and their respective affiliates, and one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by HDS, EMH, UMW or other participants in the merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with such funds, HDS, EMH, UMW or other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates in the past may have acted, currently may be acting and in the future may act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors)

that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, HDS, EMH, UMW, other participants in the merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Purpose and Reasons of the Buyer Group for the Merger

        Each member of the Buyer Group is required to express its, his or her reasons for the proposed merger to the Company's unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

Purpose and Reasons of Parent, Merger Sub and HDS for the Merger

        Parent, Merger Sub and HDS believe that if the Company is a privately held entity, the Company's management will have greater flexibility to focus on improving the Company's long-term profitability without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance. As a privately held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company's value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term.

        As a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the concerns of unaffiliated security holders and to engage in dialogue with unaffiliated security holders can also at times distract management's time and attention from the effective operation and improvement of the business.

        For Parent, Merger Sub and HDS, the purpose of undertaking the transaction at this time is to enable Parent, Merger Sub and HDS to acquire a significant equity interest in the Company and to, collectively with Mr. Piao and UMW, bear the rewards and risks of the ownership of the Company after the ADSs cease to be publicly traded, including any increases in value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Further, HDS believes that its investment in the Company will become a valuable addition to its investment portfolio.

        Additionally, Parent, Merger Sub and HDS believe that the merger will provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Company's Shares and ADSs in a tender offer and a second-step merger to acquire the Shares and ADSs not tendered into the tender offer, and without incurring any additional transaction costs associated with such activities.

        For the reasons above, Parent, Merger Sub and HDS believe that it is appropriate for them to undertake the transaction at this time, so that they can achieve the goal of acquiring a significant equity interest in the Company and participating in the ownership and management of the Company as a private entity, which is not subject to the various expenses, burdens and constraint that a public company is subject to.

Purpose and Reasons of the Rollover Shareholders for the Merger

        For the Rollover Shareholders, the purpose of undertaking the transaction at this time is to enable the Company to exit the U.S. public equity markets and to operate as a privately held entity. The Rollover Shareholders believe that in the Company's current state, the U.S. public equity markets do not provide an adequate platform for the Company to raise capital on reasonable terms nor do the U.S. public equity markets provide the existing shareholders with adequate levels of liquidity while imposing regulatory and other market burdens, both in terms of the expense and the management resources needed for the maintenance of a U.S. public company, that are not sufficiently justifiable in light of the benefits received as a U.S. public company.

        The Rollover Shareholders also believe that the status of being a privately held entity will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company's public stockholders with respect to such initiatives or the collective risk tolerance of such public stockholders as it relates to such initiatives. As a result, the Rollover Shareholders believe that it is in the long-term best interest of the Company to operate as a privately held entity in order to allow greater operational flexibility, focus on its long-term growth and continue improvements to its business, absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market's valuation of the Company's Shares. The conversations with Parent, Merger Sub and HDS offered the Rollover Shareholders viable strategic alternatives that would address the concerns mentioned above, and coincided with a particularly negative outlook for Chinese companies accessing the U.S. public equity markets.

        The Rollover Shareholders also believe that the merger provides the unaffiliated security holders the opportunity to achieve significant liquidity at a substantial premium over the price of the Company's Shares prior to the announcement of the transaction. At the same time, the merger will allow the Rollover Shareholders to maintain their investment in the Company through their respective commitments to hold continuing equity interest in Parent.

        For the reasons above, the Rollover Shareholders believe that it is appropriate for them to undertake the transaction at this time, so that they can achieve the goal of maintaining their equity interest in the Company as a private entity, which is not subject to the various expenses, burdens and constraint that a public company is subject to.

Effects of the Merger on the Company

Private Ownership

        The Company's ADSs are currently listed on the NYSE under the symbol "WH." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by HDS and the Rollover Shareholders. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares, par value $0.0001 per share (each, a "Share" and collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing ten Shares (the "ADSs"), issued and outstanding immediately prior to the effective time of the merger, other than (a) Shares owned by Parent, Merger Sub or the Company (as treasury Shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the effective time of the merger; (b) the Rollover Shares (as defined below); and (c) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the "Dissenting Shares" and, together with the Shares referred to in clause (a) and the Rollover Shares, the "Excluded Shares"), will be cancelled and cease to exist in exchange for the right to receive $0.32 per Share and, for the avoidance of doubt, each issued and outstanding ADS will represent the right to surrender the ADS in exchange for $3.20 in cash per ADS without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the deposit agreement, dated December 6, 2007, as amended on February 1, 2012, among the Company, JPMorgan Chase Bank, N.A., as depositary (the "ADS depositary") and all holders of ADSs issued thereunder (the "Deposit Agreement")), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration at the effective time of the merger. The Dissenting Shares will be cancelled for their fair value in accordance with the Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 94 for additional information.

        The Rollover Shareholders have entered into a rollover agreement (the "rollover agreement") with Parent and Merger Sub pursuant to which they have agreed to contribute to Parent the Shares owned by them, representing approximately 73.4% of the outstanding Shares as of February 21, 2012 (the "Rollover Shares"), in exchange for certain equity interest in Parent at the same price per share of Parent as is paid by HDS at the closing of the merger, such that each of the Rollover Shareholders, following the closing, will own an equity interest in Parent corresponding to its percentage ownership in the Company prior to the effective time of the merger.

        At the effective time of the merger, each outstanding ordinary share of Merger Sub will be converted into one fully-paid and non-assessable ordinary share of the surviving company. As a result, current shareholders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time of the merger, Article I of the articles of association of the surviving company will be amended to read as follows: "The name of the corporation is WSP Holdings Limited."). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in "Annex D—Directors and Executive Officers of the Company and Each Entity in the Buyer Group") will become the directors of the surviving company and the officers of the Company will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the merger consideration of $0.32 per Share and $3.20 per ADS in cash representing a premium of 49.2% over the Company's 30 trading day volume-weighted average closing price calculated using the market data quoted by the NYSE on December 12, 2011, the last trading day prior to the Company's announcement on December 13, 2011 that it had received a going private proposal;

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger; and

  •
  the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the inability to continue to participate in the future earnings or growth of the Company, if any, or to benefit from increases, if any, in the value of the Shares;

  •
  the inability to participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares.

        The primary benefits of the merger to the Buyer Group include the following:

  •
  the ability to continue to participate in the future earnings or growth of the Company, if any, or to benefit from increases, if any, in the value of the Shares;

  •
  the ability to participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements; and

  •
  the Company will no longer have continued pressure to meet short-term forecasts set by analysts and will have the flexibility to make decisions that focus on maxmimized equity value for shareholders in the long term.

        The primary detriments of the merger to the Buyer Group include the following:

  •
  following the merger, all of the risks of any possible decrease in the Company's revenues, free cash flow or value, and the business risks facing the Company, including increased competition, will be borne by them; and

  •
  following the merger, there will be no trading market for the surviving corporation's equity securities.

Effects of the Merger on the Company's Net Book Value and Net Earnings

        The table below sets out the indirect interest in the Company's net book value and net earnings for Mr. Piao, UMW and HDS before and immediately after the merger, based on the historical net book value of the Company as of December 31, 2011 and the net earnings of the Company for the fiscal year ended December 31, 2011. The indirect interest in the Company's net book value and net earnings for Mr. Piao, UMW and HDS after the merger also reflects a shareholding adjustment among Mr. Piao, UMW and HDS after the merger.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$'000%		$'000%		$'000%		$'000%
Mr. Piao	117,773	50.9	(34,856)	50.9	117,773	50.9	(34,856)	50.9
UMW	52,061	22.5	(15,408)	22.5	52,061	22.5	(15,408)	22.5
HDS	—	—	—	—	61,548	26.6	(18,216)	26.6

(1)
Ownership percentages are based on 204,375,226 Shares outstanding as of February 20, 2013, the reference date used in the merger agreement.

Plans for the Company after the Merger

        Following the completion of the merger, Parent will own 100% of the equity interest in the Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

        Subsequent to the completion of the merger and the termination of registration of the Company's ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act or NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Alternatives to the Merger

        The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on December 10, 2011, in response to the receipt of the going private proposal letter from HDS on November 28, 2011. In light of Mr. Piao's indication that he was not interested in giving up control of the Company or in selling Shares and that he did not intend to otherwise participate in an alternative transaction and his ownership of approximately 50.9% of the total outstanding Shares (as of February 21, 2013), the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group and, in light thereof, no attempt was made to contact third parties that might otherwise have considered an acquisition of the Company. Since the Company's receipt of the proposal letter from HDS on November 28, 2011, as well as during the past two years, the Company has not received any actionable offer from any third party for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company's assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The Special Committee also took into account that, prior to the receipt of shareholder approval, among other things, the Company may terminate the merger agreement if the board of directors (acting through the Special Committee) determines in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, subject to the payment of a termination fee of $1.0 million according to the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

Effects on the Company if the Merger is Not Completed

        If the merger agreement is not authorized and approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company with certain members of the Buyer Group holding a majority of the outstanding Shares, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances, the Company may be required to pay Parent a termination fee of $1.0 million, or Parent may be required to pay the Company a termination fee of $1.8 million, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 91.

        If the merger is not completed, from time to time, the board of directors of the Company will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement and fees and expenses in connection with the merger, is approximately $70.5 million, assuming no exercise of dissenter rights by shareholders of the Company. This amount is expected to be provided through a combination of (a) an equity commitment of up to $22.5 million pursuant to an equity commitment letter dated February 21, 2013 entered into among HDS, Parent and Merger Sub, and (b) a commitment from the Rollover Shareholders to roll over 150,000,000 Shares, with an aggregate value of $48.0 million, pursuant to the rollover agreement. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

Equity Commitment Letter

        Concurrently with the execution of the merger agreement, HDS, Parent and Merger Sub entered into an equity commitment letter, pursuant to which HDS has committed, concurrently with the closing of the merger, that it would purchase, or cause the purchase of, equity interests of Parent for an aggregate amount up to $22.5 million, and cause Parent, upon receipt of such amount, to purchase equity interests of Merger Sub for an aggregate amount equal to such commitment.

        The equity commitment is conditioned upon (a) the execution and delivery of the merger agreement by the Company and (b) the satisfaction or waiver at the closing of the merger of each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement. The obligation of HDS to fund the commitment will automatically terminate upon the earliest to occur of (i) the valid termination of the merger agreement, (ii) the closing of the merger (subject to performance of HDS's obligation to contribute the equity commitment), and (iii) the Company or any of its affiliates asserting a claim against HDS, Parent or Merger Sub, or certain of their related parties under the merger agreement or ancillary agreements, other than certain specified retained claims. The Company is an express third-party beneficiary of the equity commitment letter having the right to enforce the HDS's obligation to fund the equity financing.

Limited Guarantee

        Concurrently with the execution of the merger agreement, HDS entered into a limited guarantee in favor of the Company, pursuant to which HDS agreed to guarantee the due and punctual observance and performance as and when due and subject to the conditions and limitations set forth therein and in the merger agreement, or (a) Parent's obligation to pay a reverse termination fee to the Company under the merger agreement and (b) Parent's and Merger Sub's funding of the merger consideration under the merger agreement, in each case, subject to a cap of $1.8 million. The limited guarantee will terminate on the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms in circumstances in which Parent would not be obligated to pay the reverse termination fee, and (iii) the 120th day after the termination of the merger agreement in circumstances in which a reverse termination fee is due and owing by Parent, unless the Company has commenced a legal proceeding against Parent or Merger Sub alleging a reverse termination fee is due and owning or against HDS alleging amounts payable by HDS pursuant to the terms of the limited guarantee.

Remedies and Limitations on Liability

        Pursuant to the merger agreement, in the event of any breach or threatened breach by either party of the merger agreement of any of their respective covenants or obligations thereunder or in connection with the merger, the Company, on the one hand, and Parent and Merger Sub and/or HDS, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement by the other, and to specifically enforce the terms and provisions of the merger agreement and any other agreements or arrangements implementing the merger to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the merger agreement and the merger. This right includes the right of the Company to cause Parent and Merger Sub to fully enforce the equity commitment letter against HDS to the fullest extent permissible pursuant to applicable laws and to thereafter cause the merger to be consummated.

        Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a termination fee of $1.8 million from Parent (or HDS, if requested to pay by the Company under the limited guarantee), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

        Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent's right to receive payment of a termination fee of $1.0 million from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

        The maximum aggregate liability of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement is limited to the termination fee payable by the Company or Parent (or HDS, if requested to pay by the Company), as the case may be.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders, including Mr. Piao, has interests in the merger that are different from, and/or in addition to, the interests of our shareholders generally. The Company's board of directors and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Rollover Shareholders

        Concurrently with the execution of the merger agreement, the Rollover Shareholders executed the rollover agreement pursuant to which they have agreed to contribute to Parent the Rollover Shares owned by them, representing approximately 73.4% of the outstanding Shares, in exchange for certain equity interest in Parent at the same price per share of Parent as is paid by HDS at the closing such that (i) EMH and Mr. Piao will hold in aggregate of approximately 50.9% of the outstanding interest in Parent, and (ii) UMW will hold approximaltey 22.5% of the outstanding interests in Parent.

        Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders' interests in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares Held by Directors and Executive Officers

        As of the date of this proxy statement, our directors and executive officers as a group beneficially owned an aggregate of 164,748,000 Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 99.

Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  the surviving company and its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under all the indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger, each an "indemnified person";

  •
  during the period commencing on the effective time of the merger and ending on the sixth anniversary thereof, to the fullest extent permitted by applicable laws, the surviving company and its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of (i) any action or omission or alleged action or omission in such indemnified person's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, whether asserted or alleged prior to, at or after the effective time of the merger, or (ii) any of the transactions contemplated by the merger agreement. However, if, at any time prior to the sixth anniversary of the effective time of the merger, any indemnified person delivers to Parent a written notice asserting a claim for indemnification pursuant to the merger agreement, the claim asserted in such notice shall survive the sixth anniversary of the effective time of the merger until such time as such claim is fully and finally resolved;

  •
  the memorandum and articles of association of the surviving company and its subsidiaries will contain provisions with respect to indemnification of the indemnified persons that are no less favorable than presently set forth in the memorandum and articles of association of the Company and its subsidiaries, and during a period of six years commencing on the effective time of the merger, such provisions will not be repealed, amended or otherwise modified in any manner, unless required by law; and

  •
  the surviving company will maintain the Company's current directors' and officers' liability insurance for a period of six years after the effective time of the merger on terms with respect to coverage and amount no less favorable than the existing insurance. However, Parent and the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Prior to the effective time of the merger, the Company may at its option purchase a six-year "tail" prepaid policy on the Company's current directors' and officers' liability insurance. If a "tail" prepaid policy has been so obtained by the Company, the surviving company will, and Parent will cause the surviving company to, maintain the policy in full force and effect, and continue to honor the obligations thereunder.

The Special Committee

        On December 10, 2011, our board of directors established the Special Committee to consider the proposal from HDS and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Messrs. Dennis D. Zhu (who serves as the Chairman), Weidong Wang and Michael Muhan Liu. All of such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders of the Company other than (a) receipt of board and Special Committee member compensation, which payment is not contingent upon the completion of the merger or the Special Committee's or our board of directors' recommendation of the merger, and (b) their indemnification and liability insurance rights under the merger agreement as described above, none of the members of the Special Committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of Buyer Group or the management of the Company. Our board of directors did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

        We compensate the members of the Special Committee in exchange for their service in such capacity in an aggregate amount of $10,000 per member, the payment of which is not contingent upon the completion of the merger or the Special Committee's or the board's recommendation of the merger.

Position with the Surviving Company

        After the completion of the merger, Mr. Piao expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

        We have adopted an audit committee charter, which requires the audit committee of our board of directors to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related party transactions, please see "Item 7. Major Shareholders and Related Party Transactions" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement. Please see "Where You Can Find More Information" beginning on page 108 for a description of how to obtain a copy of our Annual Report.

        Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities; election of the Company's directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, and (iii) none of the Company's executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as set forth in the table below. Such fees are subject to change pending completion of the merger:

Description	Amount
Financing fees and expenses	$
Legal fees and expenses	$
Special committee fees	$
Accounting fees
Printing, proxy solicitation and mailing costs
Filing fees
Miscellaneous (including directors' and officers' insurance costs, and costs associated with the establishment of Parent and Merger Sub)	$

Total	$

        These expenses will not reduce the merger consideration to be received by the shareholders of the Company. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will be responsible for such costs and expenses, except as otherwise provided in the merger agreement.

 Voting by Rollover Shareholders at the Extraordinary General Meeting

        Pursuant to the voting agreements executed by each of the Rollover Shareholders, each dated February 21, 2013, each of the Rollover Shareholders has agreed (i) to vote, or cause to be voted, all of the Shares that it owns for the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) to vote against any other acquisition proposals which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, and (iii) not to initiate, solicit, propose, encourage or knowingly facilitate, including by providing information, any inquiries, proposals or offers with respect to, or the making or completion of, any acquisition proposals or offers that would reasonably be expected to lead to an Acquisition Proposal.

        As of share record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, 150,000,000 Shares, which represents approximately 73.4% of the total outstanding Shares.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Government Gazette.

Dissenter Rights

        See "Dissenter Rights—Requirements for Exercising Dissenter Rights" starting on page 94.

Material U.S. Federal Income Tax Considerations

        See "Material U.S. Federal Income Tax Considerations" starting on page 101.

Material PRC Income Tax Considerations

        See "Material PRC Income Tax Considerations" starting on page 105.

Material Cayman Islands Tax Considerations

        See "Material Cayman Islands Tax Considerations" starting on page 106.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the possibility that HDS may fail to obtain sufficient funds to close the merger;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries, at the effective time of the merger;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2011. Please see "Where You Can Find More Information" beginning on page 108 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable laws or regulations, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low closing prices for our ADSs on the NYSE under the symbol "WH" for each quarter of 2010, 2011 and 2012, adjusted to reflect the change in number of Shares represented by the ADS in February 2012.

	Closing Price Per ADS (in US$)
	High	Low
Quarterly:
2010
First quarter	17.15	13.25
Second quarter	14.37	8.20
Third quarter	8.00	5.20
Fourth quarter	8.10	5.10
2011
First quarter	7.20	6.05
Second quarter	8.16	4.01
Third quarter	4.35	1.75
Fourth quarter	2.80	1.30
2012
First quarter	2.40	1.93
Second quarter	1.95	1.08
Third quarter	2.29	1.31
Fourth quarter	1.89	1.40

        On December 12, 2011, the last trading day immediately prior to the Company's announcement on December 13, 2011 that it had received a going private proposal, the reported closing price of our ADSs on the New York Stock Exchanges was $2.00 per ADS, adjusted to reflect the change in number of Shares represented by the ADS in February 2012. The merger consideration of $0.32 per Share and $3.20 per ADS in cash representing a premium of 49.2% over the Company's 30 trading day volume-weighted average closing price (adjusted to reflect the change in number of Shares represented by the ADS in February 2012) calculated using the market data quoted by the NYSE on December 12, 2011, the last trading day prior to the Company's announcement on December 13, 2011 that it had received a going private proposal. On            , 2013, the most recent practicable date before the printing of this proxy statement, the high and low reported closing prices of our ADSs were $            and $            , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        We have not paid any dividend during the past two years. We are not required to pay dividends. Our shareholders or ADS holders also do not have contractual or other rights to require us to pay dividends. We do not expect to declare or pay any dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so without Parent's prior written approval. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our Shares, or indirectly on our ADSs, in the foreseeable future.

        In addition, our board of directors has complete discretion on whether to pay dividends, subject to Parent's rights under the merger agreement. Even if our board of directors decides to pay dividends, the form, frequency and amount will be subject to the complete discretion of our board of directors, depending upon various factors, such as our future operations and earnings, available cash and distributable reserves, cash flow and working capital requirements, general financial condition, applicable withholding and other tax obligations applicable to dividend distributions, contractual restrictions and other factors that our board of directors may deem relevant.

        We are a holding company incorporated in the Cayman Islands. Our ability to make distributions or other payments to our shareholders depends substantially on payments from our operating subsidiary, whose ability to make such payments is subject to PRC regulations. Under PRC laws and accounting rules, dividends may be paid only out of distributable profits. Distributable profits with respect to our PRC subsidiaries refers to its after-tax profits as determined under PRC accounting standards, less any recovery of accumulated losses and allocations to statutory funds that it is required to make. For example, it is required to allocate 10% of its after-tax profit to statutory reserves until such reserves reach 50% of WSP China's registered capital. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. As a result, our PRC subsidiariesmay not be able to pay dividends to us in any given year if it does not have distributable profits as determined under PRC accounting standards, even if we have profits for the relevant year as determined under U.S. GAAP. Accordingly, if we do not receive dividend distributions from our PRC subsidiaries, our liquidity, financial condition and ability to make dividend distributions will be materially and adversely affected.

        Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government's currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries' ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

        We may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See "Item 3. Key Information—D. Risk Factors—Risks related to doing business in China—We may be treated as a resident enterprise for PRC tax purposes under the New EIT Law, which may subject us to PRC income tax for our income originated both within and outside the PRC and PRC income tax withholding for any dividends we pay to our non-PRC shareholders" in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated herein by reference.

 THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                        , 2013, at                        , a.m. (Hong Kong time) at                         , Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as a special resolution:

            THAT the agreement and plan of merger dated February 21, 2013 (the "merger agreement"), among the Company, WSP OCTG GROUP Ltd. ("Parent") and JM OCTG GROUP Ltd. ("Merger Sub") (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being in the form attached as Exhibit A to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved;

  •
  as an ordinary resolution:

            THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting as originally scheduled to pass the special resolution to be proposed at the extraordinary general meeting.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled and cease to exsit in exchange for the right to receive $0.32 in cash without interest, and for the avoidance of doubt, because each ADS represents ten Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $3.20 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time of the merger, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the Special Committee of our board of directors:

  •
  has determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declares it advisable, to enter into the merger agreement,

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  has authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the other documents referred to in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger;

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  resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company; and

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  recommends that the Company's shareholders vote FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in New York City on                        , 2013, or if you are a holder of ADSs at the close of business in New York City on                        , 2013, the share record date and the ADS record date, respectively, for voting at the extraordinary general meeting. If you own ADSs on the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than                         p.m. (New York City time) on                        , 2013 in order to ensure that your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying that you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                        , 2013 and becoming a registered holder of Shares prior to the close of business in New York City on                        , 2013, the share record date. See "—Procedures for Voting" below for more information relating to the procedure of ADSs cancellation. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, on the share record date,                         Shares will be issued and outstanding and held by approximately            holders of record. If you have Shares registered in your name at the close of business in New York City on the share record date, the deadline for you to lodge your proxy card and vote is                        , 2013 at                         p.m. (Hong Kong time).

        If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Quorum

        A quorum of our shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of two shareholders holding no less than one-third in nominal value of the total issued and outstanding Shares on the share record date.

        We expect, as of the share record date, there will be                        Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement.

Vote Required

        Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        The Rollover Shareholders together own 150,000,000 Shares, which represents approximately 73.4% of the total outstanding Shares. The Rollover Shareholders together have sufficient votes to constitute a quorum for the extraordinary general meeting and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

        To the extent known by the Company after making reasonable inquiry, except as set forth under the caption "Security Ownership of Certain Beneficial Owners and Management of the Company," no executive officer, director or affiliate of the Company or any member of the Buyer Group currently hold any securities of the Company.

Procedures for Voting

Shares

        Registered holders of record of our Shares as of the share record date may vote their Shares by attending the extraordinary general meeting and voting their Shares in person or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is                         , 2013 at                         p.m. (Hong Kong time).

        Shareholders who hold their Shares in "street name," meaning in the name of a broker, bank or other nominee who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Judy Zhu, our Director of Investor Relationships, at +86 510 8536 0401 or zhuxh@wsphl.com.

ADSs

        If you own ADSs as of the close of business in New York City on                        , 2013, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary

(as the registered holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than                         p.m. (New York City time) on                         , 2013. The ADS depositary must receive such instructions no later than                         p.m. (New York City time) on                        , 2013 in order to endeavor insofar as practicable and permitted under the provisions of or governing Shares to vote or cause to be voted the underlying Shares at the extraordinary general meeting. The ADS depositary will not itself exercise any voting discretion in respect of any Shares. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and, among other things as described below, when presenting voting instructions to the Company certify to the Company that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, by the close of business in New York City on                        , 2013 and become a holder of Shares by the close of business in New York City on                        , 2013, the share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions.

        If you hold your ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

        If you wish to cancel your ADSs, you need to make arrangements to surrender your ADSs to the ADS depositary for cancellation before the close of business in New York City on                         , 2013, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. In addition, prior holders of ADSs that attend the meeting will be required to certify at the meeting to the Company that such former holder either (i) held the ADSsas of the applicable ADS record date for the extraordinary general meeting, and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        Pursuant to the Deposit Agreement, the ADS depositary will not exercise any voting discretion. As such, the ADS depositary will not issue any discretionary proxy to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on                         , 2013.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted as the proxy determines.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        Brokers, banks or other nominees who hold our Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. Such non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China, Attention: Judy Zhu.

  •
  Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

  •
  Third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or such other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to                         p.m. (New York City time) on                         , 2013. To do so, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER

RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND, WHEN PRESENTING SUCH SHARES TO THE COMPANY FOR EXERCISE OF DISSENTER RIGHTS CERTIFY TO THE COMPANY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                        , 2013, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                        , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSS WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF YOU HAVE CANCELLED YOUR ADSs TO ATTEND THE EXTRAORDINARY GENERAL MEETING AND THE MERGER IS NOT COMPLETED AND YOU WISH TO BE ABLE TO SELL YOUR SHARES ON A STOCK EXCHANGE, YOU WOULD NEED TO DEPOSIT YOUR SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSS (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing of the merger will occur on the fifth business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the plan of merger.

        We expect that the merger will be completed during the second calendar quarter of 2013, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        Upon completion of the merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time of the merger, will be the memorandum and articles of association of the surviving company, except that at the effective time, the memorandum and articles of association will refer to the name of the surviving company as "WSP Holdings Limited" and the authorized share capital will be described as US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each, until thereafter amended in accordance with the applicable provisions of the Cayman Islands Companies Law and such memorandum and articles of association. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company and the officers of the Company immediately prior to such effective time will become the officers of the surviving company.

Merger Consideration

        At the effective time, each issued and outstanding Share other than the Excluded Shares will be cancelled in exchange for the right to receive $0.32 in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $3.20 (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes.

        Each Rollover Share will be cancelled and cease to exist without conversion or payment of any cash consideration immediately prior to the effective time of the merger.

        Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 94 for additional information.

        Each Share owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the effective time of the merger, will be cancelled, cease to exist and receive no consideration.

        At the effective time of the merger, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

Exchange Procedures

        Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent (which we refer to as the "paying agent"), and Parent will deposit with the paying agent a cash amount sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time of the merger, and in any event within three business days after such effective time, the paying agent will mail or deliver to each registered holder of Shares, other than holders of the Excluded Shares (a) a form of letter of transmittal for purposes of specifying how the delivery of the merger consideration to registered holders of the Shares is to be effected and/or (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction. Upon the surrender of any share certificates, or an affidavit and indemnity of loss in lieu of share certificates, together with a duly completed letter of transmittal, if applicable, each registered holder of Shares, other than holders of the Excluded Shares, represented by such share certificates and each registered holder of Shares, other than holders of the Excluded Shares, which are not represented by share certificates will receive a check in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. Meanwhile, promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders pursuant to the terms of the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs.

        At the effective time of the merger, the register of members of the Company will be closed and thereafter there will be no further registration of transfers on the register of members of the surviving company of Shares that were outstanding immediately prior to the effective time of the merger. From and after the effective time of the merger, the holders of share certificates or Shares not represented by share certificates will cease to have any rights with respect to such Shares except as otherwise provided in the merger agreement or by applicable laws.

        Any portion of the merger consideration deposited with the paying agent which remains undistributed to the shareholders of the Company for twelve months after the effective time of the merger will be delivered to Parent upon demand, and any holders of Shares or ADSs who have not complied with the exchange and payment procedures described above by the end of the twelfth month after the effective time of the merger will thereafter only look to Parent for the per Share or per ADS merger consideration, as applicable, to which such holder may be entitled.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letters delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's and its subsidiaries' businesses;

  •
  the Company's corporate power and authority to execute and deliver, to perform its obligations and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  •
  the approval of the merger agreement, the plan of merger and the merger by the board of directors of the Company acting upon the recommendation of the Special Committee, the recommendation by the board of directors to the shareholders to approve the merger agreement and the merger;

  •
  the required vote of the Company's shareholders to adopt the merger agreement;

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  the absence of violations of, default under, or material breach of, the governing documents of the Company and its subsidiaries, applicable laws regarding the Company and its subsidiaries and certain agreements of the Company and its subsidiaries as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  required government approvals;

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  the Company's capitalization, the absence of preemptive or other similar rights regarding securities of the Company, or any securities that give their holders the right to vote with the Company's shareholders and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

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  the Company's subsidiaries and the capitalization of each of its subsidiaries;

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  the Company's SEC filings since December 31, 2009;

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  the consolidated financial statements of the Company and its subsidiaries filed with Company's SEC filings since December 31, 2009;

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  the absence of a company material adverse effect, as defined below, and the absence of certain other changes or events since September 30, 2012;

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  material contracts and the absence of any default under, and the full force and effect and enforceability of, any material contracts;

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  tax matters;

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  compliance with applicable licenses, permits, laws and orders;

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  the absence of legal proceedings and governmental orders against the Company or any of its subsidiaries;

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  the receipt by the Special Committee of an opinion from its financial advisor; and

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  acknowledgement as to the absence of any other representations and warranties made by the Company and any of its subsidiaries to Parent and Merger Sub, other than the representations and warranties made by the Company pursuant to the merger agreement.

        Many of the representations and warranties in the merger agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." Under the merger agreement, a Company Material Adverse Effect means any change, effect, event or development, individually or in the aggregate, that has had a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, no change, effect, event or development, by itself or in the aggregate, directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

  •
  general economic conditions in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;

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  conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business, including any suspension of trading in securities, whether equity, debt, derivative or hybrid securities, generally on any securities exchange or over-the-counter market;

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  conditions in the industries in which the Company and its subsidiaries conduct business;

  •
  political conditions in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business or acts of war, sabotage or terrorism, including any escalation or general worsening of any such acts of war, sabotage or terrorism, in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries operates or conducts business;

  •
  changes in law, or the interpretation thereof, or in U.S. GAAP or other accounting standards, or the interpretation thereof, used by the Company or any of its subsidiaries;

  •
  the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement;

  •
  any actions taken or failure to take action by Parent or any of its affiliates, or to which Parent has approved, consented to or requested; compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;

  •
  changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

  •
  any legal proceedings made or brought by any of the current or former shareholders of the Company, on their own behalf or on behalf of the Company, against the Company or any other legal proceedings arising out of the merger or in connection with any other transactions contemplated by the merger agreement;

  •
  the delisting of the Company from the NYSE; and

  •
  any matters set forth in the disclosure letter delivered by the Company to Parent and Merger Sub pursuant to the merger agreement or otherwise known by Parent, Merger Sub, any Rollover Shareholder or any of their respective affiliates prior to the date of the merger agreement;

        except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullet points above materially and disproportionately affect the Company and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a Company Material Adverse Effect has occurred, but only to the extent of such disproportionate effects).

        The representations and warranties made by each of Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on its businesses;

  •
  its corporate power and authority to execute and deliver the merger agreement, perform its obligations under and consummate the transactions under the merger agreement, and the enforceability of the merger agreement against Parent or Merger Sub;

  •
  the absence of violations of, default under, or material breach of, the governing documents of Parent or Merger Sub, applicable laws regarding Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent or Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  required government approvals;

  •
  the absence of legal proceedings and governmental orders against the Parent and Merger Sub that would affect the transactions contemplated by the merger agreement;

  •
  ownership of the share capital of the Company by Parent or its subsidiaries;

  •
  the absence of any undisclosed brokerage or finder's fees, or commissions;

  •
  the operations of Parent and Merger Sub;

  •
  Merger Sub's capitalization;

  •
  the execution, validity and enforceability of the equity commitment letter and the limited guarantee delivered to the Company by Parent and Merger Sub and the lack of any default thereunder;

  •
  the absence of (i) any arrangements between Parent or Merger Sub and any other person concerning any investments to be made in or contributions to be made to Parent or Merger Sub in connection with any transactions contemplated by the merger agreement other than the equity commitment letter, (ii) any arrangement with any other person concerning the ownership and operation of Parent, Merger Sub, the surviving company or any of its subsidiaries at any time from and after the effective time of the merger, (iii) any arrangement between Parent or Merger Sub and any other persons requiring such person to provide Parent or Merger Sub with financing or other potential sources of capital on an exclusive basis in connection with the merger of any other transaction contemplated by the merger agreement, and (iv) any arrangements between Parent or Merger Sub and any other person limiting the ability of any other person to provide financing to any other persons in connection with any transaction involving the Company;

  •
  absence of any arrangements between Parent, Merger Sub or their affiliates with any shareholder, director, officer or other affiliate of the Company or any of its subsidiaries relating to the merger agreement, the merger, and the business or operations of the surviving company or any of its subsidiaries after the merger;

  •
  solvency of the surviving company and any of its subsidiaries immediately following completion of the merger;

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, its subsidiaries and their affiliates and related parties, and the absence of any liability or obligation by the Company, its subsidiaries and their affiliates and related parties to Parent, Merger Sub or any of their affiliates or related parties, other than the representations and warranties made by the Company pursuant to the merger agreement;

  •
  non-reliance on the Company's estimates, forward-looking statements and business plans by Parent and Merger Sub; and

  •
  independent investigation conducted by Parent and Merger Sub.

Conduct of Business Prior to Closing

        Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and the company disclosure letter, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries will conduct their businesses in the ordinary course in all material respects, and will use their reasonable best efforts, consistent with past practice, to preserve substantially intact its business organization and preserve their relationships with material customers, suppliers and others with whom the Company has significant business relations as is reasonably necessary.

        Subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement, unless Parent gives its approval (which approval cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend its organizational or governing documents;

  •
  issue, sell, deliver or commit to issue, sell or deliver any securities of the Company and its subsidiaries, subject to certain exceptions;

  •
  directly or indirectly acquire, repurchase or redeem any securities of the Company, subject to certain exceptions;

  •
  split, combine, subdivide or reclassify any shares; declare, set aside or pay any dividend or other distribution on any shares, or make any other actual or deemed distribution on any shares, except for cash dividends made between the Company and one of its subsidiaries, or between two subsidiaries of the Company; enter into any voting agreement with respect to its share capital that is inconsistent with the transactions contemplated by the merger agreement;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, except for the transactions contemplated by the merger agreement or the dissolution or reorganization of a wholly-owned subsidiary of the Company in the ordinary course of business consistent with past practice;

  •
  incur or assume any debt, except for debt incurred in the ordinary course of business and loans between the Company and any direct or indirect subsidiaries, or between any direct or indirect subsidiaries; assume, guarantee or endorse the obligations of any other person in excess of $1,000,000 individually or $10,000,000 in the aggregate, except with respect to obligations of direct or indirect subsidiaries of the Company; make any loans, advances or capital contributions to or investments in any other third parties, except for business expense advances in the ordinary course of business consistent with past practice to employees; mortgage or pledge any of its or its subsidiaries' assets or create any liens on the assets, other than liens permitted under certain conditions.

  •
  except as may be required law or the terms of any employee benefit plan as in effect on the date of the merger agreement, enter into, adopt, amend, modify or terminate any arrangement for the compensation, benefit or welfare of any employee, except in connection with the hiring of new employees and the promotion of employees, both in the ordinary course of business consistent with past practice; increase the compensation payable to any employee, pay or agree to pay any special compensation to any employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement, except in the ordinary course of business consistent with past practice;

  •
  except as may be required as a result of a change in applicable laws or in U.S. GAAP, make any material change in any of the accounting principles or practices used by it;

  •
  sell, transfer, lease, license, assign or otherwise dispose of any entity, business, tangible assets or tangible properties of the Company or its subsidiaries having a current value in excess of $1,000,000 in the aggregate, other than the sale of inventory in the ordinary course of business;

  •
  sell, transfer, license, assign or otherwise dispose of, abandon, permit to lapse or fail to maintain or enforce any material intellectual property owned by the Company or its subsidiaries, except the granting of nonexclusive licenses in the ordinary course of business, or disclose to any person any confidential information regarding any intellectual property, except pursuant to confidentiality agreements;

  •
  make or change any material tax election, settle or compromise any material income tax liability, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries for any period ending after the signing of the merger agreement or materially decreasing any tax attribute of the Company or subsidiaries existing at the closing of the merger;

  •
  other than in the ordinary course of business consistent with past practice, acquire, by merger, consolidation or acquisition of stock or assets, any other person or any material equity interest therein with a value in excess of $5,000,000 individually or $10,000,000 in the aggregate or dispose of any properties or assets of the Company or any of its subsidiaries, which are material to the Company and its subsidiaries, taken as a whole;

  •
  enter into any new line of business outside of its existing business segments;

  •
  settle, release, waive or compromise any pending or threatened action of or claim against the Company or any of its subsidiaries (i) for an amount in excess of $500,000 in the aggregate, (ii) entailing the incurrence of (a) any obligation or liability of the Company or any of its subsidiaries in excess of such amount, including costs or revenue reductions, or (b) obligations that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (iii) that is brought by or on behalf of any current, former or purported holder of any capital stock or debt securities of the Company or any of its subsidiaries relating to the transactions contemplated by the merger agreement;

  •
  enter into, terminate, other than extensions at the end of a term in the ordinary course of business, or materially amend or modify any contract that, if in effect on the date of the merger agreement, would have been a material contract, or waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any material contract, which would reasonably be expected to adversely impact the Company or any of its subsidiaries in any material respect;

  •
  adopt, propose, effect or implement any "shareholder rights plan," "poison pill" or similar arrangement; or

  •
  enter into any contract, or otherwise resolve or agree in any legally binding manner, to take any of the foregoing actions.

Financing

        Each of Parent and Merger Sub will take all actions necessary to obtain sufficient equity financing to finance the merger and pay related fees and expenses by (i) maintaining in effect the equity commitment letter, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in the equity commitment letter that are within their control, (iii) consummating the financing contemplated by the equity commitment letter at or prior to the closing of the merger (in any event prior to August 21, 2013), and (iv) fully enforcing HDS's obligations under the equity commitment letter. In the event that the Company files any lawsuits or take any other actions against HDS in order to fully enforce HDS's obligations under the equity commitment letter or the limited guarantee, during the pendency of such lawsuits or other actions, Parent and Merger Sub will consult, cooperate and coordinate with the Company regarding any lawsuits or other actions that the Company may file or take against HDS arising out of the merger agreement, the equity commitment letter, the limited guarantee, the transactions contemplated by the merger agreement or any related matter. Each of Parent and Merger Sub will keep the Company fully and promptly apprised as to any material developments relating to the equity financing.

        Neither Parent nor Merger Sub will amend or waive any term of the equity commitment letter without the prior written consent of the Company and the board of directors of the Company or the Special Committee. Parent will promptly notify the Company of (i) the expiration or termination of the equity commitment letter, or (ii) any refusal by HDS to provide or any reservation by HDS regarding its obligation or ability to provide, the full financing contemplated by the equity commitment letter.

        Prior to the closing of the merger, none of Parent, Merger Sub or any of their affiliates will enter into any arrangements with any person (other than HDS) (i) pursuant to which such person agrees to provide equity, debt or other financing for the merger on an exclusive basis to Parent, Merger Sub or any of its affiliates, or (ii) pursuant to which such person agrees to refrain from providing to any person other than Parent and Merger Sub or any of its affiliates (including HDS) any equity, debt or other financing for a transaction involving the Company or any of its subsidiaries, including in connection with making an acquisition proposal, or (iii) on terms that could reasonably be expected to prevent or hinder such person from providing any equity, debt or other financing for a transaction involving the Company or any of its subsidiaries, including in connection with making an acquisition proposal.

No Solicitation of Acquisition Proposals

        From the date of the merger agreement until the earlier to occur of the effective time of the merger or the termination of the merger agreement, none of the Company, any of its subsidiaries, or any officer, director, employee or representative of the Company or any of its subsidiaries may:

  (i)
  solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any acquisition proposal;

  (ii)
  furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to any acquisition proposal;

  (iii)
  participate or engage in discussions or negotiations with any person with respect to any acquisition proposal;

  (iv)
  approve, endorse or recommend any acquisition proposal; or

  (v)
  enter into any contract contemplating or otherwise relating to any acquisition transaction.

        Upon signing the merger agreement, the Company is required to instruct its representatives that are engaged in ongoing discussions with any persons (other than Parent, Merger Sub or any of their Representatives) with respect to an acquisition proposal to cease any such discussions.

        Notwithstanding the foregoing, (i) if the Company receives an unsolicited acquisition proposal, the board of directors, acting through the Special Committee, may contact such persons making such acquisition proposal to clarify and understand the terms and conditions thereof in order to assess whether such acquisition proposal is reasonably expected to lead to a superior proposal, (ii) if the Company receives an unsolicited bona fide, written acquisition proposal that the board of directors, acting through the Special Committee, determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a superior proposal, the board of directors, acting through the Special Committee, may participate or engage in discussions or negotiations with any persons making such acquisition proposal if it determines in good faith (after consultation with its legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and/or (iii) if the Company receives an unsolicited bona fide, written acquisition proposal the board of directors, acting through the Special Committee, determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a superior proposal, the board of directors, acting through the Special Committee, may furnish, pursuant to a confidentiality agreement, to such persons making such acquisition proposal, any non-public information relating to the Company or any of its subsidiaries, or afford to any such persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, if the board of directors, acting through the Special Committee, determines in good faith (after consultation with its legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties. Notwithstanding the foregoing, the Company will not provide any commercially sensitive non-public information to any competitor in connection with the foregoing, except in a manner consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering acquisition proposals.

        In this proxy statement, an "acquisition proposal" means any offer or proposal (other than by Parent or Merger Sub) to engage in any transaction involving (i) the purchase or other acquisition by any person or group, directly or indirectly, of more than 20% of the Shares outstanding as of the consummation of such purchase or acquisition, or any tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Shares outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than 20% of the consoliated assets of the Company and its subsidiaries taken as a whole.

        In this proxy statement, a "superior proposal" means any bona fide written offer or proposal (other than by Parent or Merger Sub) to engage in any transaction involving (i) the purchase or other acquisition by any person or group, directly or indirectly, of more than 66 2/3% of the Shares outstanding as of the consummation of such purchase or acquisition, or any tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 66 2/3% of the Shares outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than 66 2/3% of the consoliated assets of the Company and its subsidiaries taken as a whole, in each case, on terms that the board of directors (acting through the Special Committee) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, taking into account relevant legal, financial and regulatory aspects of such proposal and the likelihood of consummation of such transaction, would be more favorable to the holders of Shares (other than the Rollover Shareholders) than the merger.

No Change of Recommendation

        The Company has agreed in the merger agreement that the board of directors will recommend that the holders of Shares authorize the merger agreement and the plan of merger, and that the board of directors, including the Special Committee, will not withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, the recommendation to the shareholders of the Company to authorize the merger agreement and the plan of merger. However, a "stop, look and listen" communication by the board of directors or the Special Committee to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, is not prohibited, and the board of directors and Special Committee may make any disclose to the holders of Shares that the board of directors or the Special Committee determines in good faith, after consultation with its outside counsel, that the failure to do o would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders under applicable laws.

        Notwithstanding the above, at any time prior to the effective time of the merger, the board of directors, acting through the Special Committee, may change its recommendations to the shareholders if:

  (i)
  the board of directors, acting through the Special Committee, determines in good faith after consultation with outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable laws;

  (ii)
  the Company has notified Parent in writing that its board of directors intends to change its recommendation to the shareholders, describing in reasonable detail the reasons for such change of recommendation; and

  (iii)
  if requested by Parent, the Company has made its representatives available to discuss with Parent's representatives any proposed modifications to the terms and conditions of the merger agreement during the a three-business-day period beginning on the day of delivery by the Company of the notice under (ii) above.

Shareholders' Meeting

        The Company, in cooperation with and subject to the approval of the Special Committee, will establish a record date for and duly call an extraordinary general meeting of its shareholders as promptly as practicable after the date hereof, solicit the authorization of the merger agreement and the plan of merger by the shareholders of the Company, and include in this proxy statement the recommendation by the board of directors to authorize the merger agreement and plan of merger. However, the Company may adjourn the shareholders meeting to the extent required by applicable laws, if there are insufficient Shares represented at the meeting to constitute a quorum, or if in the good faith judgment of the board of directors or the Special Committee, such adjournment is consistent with its fiduciary duties.

        In the event the board of directors, acting through the Special Committee, elects to change its recommendation to the shareholders of the Company to authorize the merger agreement and the plan of merger, the Company will not be required to submit the merger agreement to the shareholders for the purpose of obtaining the shareholder approvals.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  the surviving company and its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under all the indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the merger (each is referred to herein as an "indemnified person");

  •
  the memorandum and articles of association of the surviving company and its subsidiaries will contain provisions with respect to indemnification of the indemnified persons that are no less favorable than presently set forth in the memorandum and articles of association of the Company and its subsidiaries, and during a period of six years commencing on the effective time of the merger, such provisions will not be repealed, amended or otherwise modified in any manner, unless required by law;

  •
  during the period commencing on the effective time of the merger and ending on the sixth anniversary thereof, to the fullest extent permitted by applicable laws, the surviving company and its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of (i) any action or omission or alleged action or omission in such indemnified person's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, whether asserted or alleged prior to, at or after the effective time of the merger, or (ii) any of the transactions contemplated by the merger agreement. If, at any time prior to the sixth anniversary of the effective time of the merger, any indemnified person delivers to Parent a written notice asserting a claim for indemnification pursuant to the merger agreement, the claim asserted in such notice shall survive the sixth anniversary of the effective time of the merger until such time as such claim is fully and finally resolved; and

  •
  the surviving company will maintain the Company's current directors' and officers' liability insurance for a period of six years after the effective time of the merger on terms with respect to coverage and amount no less favorable than the existing insurance. However, Parent or the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Prior to the effective time of the merger, the Company may at its option purchase a six-year "tail" prepaid policy on the Company's current directors' and officers' liability insurance. If a "tail" prepaid policy has been so obtained by the Company, the surviving company will, and Parent will cause the surviving company to, maintain the policy in full force and effect, and continue to honor the obligations thereunder, in lieu of the obligation of Parent or the surviving company to maintain the Company's current directors' and officers' liability insurance.

Other Covenants

        The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  Parent and its representatives' access to the Company's properties, books, records and personnel;

  •
  notices and consultation in connection with certain litigation matters;

  •
  delisting of the ADSs from the NYSE and de-registration of the Company under the Exchange Act;

  •
  obtaining requisite permits and communications with governmental authorities;

  •
  matters relating to state takeover statutes; and

  •
  coordination of press releases and other public announcements relating to the merger.

Conditions to the Merger

        The consummation of the merger is subject to the satisfaction or waiver by mutual agreement of Parent and the Company (subject to the approval of the Special Committee) of the following conditions:

  •
  the merger agreement, the plan of merger and the merger being approved by the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company; and

  •
  no law or order of any governmental authority prohibiting the merger or making the consummation of the merger illegal in any jurisdiction in which the Company has material business or operations.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  the representations and warranties of the Company set forth in the merger agreement being true and correct at the closing date of the merger or at particular dates as provided under the merger agreement or the company disclosure letter, except for any failure to be so true and correct which would not have a Company Material Adverse Effect;

  •
  the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger; and

  •
  the Company having delivered to Parent and Merger Sub a certificate, validly executed for and on behalf of the Company and in its name by a duly authorized officer of the Company, certifying the fulfillment of the foregoing conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct at the closing date of the merger or at particular dates as provided under the merger agreement, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the merger or the ability of Parent or merger to perform its obligations under the merger agreement;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger; and

  •
  Parent and Merger Sub having delivered to the Company a certificate, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer of Parent and Merger Sub, certifying the fulfillment of the foregoing conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  whether before or after shareholder approval has been obtained, by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

  •
  whether before or after shareholder approval has been obtained, the merger is not completed by the termination date of August 21, 2013, provided that this termination right is not available to a party (i) whose breach of any provision of the merger agreement was a principal cause of the failure of the merger to have been completed on or before the termination date, or (ii) that is in material breach of the merger agreement; or

  •
  our shareholders do not approve the merger agreement at the final adjournment of the extraordinary general meeting;

  •
  by the Company, if:

  •
  the board of directors (acting through the Special Committee) has determined in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties, the Company has delivered to Parent a notice that its board of directors changes in a manner adverse to Parent in any material respect its recommendation to the shareholders to authorize the merger agreement and the plan of merger, and if requested by Parent, the Company has made available its representatives to discuss with Parent any proposed modifications to the terms of the merger agreement for the three-business-day period following such notice;

  •
  whether before or after shareholder approval has been obtained, Parent or Merger Sub has breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by the Company to Parent; but only if the Company has not breached any of its representations, warranties or covenants under the merger agreement in any material respect; or

  •
  all of the closing conditions under the merger agreement to Parent's and Merger Sub's obligation to complete the merger are satisfied, and Parent and Merger Sub fail to complete the closing within two business days following the date the closing should have occurred;

  •
  by Parent, if:

  •
  whether before or after shareholder approval has been obtained, the Company has breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by Parent to the Company; but only if Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under the merger agreement in any material respect; or

    •
    the board of directors of the Company or the Special Committee has effected and not withdrawn a change in a manner adverse to Parent in any material respect in its recommendation to the shareholders to authorize the merger agreement and the plan of merger; but this termination right expires 10 business days after the first date upon which the Company makes such a change in its recommendation.

        The Company will act through the Special Committee to determine whether to exercise its termination right under the merger agreement.

Termination Fees

        The Company is required to pay Parent a termination fee of $1.0 million within two business days after termination if:

  •
  if the board of directors (acting through the Special Committee) has determined in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties, the Company has delivered to Parent a notice that its board of directors changes in a manner adverse to Parent in any material respect its recommendation to the shareholders to authorize the merger agreement and the plan of merger, and if requested by Parent, the Company has made available its representatives to discuss with Parent any proposed modifications to the terms of the merger agreement for the three-business-day period following such notice; or

  •
  the merger agreement is terminated by Parent in either of the two circumstances in which the merger agreement may be terminated by Parent as described above.

        Parent is required to pay the Company a termination fee of $1.8 million within two business days of termination if:

  •
  Parent or Merger Sub has breached any of its representations, warranties or covenants under the merger agreement such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy has not been cured within thirty business days after written notice of such breach by the Company to Parent;

  •
  all of the closing conditions to Parent's and Merger Sub's obligation to complete the merger are satisfied, and Parent and Merger Sub fail to complete the closing within two business days following the date the closing should have occurred.

        Except as set forth above, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Modification or Amendment

        The merger agreement may not be amended except by an instrument in writing signed on behalf of the Company, Parent and Merger Sub. In addition, (a) any amendment by the Company will require the approval of the Special Committee, and (b) after approval of the merger agreement by the shareholders of the Company, no amendment that requires the approval of the shareholders of the Company under the Cayman Islands Companies Law will be made to the merger agreement without obtaining such shareholder approval for such amendment.

Extension and Waiver

        At any time prior to the effective time of the merger, Parent and Merger Sub, as one party, and the Company, as one party, may (a) extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties to the merger agreement contained in the merger agreement.

Remedies

        Pursuant to the merger agreement, in the event of any breach or threatened breach by either party of the merger agreement of any of their respective covenants or obligations thereunder or in connection with the merger, the Company, on the one hand, and Parent and Merger Sub and/or HDS, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement by the other, and to specifically enforce the terms and provisions of the merger agreement and any other agreements or arrangements implementing the merger to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the merger agreement and the merger. This right includes the right of the Company to cause Parent and Merger Sub to fully enforce the equity commitment letter against HDS to the fullest extent permissible pursuant to applicable laws and to thereafter cause the merger to be consummated.

        Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a termination fee of $1.8 million from Parent (or HDS, if requested to pay by the Company), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise.

        Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent's right to receive payment of a termination fee of $1.0 million from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise.

        The maximum aggregate liability of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement is limited to the termination fee payable by the Company or Parent (or HDS, if requested to pay by the Company), as the case may be.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 DISSENTER RIGHTS

        The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares ("dissenter rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your dissenter rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenter rights.

Requirements for Exercising Dissenter Rights

        A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The exercise of your dissenter rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenter rights, the following procedures must be followed:

  •
  you must give written notice of objection to the Company prior to the vote to approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

  •
  within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection;

  •
  within twenty (20) days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder must give a written notice of his decision to dissent (a "Notice of Dissent") to the Company stating his name, address and the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven (7) days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing (i) which shareholders are entitled to dissenter rights, (ii) the fair value of the Shares held by those shareholders, and (iii) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker, bank or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to exercise whatever dissenter rights attached to the Shares.

        You must be a registered holder of Shares in order to exercise your dissenter rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenter rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenter rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary's office at 1 Chase Manhattan Plaza, Floor 21, New York, New York, 10005-1401. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        If you do not satisfy each of these requirements, you cannot exercise dissenter rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to ADS cancellation, Attention: Judy Zhu.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $0.32 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. You also should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under Section 238. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and HDS intend to assert that the per Share Merger consideration of $3.20 is equal to the fair value of each of your Shares.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenter rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenter rights.

 FINANCIAL INFORMATION

Selected Historical Financial Information

        The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2010 and 2011. The historical financial information as of December 31, 2010 and 2011 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, starting at page F-1, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" beginning on page 108 for a description of how to obtain a copy of such Annual Report.

	Year Ended December 31,
	2010	2011
	(in thousands of US$, except share, per share and per ADS data)
Selected Consolidated Statements of Income Data
Net revenues	470,465	686,125
Cost of revenues	(467,400)	(637,615)

Gross profit	3,065	48,510

Selling and marketing expenses	(20,841)	(34,486)
General and administrative expenses	(67,008)	(61,774)
Impairment on long-lived assets	(17,055)	—
Gain on disposal of subsidiary	—	3,268
Other operating (expenses) income, net	5,446	2,777

(Loss) from operations	(96,393)	(41,705)
Interest (expense), net	(26,043)	(30,609)
Other Income	767	767
Exchange differences	(1,484)	(5,144)

Income (loss) from continuing operations before provision for income taxes	(123,153)	(76,691)
Provision for income taxes	(9,388)	(99)

Net (loss) from continuing operations before earnings in equity investments	(132,541)	(76,790)
(Loss) in equity investments	(211)	(10)

Net (loss) from continuing operations	(132,752)	(76,800)

Net income (expense) from discontinued operations	—	—
Net (loss)	(132,752)	(76,800)

Less: Net income attributable to non-controlling interests	13,989	8,320

Net (loss) attributable to WSP Holdings Limited	(118,763)	(68,480)

Net income (loss) per share—basic
Net income (loss) from continuing operations	(0.58)	(0.34)
Loss on discontinued operations	—	—
Net income (loss) per share	(0.58)	(0.34)
Net income (loss) per share—diluted
Net income (loss) from continuing operations	(0.58)	(0.34)
Loss on discontinued operations	—	—
Net income (loss) per share	(0.58)	(0.34)
Weighted average ordinary shares used in computation of earnings per share:
Basic	204,771,144	204,375,226
Diluted	204,771,144	204,375,226

	2010	2011
	(in thousands of US$)
Consolidated balance sheet data
Cash and cash equivalents	48,688	27,742
Restricted Cash	142,027	249,812
Accounts and bills receivable, net of allowance for doubtful accounts	199,970	260,139
Advances to suppliers	17,123	19,229
Inventories	240,713	242,240
Total current assets	692,435	866,562
Property and equipment, net	536,942	653,783
Intangible assets, net	244	108

Total assets	1,331,062	1,571,116

Accounts payable	176,379	307,740
Borrowings, due within one year	596,546	773,541

Total current liabilities	877,956	1,245,000

Total liabilities	1,028,287	1,339,734

Total WSP Holdings Limited shareholders' equity	297,031	233,873
Non-controlling interests	5,744	(2,491)

Total equity	302,775	231,382

Total liabilities and equity	1,331,062	1,571,116

Ratio of Earnings to Fixed Charges

	As of December 31,
	2010	2011
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	-2.51	-0.83

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges. Fixed charges consist of (i) interest expensed and capitalized and (ii) amortized and capitalized expenses related to indebtedness. The ratio of earnings to fixed charges should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011 and the report on Form 6-K for the relevant periods. Please see "Where You Can Find More Information" beginning on page 108 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Net Book Value per Share of Our Shares

        The net book value per Share as of December 31, 2011 was $1.13 (based on an aggregate net book value of $231,382 and 204,375,226 Shares outstanding).

 TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        We have not made any repurchases of our Shares or ADSs during the past two years.

Purchases by the Buyer Group

        No member of the Buyer Group has purchased any Shares or ADSs during the past two years.

Prior Public Offerings

        In December 2007, we completed our initial public offering of 25,000,000 ADSs at $8.50 per ADS, each representing two ordinary shares. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

        There was no transaction in the Company's Shares during the past 60 days by the Company or any member of the Buyer Group, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days from the date of this proxy statement. Percentage of beneficial ownership is based on 204,375,226 Shares outstanding as of the date of this proxy statement.

	Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Longhua Piao(1)(4)	104,100,000	50.9
Syed Hisham bin Syed Wazir(2)(5)	45,900,000	22.5
Xizhong Xu	—	—
Weidong Wang	—	—
Jing Lu	—	—
Dennis D. Zhu	—	—
Michael Muhan Liu	—	—
Baiqin Yu	—	—
Yi Zhang	—	—
Zongdi Ye	—	—
Choon-Hoi Then	—	—
Rixin Luo	—	—
Yanping Dong(3)	—	—
Jiaxing Liu	—	—
All directors and executive officers as a group	150,000,000	73.4
Principal Shareholders:
Expert Master Holdings Limited(4)	104,100,000	50.9
UMW China Ventures (L) Ltd.(5)	45,900,000	22.5
OCM Asia Principal Opportunities Fund, L.P.(6)	14,088,000	6.9
Other Beneficial Owners:
WSP OCTG GROUP Ltd.(7)	150,000,000	73.4
H.D.S. Investments LLC	150,000,000	73.4
Jubao Xie	150,000,000	73.4

(1)
Includes 104,100,000 Shares are owned by EMH, which is wholly-owned by Mr. Piao. The business address of Mr. Piao is No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China.

(2)
Includes 45,900,000 Shares owned by UMW China. Mr. Syed Hisham bin Syed Wazir is the group managing director and chief executive officer of UMW Holdings Berhad, a company incorporated in Malaysia and whose shares are listed on the Malaysian Stock Exchange. UMW Holdings Berhad is the 100% shareholder of UMW Petropipe (L) Ltd., a company incorporated in Labuan,

  Malaysia, with the address at Brumby House, Jafan Bahasa, P.O. Box 80148, 87011 Labuan F.T.Malaysia. UMW Petropipe (L) Ltd. is the 100% shareholder of UMW China. Datuk Syed Hisham bin Syed Wazir disclaims beneficial ownership of all of the shares owned by UMW China Ventures (L) Ltd. The business address of Syed Hisham bin Syed Wazir is UMW Holdings Bhd, Jalan Utas 15/7, 40915 Shah Alam, Selangor, Malaysia.

(3)
Ms. Dong is Mr. Piao's spouse.

(4)
EMH is wholly-owned by Mr. Piao. The address of EMH is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(5)
UMW China is wholly-owned by UMW Petropipe (L) Ltd., which is in turn a wholly-owned subsidiary of UMW Holdings Berhad. The address of UMW China is Brumby House, Jalan Bahasa, P.O. Box 80148, 87011 Labuan F.T. Malaysia.

(6)
OCM Asia Principal Opportunities Fund, L.P. is a Cayman Islands exempted limited partnership. The principal business address of OCM Asia Principal Opportunities Fund, L.P. is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(7)
Includes 150,000,000 Shares that may be deemed to be beneficially owned by Parent pursuant to the voting agreements it entered into with each of Mr. Piao, EMH and UMW China and the irrevocable proxies contained therein. No payment was made in consideration for entering into the voting agreements. The business address of Parent is Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China.

(8)
HDS wholly owns Parent and may be deemed to beneficially own 150,000,000 Shares pursuant to the voting agreements Parent entered into with each of Mr. Piao, EMH and UMW China and the irrevocable proxies contained therein. No payment was made in consideration for entering into the voting agreements. The business address of HDS is Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China.

(9)
Mr. Xie is the 99% shareholder and the sole director of HDS, which wholly owns Parent, and may be deemed to beneficially own 150,000,000 Shares pursuant to the voting agreements Parent entered into with each of Mr. Piao, EMH and UMW China and the irrevocable proxies contained therein. No payment was made in consideration for entering into the voting agreements. The business address of Mr. Xie is Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of material U.S. federal income tax consequences of the merger, under current law, to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs and references to the merger include any exchange of Shares for cash pursuant to dissenter rights. This discussion is based on the federal income tax laws of the United States as of the date of this proxy statement, including the U.S. Internal Revenue Code of 1986, as amended, referred to as the "Code," final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, judicial decisions, and other applicable authorities, all as of the date hereof. All of the foregoing authorities are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. We have not sought any ruling from the U.S. Internal Revenue Service, referred to as the "IRS." This discussion is not binding on the IRS, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies; (iv) traders that elect to apply a mark-to-market accounting method; (v) tax-exempt organizations and entities; (vi) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (viii) U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar; (ix) retirement plans, individual retirement accounts, or other tax-deferred accounts; (x) U.S. expatriates or entities subject to the U.S. anti-inversion tax rules; (xi) persons subject to alternative minimum tax; (xii) U.S. Holders that actually or constructively own 10% or more of our voting stock or (xiii) holders that are not U.S. Holders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times, and that each U.S. Holders is an unaffiliated security holder.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Any partnership, or partner of such a partnership, holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR

SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger

        For U.S. federal income tax purposes, the merger will be treated as a taxable sale of Shares for cash. Accordingly, but subject to the discussion under "Passive Foreign Investment Company" below, the U.S. federal income tax consequences of the receipt of cash in exchange for a Share generally will be that a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received (including any taxes withheld or cancellation fees paid pursuant to the Deposit Agreement) and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time of the merger. In the event that a U.S. Holder exercises dissenter rights, any cash received that is attributable to interest generally will be treated as ordinary income for U.S. federal income tax purposes.

        Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at reduced rates. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders generally will be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the "Treaty"). If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

        Based on the past composition of our income and valuation of our assets, including goodwill, we believe that we were not a passive foreign investment company, or a "PFIC," for U.S. federal income tax purposes for our taxable year ended December 31, 2011, and, while final information regarding our asset and income information for 2012 is not yet available, we do not expect that there will be a change in our assets or income that would cause us to become one for our taxable year ended December 31, 2012, or for our current taxable year, although there can be no assurance in this regard.

        In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of the ADSs, a decrease in the price of the ADSs may also result in our becoming a PFIC.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by such U.S. Holder on the disposition of Shares generally would be allocated ratably over such U.S. Holder's holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

        A U.S. Holder generally will be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

        Certain U.S. Holders who hold the Company's Shares or ADSs in physical form may be required to report the disposition of such Shares or ADSs on IRS Form 8938. Each U.S. Holder should consult its tax advisor concerning its reporting obligations with respect to a disposal of Shares or ADSs.

Medicare Tax

        For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income generally will include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their Shares.

MATERIAL PRC INCOME TAX CONSIDERATIONS

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" (i) does not have an establishment or place of business in the PRC or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual's PRC-source income from disposition of capital asset is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

        Although there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698," Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao [2011] No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (i) an actual rate of tax of less than 12.5% or (ii) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, or otherwise under applicable PRC law, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company's shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

 MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands, and (ii) registration fees will be payable to the Registrar of Companies to register the plan of merger.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in in the fourth quarter of 2013.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at www.wsphl.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F filed with the SEC on April 30, 2012 (as amended on May 15, 2012 and February 7, 2013) is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 30, 2012, including, without limitation, the reports on Form 6-K filed with the SEC on June 27, 2012, October 1, 2012, December 21, 2012, December 28, 2012 and February 21, 2013 are incorporated herein by reference.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our Director of Investor Relations at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                        , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

WSP OCTG GROUP Ltd. (WSP  ),

JM OCTG GROUP Ltd. (JM  ),

and

WSP Holdings Limited

Dated as of 21 February 2013

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of 21 February 2013 by and among WSP OCTG GROUP Ltd. (WSP  ), an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), JM OCTG GROUP Ltd. (JM  ), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and WSP Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

W I T N E S S E T H:

        WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Cayman Islands Companies Law (as amended) (the "Cayman Companies Law") and the terms and conditions of this Agreement (the "Merger");

        WHEREAS, the Company Board has established a special committee of the Company Board consisting of independent directors (the "Special Committee") to, among other things, review, evaluate, negotiate, recommend or not recommend any offer by Parent and Merger Sub to acquire securities of the Company;

        WHEREAS, the Special Committee has unanimously recommended that the Company Board approve this Agreement and the Plan of Merger related to this Agreement in the form attached hereto as Exhibit A (the "Plan of Merger") and the Merger and the other transactions contemplated hereby;

        WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (ii) resolved to recommend that the holders of Company Shares authorize this Agreement and the Plan of Merger in accordance with the Cayman Companies Law;

        WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have (i) approved this Agreement and the Plan of Merger and approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (ii) resolved to recommend that the holders of their shares authorize this Agreement and the Plan of Merger in accordance with the Cayman Companies Law;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to Parent a rollover agreement, dated as of the date hereof and attached hereto as Exhibit B, among the Rollover Shareholders, Parent and Merger Sub (together with the schedules and exhibits attached thereto, the "Rollover Agreement"), pursuant to which the Rollover Shareholders will contribute to Parent and/or Merger Sub, subject to the terms and conditions therein, the Rollover Shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's, Merger Sub's and the Company's willingness to enter into this Agreement, each of the Rollover Shareholders has executed and delivered to each of Parent and the Company a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit C, among such Rollover Shareholder, Parent and Merger Sub (each a "Voting Agreement");

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, H.D.S. Investments LLC, a limited liability company incorporated in the State of Washington (the "Guarantor") has entered into a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit D (the "Guarantee"), in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

        Section 1.1    Certain Definitions.    For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

        "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning more than twenty percent (20%) of the Company Shares outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof).

        "ADSs" shall mean the Company's American depositary shares, each of which represents ten (10) Company Shares.

        "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Business Day" shall mean any day, other than a: (i) day which is a Saturday or Sunday; (ii) day which is a legal holiday under the Laws of the States of Delaware or New York, the Cayman Islands, Hong Kong or the PRC; or (iii) day on which banking institutions located in the States of Delaware or New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Law or Order to close.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Company Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of 30 September 2012.

        "Company Balance Sheet Date" shall mean 30 September 2012.

        "Company Board" shall mean the board of directors of the Company.

        "Company Material Adverse Effect" shall mean any change, effect, event or development (each a "Change", and collectively, "Changes"), individually or in the aggregate, that has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," or be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

          (i)  general economic conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

         (ii)  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

        (iii)  conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

        (iv)  political conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

         (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

        (vi)  changes in Law (or the interpretation thereof) or in GAAP or other accounting standards (or, in each case, the interpretation thereof) used by the Company or any of its Subsidiaries;

       (vii)  the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Parent or the Guarantor, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (D) any other negative development (or potential negative development) in the Company's or any of its Subsidiaries' relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement;

      (viii)  any actions taken or failure to take action, in each case, by Parent or any of its Affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

        (ix)  changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

         (x)  any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

        (xi)  the delisting of the Company from the NYSE;

       (xii)  any matters set forth in the Company Disclosure Letter or otherwise known by Parent, Merger Sub, any Rollover Shareholder or any of their respective Affiliates prior to the date of this Agreement; and

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (v) above materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a "Company Material Adverse Effect" has occurred, but only to the extent of such disproportionate effects (if any)).

        "Company Options" shall mean any options to purchase Company Shares outstanding under the Company Share Plan.

        "Company Share" shall mean an ordinary share, par value $0.0001 per share, in the share capital of the Company.

        "Company Share Plan" shall mean the Company's 2007 Share Incentive Plan.

        "Company Shareholders" shall mean holders of Company Shares (including Company Shares represented by ADSs) in their capacities as such.

        "Company Termination Fee" shall mean an amount equal to $1,000,000.

        "Contract" shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture or lease.

        "Deposit Agreement" shall mean the deposit agreement dated 6 December 2007 between the Company and the Depositary (as amended).

        "Depositary" shall mean JPMorgan Chase Bank, N.A.

        "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "Excluded Shares" shall mean (i) Company Shares owned by Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (ii) Rollover Shares or (iii) Dissenting Shares.

        "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

        "Governmental Authority" shall mean any government, any governmental or regulatory entity or body (including a securities exchange), department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction.

        "IRS" shall mean the United States Internal Revenue Service or any successor thereto.

        "Knowledge" of the Company, with respect to any matter in question, shall mean the actual knowledge of Choon-Hoi Then after due inquiry as of the date of this Agreement.

        "Law" shall mean any and all applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Legal Proceeding" shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

        "Lien" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or community property interest.

        "Material Contract" shall mean any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Order" shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

        "Parent Termination Fee" shall mean an amount equal to $1,800,000.

        "Permitted Liens" shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions) and non-exclusive licenses; (iv) Liens imposed by applicable Law (other than Tax Law) which are not currently violated by the current use or occupancy of any real property or the operation of the business thereon; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the

Company's Annual Report on Form 20-F for the fiscal year ended 31 December 2011; (ix) Liens incurred or suffered in the ordinary course of business consistent with past practice that do not materially and adversely affect the value, use or operation of the property subject thereto; and (x) Liens described in Section 1.1 of the Company Disclosure Letter.

        "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "PRC" shall mean the People's Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "Representatives" shall mean, with respect to any Person, such Person's Affiliates and such Person and its Affiliates' respective directors, officers or other employees, or investment bankers, attorneys or other authorized advisors, agents or representatives.

        "RMB" shall mean renminbi, the legal currency of the PRC.

        "Rollover Shares" shall mean (a) 104,100,000 Company Shares held of record by Expert Master Holdings Limited and (b) 45,900,000 Company Shares held of record by UMW China Ventures (L) Ltd.

        "Rollover Shareholders" shall mean each of Expert Master Holdings Limited, Mr. Longhua Piao and UMW China Ventures (L) Ltd.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

        "Subsidiary" of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Superior Proposal" shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (with all percentages included in the definition of Acquisition Transaction increased to 66 2/3%) on terms that the Company Board (acting through the Special Committee, if in existence) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, would be more favorable to the Company Shareholders (other than the Rollover Shareholders) than the Merger.

        "Tax" shall mean any and all PRC and non-PRC taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

        Section 1.2    Additional Definitions.    The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Capitalization Date	3.7(a)
Certificates	2.8(c)
Change	1.1
Changes	1.1
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.3(b)
Company Disclosure Letter	Article III
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Shareholders Meeting	7.3(d)
Confidentiality Agreement	7.7
Consent	3.6
D&O Insurance	6.1(c)
Dissenting Shareholder	2.7(c)
Dissenting Shares	2.7(c)
Effective Time	2.3
Equity Commitment Letter	Section 4.10(a)
Equity Financing	Section 4.10(a)
Exchange Fund	2.8(b)
Guarantee	Recitals
HKIAC	Section 10.9
Indemnified Persons	6.1(a)
Maximum Annual Premium	6.1(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.7(d)
Outside Date	9.1(b)
Parent	Preamble
Paying Agent	Section 2.8(a)
Per ADS Merger Consideration	2.7(a)(ii)
Per Share Merger Consideration	2.7(a)(ii)
Permits	3.14
Plan of Merger	Recitals
Preliminary Proxy Statement	7.3(a)
Proxy Statement	7.3(a)

Term	Section Reference
Recommendation Change Notice	5.3(b)
Registrar of Companies	2.3
Requisite Shareholder Approval	3.4
Schedule 13E-3	3.6
Special Committee	Recitals
Subsidiary Securities	3.8(c)
Surviving Corporation	2.1
Tax Returns	3.13(a)
Uncertificated Shares	2.8(c)
Voting Agreement	Recitals

        Section 1.3    Certain Interpretations.

        (a)   Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

        (b)   Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

        (c)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

        (d)   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

        (e)   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

        (f)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not "material" or a "Company Material Adverse Effect" under this Agreement.

        (g)   References to "$" refer to U.S. dollars.

        (h)   When used herein, the word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean "if."

        (i)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in this Agreement and the applicable provisions of the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        Section 2.2    The Closing.    Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the Merger (the "Closing") will occur at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied of the conditions set forth in Article VIII (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the "Closing Date."

        Section 2.3    The Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands (the "Registrar of Companies"), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of such filing and acceptance by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the "Effective Time").

        Section 2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Memorandum and Articles of Association.

        (a)   Memorandum of Association.    At the Effective Time, subject to the provisions of Section 6.1(a), the memorandum of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum of association of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum of association.

        (b)   Articles of Association.    At the Effective Time, subject to the provisions of Section 6.1(a), the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the articles of association of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law, the memorandum of association of the Surviving Corporation and such articles of association.

        Section 2.6    Directors and Officers.

        (a)   Directors.    At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

        (b)   Officers.    At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

        Section 2.7    Effect on Share Capital of the Company.

        (a)   Share Capital.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

            (i)  Share Capital of Merger Sub.    Each ordinary share, par value US$1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ordinary share of the Surviving Corporation. Each certificate evidencing ownership of such ordinary shares of Merger Sub shall thereafter evidence ownership of ordinary shares of the Surviving Corporation.

           (ii)  Company Shares and ADSs.    Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and extinguished and automatically converted, subject to Section 2.7(b), into the right to receive $0.32 in cash without interest (the "Per Share Merger Consideration") payable in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10). For the avoidance of doubt, because each ADS represents ten (10) Company Shares, each ADS that is issued and outstanding immediately prior to the Effective Time shall represent the right to surrender the ADS in exchange for $3.20 in cash without interest (the "Per ADS Merger Consideration") subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement.

          (iii)  Cancellation.    Each (A) Company Share (including Rollover Shares and Company Shares represented by ADSs) owned by Parent, Merger Sub or the Company or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company and (B) Rollover Share, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor and the register of members of the Company shall be amended accordingly.

        (b)   Certain Adjustments.    The Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

        (c)   Statutory Dissenters Rights.    Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a Company Shareholder (each, a "Dissenting Shareholder") who has validly exercised and not lost its appraisal rights pursuant to Section 238 of the Cayman Companies Law (collectively, the "Dissenting Shares") shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.7(c)), and shall entitle such Dissenting Shareholder only to payment for such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be cancelled and converted into and represent the right to receive the Per Share Merger Consideration, pursuant to this Section 2.7.

        (d)   Company Options.    Neither Parent nor Merger Sub shall assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Parent and a holder of a Company Option, the Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of each such Company Option shall be paid by the Surviving Corporation at or promptly after the Effective Time, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the difference between the Per Share Merger Consideration and the per share exercise price of such Company Option (the "Option Consideration") (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option); provided that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

        Section 2.8    Exchange of Certificates.

        (a)   Paying Agent.    Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the "Paying Agent") and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

        (b)   Exchange Fund.    Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs) and Company Options pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs) and Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the "Exchange Fund"). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II.

        (c)   Payment Procedures.    Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail (and The Depository Trust Company to deliver) to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the "Uncertificated Shares"), in each case, whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii) (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time and (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

        (d)   Transfers of Ownership.    In the event that a transfer of ownership of Company Shares is not registered in the share transfer books or register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the share transfer books or register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the share transfer books or register of members of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

        (e)   Required Withholding.    Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold or cause to be deducted and withheld from any cash amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws; provided that none of the Paying Agent, Parent or the Surviving Corporation will make or cause to be made any such deduction or withholding in respect of Taxes imposed under PRC Law or under the Code other than: (i) as required as a result of a change in relevant Law on or prior to the Closing Date; (ii) as required pursuant to a written notice by a

Governmental Authority; (iii) "backup" withholding Tax under the Code with respect to holders of Company Shares that do not provide a valid IRS Form W-8 or IRS Form W-9; or (iv) Taxes required to be deducted and withheld from amounts payable with respect to any Company Options. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares (including Company Shares represented by ADSs) or Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (g)   Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or ADSs on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares (other than Excluded Shares) or ADSs that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates, Uncertificated Shares or ADSs representing such Company Shares for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, payable in respect of the Company Shares represented by such Certificates, Uncertificated Shares or ADSs solely to Parent, as general creditors thereof, for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

        Section 2.9    No Further Ownership Rights.    From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) shall no longer be outstanding, all Company Shares (including Company Shares represented by ADSs) shall automatically be cancelled, retired and cease to exist, and all ADSs shall be surrendered, and each holder of a Certificate, Uncertificated Shares or ADSs theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Merger Consideration and the Per ADS Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        Section 2.10    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.7.

        Section 2.11    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

        Section 2.12    Fair Value.    Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

        Section 2.13    Necessary Further Actions.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Letter"), or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC (other than in any "risk factor" disclosure, any other forward looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization and Qualification.    The Company and each of its Subsidiaries is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized or existing or to have such power and authority would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had a Company Material Adverse Effect.

        Section 3.2    Corporate Power; Enforceability.    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Shareholder Approval and filing the Plan of Merger with the Registrar of Companies. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.

        Section 3.3    Board Actions.    At a meeting duly called and held prior to the execution of this Agreement, the Company Board (acting upon the recommendation of the Special Committee) (a) approved this Agreement and the Plan of Merger and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the Cayman Companies Law upon the terms and subject to the conditions contained herein and (b) resolved to recommend that the holders of Company Shares authorize this Agreement and the Plan of Merger.

        Section 3.4    Requisite Shareholder Approval.    The affirmative vote of Company Shareholders representing two-thirds or more of the Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting (the "Requisite Shareholder Approval"), is the only vote of the holders of any class or series of share capital of the Company that is necessary under the Cayman Companies Law and the Company's articles of association to authorize and approve this Agreement, the Plan of Merger and consummate the Merger.

        Section 3.5    Non-Contravention.    The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not (a) violate or conflict with any provision of the memorandum of association or articles of association of the Company, (b) subject to obtaining such Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made and subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

        Section 3.6    Required Governmental Approvals.    No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a "Consent"), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Plan of Merger with the Registrar of Companies, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the "Schedule 13E-3") and the furnishing of Form 6-K with the Proxy Statement, and (c) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the ability of the Company to perform its covenants and obligations hereunder.

        Section 3.7    Company Capitalization.

        (a)   The authorized share capital of the Company consists of 500,000,000 Company Shares. As of the close of business in New York City on 20 February 2013 (the "Capitalization Date"): (i) 204,375,226 Company Shares were issued and outstanding; and (ii) no Company Shares were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any Company Shares other than pursuant to the exercise of Company Options.

        (b)   As of the close of business on the Capitalization Date, there were 10,000,000 Company Shares reserved for future issuance under the Company Share Plan. As of the close of business on the Capitalization Date, there were zero Company Options outstanding and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 5.1(b).

        (c)   Except as set forth in this Section 3.7, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Shares pursuant to the terms of the Company Share Plan.

        Section 3.8    Subsidiaries.

        (a)   Section 3.8 of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Subsidiary of the Company.

        (b)   All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted.

        (c)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as "Subsidiary Securities"), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

        Section 3.9    Company SEC Reports.    Since December 31, 2009, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the "Company SEC Reports"). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        Section 3.10    Company Financial Statements.    The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by the Exchange Act), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

        Section 3.11    Absence of Certain Changes.

        (a)   Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect.

        (b)   Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if proposed to be taken after the date hereof.

        Section 3.12    Material Contracts.

        (a)   Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Parent.

        (b)   Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries that is a party to a Material Contract, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that have not had a Company Material Adverse Effect.

        Section 3.13    Tax Matters.    Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

        (a)   The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes ("Tax Returns") required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

        (b)   The representations and warranties contained in this Section 3.13 are the only representations and warranties of the Company and its Subsidiaries with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

        Section 3.14    Permits.    The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted ("Permits"), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.15    Compliance with Laws.    The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries, except for such noncompliance that has not had a Company Material Adverse Effect. No representation or warranty is made in this Section 3.15 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.9 or (b) applicable laws with respect to Taxes, which are covered solely in Section 3.13.

        Section 3.16    Litigation.    As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.17    Opinion of Financial Advisor.    The Special Committee received the opinion of Houlihan Lokey (China) Limited, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and subject to and based upon the various qualifications and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Company Shares in the Merger pursuant to this Agreement and the Per ADS Merger Consideration to be received by the holders of the ADSs in the Merger pursuant to this Agreement (in each case, other than as set forth in such opinion) are fair to such holders from a financial point of view.

        Section 3.18    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in this Article III, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub, their Affiliates or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Organization; Good Standing.    Parent is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is an exempted company with limited liability duly organized and validly existing under the Laws of the Cayman Islands and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation and bylaws and/or other constituent documents, as amended to date, of Parent and Merger Sub.

        Section 4.2    Corporate Power; Enforceability.    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally, and (b) is subject to general principles of equity.

        Section 4.3    Non-Contravention.    The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the articles of incorporation or bylaws of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 3.5 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.4    Required Governmental Approvals.    No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Plan of Merger with the Registrar of Companies, and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Proxy Statement and the Schedule 13E-3, and (c) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.5    Litigation.    As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Merger Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

        Section 4.6    Ownership of Company Share Capital.    As of the date hereof, other than the Rollover Shares neither Parent nor any of its Subsidiaries owns (beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act), of record or otherwise) any Company Shares or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

        Section 4.7    Brokers.    No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.8    Operations of Parent and Merger Sub.    Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities or have incurred any liabilities or obligations other than as contemplated by this Agreement.

        Section 4.9    Capitalization of Merger Sub.    The authorized share capital of Merger Sub consists of 50,000 shares, par value $1.00 per share, one of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

        Section 4.10    Financing.

        (a)   Parent and Merger Sub have delivered to the Company a complete and accurate copy of an executed equity commitment letter dated 21 February 2013 (the "Equity Commitment Letter") from the Guarantor pursuant to which the Guarantor has committed to provide, subject to the terms and conditions set forth therein, the cash amounts set forth therein to Parent to fully finance the Merger and the other transactions contemplated by this Agreement (the "Equity Financing"). The aggregate proceeds contemplated by the Equity Commitment Letter are sufficient to enable Parent to (i) consummate the Merger and the transactions contemplated herein upon the terms contemplated by this Agreement, (ii) pay all amounts that will become payable as a result of the consummation of the Merger and the transactions contemplated herein, including all amounts payable pursuant to Article II upon consummation of the Merger and the transactions contemplated herein on the Closing Date, and (iii) pay all related fees and expenses associated with the Merger and the transactions contemplated herein, incurred by Parent and Merger Sub or any of their respective Affiliates. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Equity Commitment Letter prior to or in connection with the execution of this Agreement, and Parent and Merger Sub will pay when due all other commitment fees and other fees arising under the Equity Commitment Letter as and when they become due and payable thereunder.

        (b)   As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated), and (ii) the commitment set forth in the Equity Commitment Letter has not been withdrawn or rescinded in any respect. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the Guarantor. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Equity Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letter in the form so delivered to the Company. Parent and Merger Sub have no reason to believe that any term or condition to the Equity Financing set forth in the Equity Commitment Letter will not be fully satisfied on a timely basis or that the Equity Financing will not be available to Parent and Merger Sub at the Closing. Parent will have, as of the Closing Date, sufficient cash available to pay all amounts to be paid by Parent in connection with this Agreement. Parent's obligations hereunder are not subject to a condition regarding Parent's obtaining of funds to consummate the Transactions.

        (c)   Concurrently with the execution of this Agreement, Parent and Merger Sub are delivering to the Company the Guarantee of the Guarantor. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guarantee.

        (d)   Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any investments to be made in or contributions to be made to Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Equity Commitment Letter. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning the ownership and operation of Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries at any time from and after the Effective Time.

        (e)   Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding, written or oral), with any other Person that has or would have the effect of requiring such Person to provide Parent or Merger Sub with financing or other potential sources of capital (whether equity, debtor a hybrid thereof) in any such case on an exclusive basis in connection with the Merger or any other transaction contemplated by this Agreement, or that has or would have the effect of preventing, impairing or otherwise limiting the ability of any Person to provide financing or other potential sources of capital (whether equity, debt or a hybrid thereof) to any other Person in connection with any transaction involving the Company.

        Section 4.11    Shareholder and Management Arrangements.    Except as expressly authorized by the Company in writing, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time. Parent and Merger Sub have delivered to the Company complete and correct copies of any such Contract.

        Section 4.12    Solvency.    Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (a) the amount of the "fair saleable value" of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (b) neither the Surviving Corporation nor any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        Section 4.13    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub, their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        Section 4.14    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives or advisors, Parent, Merger Sub, their Affiliates and their respective shareholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

        Section 4.15    Independent Investigation.    Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its

Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in ARTICLE III).

ARTICLE V
COVENANTS OF THE COMPANY

        Section 5.1    Interim Conduct of Business.

        (a)   Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(a) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall (A) carry on its business in the ordinary course in substantially the same manner as heretofore conducted in all material respects, and (B) use its reasonable best efforts, consistent with past practices, to preserve substantially intact its business organization and preserve the current relationships of the Company and each of its Subsidiaries with material customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary.

        (b)   Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

            (i)  amend its memorandum of association, articles of association or comparable organizational documents;

           (ii)  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares pursuant to Company Options, (B) grants to employees or directors of Company Options issued in the ordinary course of business consistent with past practice, and with a per share exercise price that is no less than the then-current market price of a Company Share;

          (iii)  directly or indirectly acquire, repurchase or redeem any Company Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options;

          (iv)  (A) split, combine, subdivide or reclassify any shares, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares, or make any other actual, constructive or deemed distribution in respect of shares, except for cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its Subsidiaries, or (C) enter into any voting agreement with respect to its share capital that is inconsistent with the transactions contemplated hereby;

           (v)  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

          (vi)  (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 (or an equivalent amount in RMB) individually or $10,000,000 (or an equivalent amount in RMB) in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries' assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

         (vii)  except as may be required by applicable Law or the terms of any employee benefit plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except in any such case (1) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

        (viii)  except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

          (ix)  sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, tangible assets or tangible properties of the Company or any of its Subsidiaries having a current value in excess of $1,000,000 (or an equivalent amount in RMB) in the aggregate (other than the sale of inventory in the ordinary course of business);

           (x)  sell, transfer, license, assign or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse or fail to maintain or enforce any material intellectual property owned by the Company or any of its Subsidiaries (except the granting of nonexclusive licenses in the ordinary course of business), or disclose to any Person any confidential information (except pursuant to confidentiality agreements);

          (xi)  (A) make or change any material Tax election, (B) settle or compromise any material income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

         (xii)  other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein with a value in excess of $5,000,000 (or an equivalent amount in RMB) individually or $10,000,000 (or an equivalent amount in RMB) in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

        (xiii)  enter into any new line of business outside of its existing business segments;

        (xiv)  settle, release, waive or compromise any pending or threatened action of or claim against the Company or any of its Subsidiaries (A) for an amount in excess of $500,000 (or an equivalent amount in RMB) in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or any of its Subsidiaries in excess of such amount, including costs or revenue reductions, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

         (xv)  (A) enter into, terminate (other than extensions at the end of a term in the ordinary course of business) or materially amend or modify any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Material Contract, in the case of (A) or (B), which would reasonably be expected to adversely impact the Company or any of its Subsidiaries in any material respect;

        (xvi)  adopt, propose, effect or implement any "shareholder rights plan," "poison pill" or similar arrangement; or

       (xvii)  enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

        (c)   Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

        Section 5.2    No Solicitation.

        (a)   Subject to Section 5.2(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction. Promptly following the date of this Agreement, the Company shall (A) instruct its

Representatives that are engaged in ongoing discussions and negotiations with any Persons (other than Parent, Merger Sub or any of their Representatives) with respect to an Acquisition Proposal to cease any such discussions and (B) deliver, or procure that its Representatives will deliver, a written or email notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to such Acquisition Proposal, which notice shall request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished by the Company or its Representatives in connection with such Acquisition Proposal.

        (b)   Notwithstanding anything to the contrary set forth in Section 5.2(a), the Company Board (acting through the Special Committee, if in existence), may, directly or indirectly through the Company's Representatives, (i) contact any Person that has made an Acquisition Proposal to clarify and understand the terms and conditions thereof in order to assess whether such Acquisition Proposal is reasonably expected to lead to a Superior Proposal, (ii) participate or engage in discussions or negotiations with any Person that has made a bona fide, written Acquisition Proposal and that the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, and/or (iii) furnish to any Person that has made a bona fide, written Acquisition Proposal that the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries, or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (iii) pursuant to a confidentiality agreement; provided that in the case of any action taken pursuant to the preceding clauses (ii) or (iii), the Company Board (acting through the Special Committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by Section 5.2(b), except in a manner consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

        Section 5.3    Company Board Recommendation.

        (a)   Subject to the terms of Section 5.3(b) and Section 5.3(c), the Company Board shall recommend that the holders of Company Shares authorize this Agreement and the Plan of Merger (the "Company Board Recommendation").

        (b)   Neither the Company Board nor any committee thereof (including the Special Committee) shall withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent in any material respect, the Company Board Recommendation (a "Company Board Recommendation Change"); provided that a "stop, look and listen" communication by the Company Board or the Special Committee, if in existence, to the Company Shareholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, the Company Board (acting through the Special Committee, if in existence) may effect a Company Board Recommendation Change if (i) the Company Board (acting through the Special Committee, if in existence) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such

Company Board Recommendation Change (a "Recommendation Change Notice") (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); and (iii) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time.

        (c)   Nothing in this Agreement shall prohibit the Company Board or the Special Committee, if in existence, from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Shareholders), and (ii) making any disclosure to the Company Shareholders that the Company Board or the Special Committee, if in existence, determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law.

        Section 5.4    Access.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) such documents or information are subject to any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise affect the rights and remedies available to Parent and Merger Sub hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company's properties shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.4.

        Section 5.5    Certain Litigation.    Each party hereto shall promptly advise the other parties hereto of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties' views with respect to such shareholder litigation.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB

        Section 6.1    Directors' and Officers' Indemnification and Insurance.

        (a)   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Persons"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of association (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Person as the indemnification, exculpation and advancement of expenses provisions contained in the articles of association (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

        (b)   Without limiting the generality of the provisions of Section 6.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person's entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry,

(C) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.1(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

        (c)   During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided that in satisfying its obligations under this Section 6.1(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the "Maximum Annual Premium"); provided further that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year "tail" prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a "tail" policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.1(c) for so long as such "tail" policy shall be maintained in full force and effect.

        (d)   If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.1.

        (e)   The obligations set forth in this Section 6.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 6.1(c) (and their heirs and representatives)) under this Section 6.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

        (f)    The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.1 shall be joint and several.

        (g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

        Section 6.2    Obligations of Merger Sub; Authorization by Parent.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. Promptly (and in any event within two (2) Business Days) following the execution of this Agreement, Parent shall take all requisite action in accordance with the Cayman Companies Law and the articles of incorporation of Merger Sub to authorize this Agreement and the Plan of Merger in its capacity as the sole shareholder of Merger Sub.

        Section 6.3    Financing.

        (a)   Each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including by: (i) maintaining in effect the Equity Commitment Letter; (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in such Equity Commitment Letter that are within their control, if any; (iii) consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing (and in any event prior to the Outside Date); and (iv) fully enforcing the Guarantor's obligations (and the rights of Parent and Merger Sub) under the Equity Commitment Letter, including (at the request of the Company) by filing one or more lawsuits against the Guarantor to fully enforce the Guarantor's obligations (and the rights of Parent and Merger Sub) thereunder. In the event that the Company shall file one or more lawsuits or take any other actions against the Guarantor in order to fully enforce the Guarantor's obligations (and the rights of Parent and Merger Sub) under the Equity Commitment Letter or the Guarantor's obligations (and the Company's rights) under the Equity Commitment Letter and the Guarantee, then at all times thereafter during the pendency of any such lawsuits or other actions, Parent and Merger Sub shall consult, cooperate and coordinate with the Company (and take any action reasonably requested by the Company in respect thereof) regarding any lawsuits or other actions that the Company may file or take against the Guarantor arising out of this Agreement, the Equity Commitment Letter, the Guarantee, the transactions contemplated hereby or thereby and/or any related matter, and shall not take any action that (or fail to take any action if such failure) is intended to or has (or would reasonably be expected to have) the effect of either (A) preventing, impairing or otherwise adversely affecting any Legal Proceeding by the Company or other action against the Guarantor arising out of this Agreement, the Equity Commitment Letter, the Guarantee, the transactions contemplated hereby or thereby and/or any related matter, or any other efforts by the Company to fully enforce the Guarantor's obligations (and the rights of Parent, Merger Sub and the Company) under the Equity Commitment Letter or the Guarantee, or (B) preventing, impairing or adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Each of Parent and Merger Sub shall keep the Company fully and promptly apprised as to the status of, and any material developments relating to, the Equity Financing.

        (b)   Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company and the Company Board (or, if in existence, the Special Committee). Parent shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, or (ii) any refusal by the Guarantor to provide, any stated intent by the

Guarantor to provide, or any expression of concern or reservation by the Guarantor regarding its obligation and/or ability to provide, the full financing contemplated by the Equity Commitment Letter.

        (c)   Prior to the Closing, none of Parent, Merger Sub or any of their Affiliates shall enter into any Contracts, arrangements or understandings with any Person (other than the Guarantor) (i) pursuant to which such Person agrees to provide or otherwise make available or arrange equity, debt or other financing (or to assist with the arrangement of equity, debt or other financing) for the Merger and the transactions contemplated herein on an exclusive basis to or for the benefit of Parent, Merger Sub or any of its Affiliates, or (ii) pursuant to which such Person agrees to refrain from providing, seeking to provide or otherwise making available or arranging to or for the benefit of any Person other than Parent and Merger Sub or any of its Affiliates (including the Guarantor) any equity, debt or other financing (or to assist with the arrangement of equity, debt or other financing) for a transaction involving the Company or any of the Company's Subsidiaries (including for purposes of or in connection with making an Acquisition Proposal), or (iii) on terms that could reasonably be expected to prevent or hinder such Person from providing, seeking to provide or otherwise making available or arranging any equity, debt or other financing for a transaction involving the Company or any of the Company's Subsidiaries (including for purposes of or in connection with making an Acquisition Proposal). Prior to the Closing, none of Parent, Merger Sub or any of its Affiliates shall take any action to cause or induce any Person (including the Guarantor) to take any action that, if taken by Parent, Merger Sub or any of its Affiliates, would be a breach of this Section 6.3(c).

        Section 6.4    Shareholder and Management Arrangements.    Except to the extent expressly authorized by the Company Board (acting through the Special Committee or any other authorized committee thereof) in advance, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, or make or enter into any formal or informal arrangement or other understanding (whether or not binding, written or oral), with any Person relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

        Section 6.5    Stock Exchange De-Listing.    Parent shall cause the ADSs to be de-listed from the NYSE and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII
ADDITIONAL COVENANTS OF ALL PARTIES

        Section 7.1    Reasonable Best Efforts to Complete.    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions set forth in Article VIII to be satisfied; and (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or the transactions contemplated hereby. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that, or fail to take any action if such failure, is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee,

"profit sharing" or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

        Section 7.2    Regulatory Filings.

        (a)   Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

        (b)   Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not expressly contemplated by this Agreement are required to be or should be made, and whether any other consents, approvals, permits or authorizations not expressly contemplated by this Agreement are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

        Section 7.3    Company Shareholders Meeting.

        (a)   As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee, shall, in accordance with applicable Law (in the case of each of clauses (i) to (iv), unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change): (i) prepare and cause to be filed with the SEC as an exhibit to the Schedule 13E-3 a preliminary proxy statement (the "Preliminary Proxy Statement") relating to this Agreement and the Plan of Merger and the transactions contemplated by this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use reasonable best efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders Meeting (collectively, as amended or supplemented, the "Proxy Statement"), to be mailed to the Company Shareholders at the earliest practicable date after the date that the SEC confirms it has no further comments. Parent and Merger Sub shall as promptly as practicable furnish all information as the Company may reasonably request and otherwise cooperate with and assist the Company, at the Company's reasonable request, in connection with the preparation of the Preliminary Proxy Statement, the Proxy Statement and the other actions to be taken by the Company under this Section 7.3(a).

        (b)   Unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, and Parent shall cooperate to: (i) concurrently with the preparation of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

        (c)   Unless the Company Board (acting through the Special Committee, if in existence) shall have effected a Company Board Recommendation Change, the Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Company Shareholders Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, in cooperation with and subject to the approval of the Special Committee, shall promptly transmit such amendment or supplement to the Company Shareholders.

        (d)   Unless the Company Board (acting through the Special Committee, if in existence) has effected a Company Board Recommendation Change, the Company, in cooperation with and subject to the approval of the Special Committee, shall (i) in accordance with applicable Law, establish a record date for and duly call a special meeting of the Company Shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable following the date hereof for the purposes of considering and taking action upon the authorization of this Agreement and the Plan of Merger, (ii) use reasonable best efforts to solicit the authorization of this Agreement and the Plan of Merger by the Company Shareholders, and (iii) include in the Proxy Statement the Company Board Recommendation. Notwithstanding the foregoing, the Company may adjourn or postpone the Company

Shareholders Meeting as and to the extent: (1) required by applicable Law; (2) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (3) if in the good faith judgment of the Company Board or, if in existence, the Special Committee, such adjournment or postponement is consistent with its fiduciary duties under applicable Law.

        (e)   Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 5.3, in connection with any disclosure regarding a Company Board Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) or permit Parent or Merger Sub to participate in any discussions with the SEC regarding the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 7.4    Anti-Takeover Laws.    In the event that any anti-takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

        Section 7.5    Public Statements and Disclosure.    None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 or following a Company Board Recommendation Change.

        Section 7.6    Actions Taken at Direction of Parent/Rollover Shareholders; Knowledge of Parent/Rollover Shareholders.    Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction of Parent, any Rollover Shareholder or any officer or director of Parent or any Rollover Shareholder without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Neither Parent nor Merger Sub shall have any right to (a) terminate this Agreement under Section 9.1, (b) claim that the condition to the obligations of Parent and Merger Sub set forth in Section 8.2(a) below has failed to be satisfied, or (c) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent Parent or any Rollover Shareholder or any officer or director of Parent or any Rollover Shareholder has knowledge of such breach or inaccuracy.

        Section 7.7    Confidentiality.    Parent, Merger Sub and the Company hereby acknowledge that H.D.S. Investment LLC, Longhua Piao and the Company have previously executed a Confidentiality Agreement, made as of 14 May 2012 (as amended, the "Confidentiality Agreement"), which will continue in full force and effect in accordance with its terms.

ARTICLE VIII
CONDITIONS TO THE MERGER

        Section 8.1    Conditions to the Obligations of Each Party.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.1(a), which cannot be waived) by mutual written agreement of Parent and the Company (subject to the approval of the Special Committee), prior to the Effective Time, of each of the following conditions:

        (a)   Requisite Shareholder Approval.    The Company shall have received the Requisite Shareholder Approval.

        (b)   No Legal Prohibition.    No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations.

        Section 8.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

        (a)   Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect and (ii) for changes contemplated by this Agreement; provided that, solely for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.2(a), all "materiality" and "Company Material Adverse Effect" qualifications set forth in such representations and warranties shall be disregarded.

        (b)   Performance of Obligations of the Company.    The Company shall have performed in all material respects the material obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

        (c)   Officer's Certificate.    Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

        Section 8.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company, subject to the approval of the Special Committee:

        (a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement and (ii) for changes contemplated by this Agreement.

        (b)   Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects the material obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

        (c)   Officer's Certificate.    The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.    This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

        (a)   at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), by mutual written agreement of Parent and the Company (acting through the Special Committee, if in existence); or

        (b)   by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that the Effective Time shall not have occurred on or before 21 August 2013, (such date referred to herein as the "Outside Date"); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement; or

        (c)   by either the Company (acting through the Special Committee, if in existence) or Parent, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Shareholder Approval after the final adjournment of the Company Shareholders Meeting at which a vote is taken on this Agreement and the Plan of Merger; or

        (d)   by the Company (acting through the Special Committee, if in existence), in the event that: (i) the Company Board (acting through the Special Committee, if in existence) shall have determined in good faith (after consultation with outside legal counsel) that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company shall have delivered to Parent a Recommendation Change Notice; and (iii) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent's Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time (it being understood and hereby agreed that such three (3) Business Day period may be the same three (3) Business Day period contemplated by Section 5.3(b)); or

        (e)   by the Company (acting through the Special Committee, if in existence), at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and shall have failed to cure such breach within thirty (30) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if Parent and Merger Sub shall have cured such breach during such thirty (30) Business Day period); or

        (f)    by the Company (acting through the Special Committee, if in existence), in the event that (i) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding conditions that by their terms are to be satisfied on the Closing Date) and (ii) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred; or

        (g)   subject to Section 7.6, by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and shall have failed to cure such material breach within thirty (30) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); or

        (h)   by Parent, in the event that the Company Board or the Special Committee shall have effected and not withdrawn a Company Board Recommendation Change; provided that Parent's right to terminate this Agreement pursuant to this Section 9.1(h) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change.

        Section 9.2    Notice of Termination; Effect of Termination.    Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of Section 7.7, this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 9.3    Fees and Expenses.

        (a)   General.    Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

        (b)   Company Payments.    In the event that this Agreement is terminated (a) by the Company pursuant to Section 9.1(d) or (b) by Parent pursuant to Section 9.1(g) or Section 9.1(h), then in either case, the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

        (c)   Parent Payments.    In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(f), then in either case, Parent shall pay to the Company the Parent Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

        (d)   Limitation.    Notwithstanding anything to the contrary in this Agreement, (i) the Company's receipt of the Parent Termination Fee from Parent pursuant to Section 9.3(c) or the guarantee thereof pursuant to the Guarantee shall, subject to Section 10.7(b), be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective Representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent's receipt of the Company Termination Fee from the Company pursuant to Section 9.3(b) shall, subject to Section 10.7(b), be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective Representatives for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, (B) under no circumstances will Parent be entitled to monetary damages in excess of the amount of the Company Termination Fee, (C) while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 9.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee and (D) while Parent may pursue both a grant of specific performance and the payment of the Company Termination Fee under Section 9.3(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Company Termination Fee.

        Section 9.4    Amendment.    Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that

(a) any such amendment by the Company shall require the approval of the Special Committee and (b) in the event that the Company has received the Requisite Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under the Cayman Companies Law without obtaining the Requisite Shareholder Approval of such amendment.

        Section 9.5    Extension; Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Survival of Representations, Warranties and Covenants.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

        (a)   if to Parent or Merger Sub to:

    Room #405, Bldg C
    Wangzhuang Science & Technology Innovation Park, No. 4
    Longshan Road, New District, Wuxi
    Jiangsu Province, P.R. China
    Attention: Zhiwen Zhou
    Facsimile No.: +86-510-8181 6811

    with a copy (which shall not constitute notice) to:

    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
    Suite 2101, Building C, Yintai Center
    #2 Jianguomenwai Ave., Chaoyang District
    Beijing 100022, PRC
    Attention: Steven Liu (sliu@gunder.com)
    Facsimile No.: +86- 10-5680-3889

        (b)   if to the Company, to (or if to the Special Committee, to it care of the Company):

    WSP Holdings Limited
    No. 38 Zhujiang Road
    Xinqu, Wuxi
    Jiangsu Province, P.R. China
    Attention: Choon-Hoi Then
    Facsimile No.: +86-510-8522-6351

    with a copy (which shall not constitute notice) to:

    Kirkland & Ellis
    26th Floor, Gloucester Tower, The Landmark
    15 Queen's Road Central
    Hong Kong
    Attention: David Zhang (david.zhang@kirkland.com)
    Jesse Sheley (jesse.sheley@kirkland.com)
    Facsimile No.: +852-3761-3301

        Section 10.3    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall (a) be binding upon the parties hereto and their respective successors and permitted assigns and (b) inure to the benefit of the parties hereto and their respective successors and permitted assigns and the Special Committee.

        Section 10.4    Entire Agreement.    This Agreement, the Guarantee, the Equity Commitment Letter, the Rollover Agreement, the Voting Agreement and the other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein and therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

        Section 10.5    Third Party Beneficiaries.    Except as provided in Section 6.1 only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this

Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.1 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.7    Remedies.

        (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        (b)   The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub and/or the Guarantor, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Equity Commitment Letter, the Rollover Agreement, Voting Agreement or the Guarantee, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Equity Commitment Letter, the Rollover Agreement, the Voting Agreement and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Equity Commitment Letter, the Rollover Agreement, the Voting Agreement and the Guarantee, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Equity Commitment Letter against the Guarantor to the fullest extent permissible pursuant to the Equity Commitment Letter and applicable laws and to thereafter cause the Merger to be consummated. Parent and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement. If, prior to the Outside Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal

Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

        Section 10.8    Governing Law.

        (a)   This Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

        (b)   Article II of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article II of this Agreement, the negotiation, execution or performance of Article II of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

        Section 10.9    Consent to Jurisdiction.    In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10.9. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre ("HKIAC") Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 10.9. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company and one arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 10.9 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

        Section 10.10    WAIVER OF JURY TRIAL.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        Section 10.11    Company Disclosure Letter References.    The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect.

        Section 10.12    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WSP OCTG GROUP LTD. (WSP )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JM OCTG GROUP LTD. (JM )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WSP HOLDINGS LIMITED
By:	/s/ DENNIS D. ZHU
Name:	Dennis D. Zhu
Title:	Chairman, Special Committee

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on                          2013.

BETWEEN

(1)
JM OCTG GROUP Ltd. (JM

), an exempted company incorporated under the laws of the Cayman Islands on 22 June 2012, with its registered office situate at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands ("Merger Sub"); and

(2)
WSP Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 16 November 2006, with its registered office situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI-1111, Cayman Islands (the "Company" or "Surviving Corporation" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated 21 February 2013 made by and among WSP OCTG GROUP Ltd. (WSP

), Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2.
The name of the Surviving Corporation shall be WSP Holdings Limited.

REGISTERED OFFICE

3.
The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one share has been issued, fully paid and outstanding.

5.
Immediately prior to the Effective Time (as defined below) the authorized share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of US$0,0001 par value per share, of which 204,375,226 ordinary shares have been issued, fully paid and outstanding.

6.
The authorized share capital of the Surviving Corporation shall be US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share.

A-ExA-1

7.
At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)
Each ordinary share, par value US$0.0001 per share, of the Company other than (i) any Dissenting Shares (as defined in the Agreement); and (ii) any Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)
Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights to dissent from the Merger under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)
Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.
At the Effective Time, the ordinary shares of the Surviving Corporation shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

  in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.
The Merger shall take effect at [    •    ] (the "Effective Time").

PROPERTY

10.
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

A-ExA-2

DIRECTORS OF THE SURVIVING CORPORATION

13.
The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[•]	[•]
[•]	[•]
[•]	[•]

SECURED CREDITORS

14.
(a)   Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)
The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of JM OCTG GROUP Ltd. (JM ):
Jubao Xie Director
For and on behalf of WSP Holdings Limited:
Dennis D. Zhu Chairman, Special Committee

A-ExA-3

Appendix I

A-AppI-1

Appendix II

A-AppII-1

Exhibit B

ROLLOVER AGREEMENT

A-ExB-1

Exhibit C

VOTING AGREEMENT

A-ExC-1

Exhibit D

GUARANTEE

A-ExD-1

ANNEX B

Opinion of Houlihan Lokey (China) Limited

[LETTERHEAD OF HOULIHAN LOKEY (CHINA) LIMITED]

February 21, 2013

The Special Committee of the Board of Directors
WSP Holdings Limited
No. 38 Zhujiang Road
Xinqu, Wuxi
Jiangsu Province
People's Republic of China

Dear Special Committee:

        We understand that WSP Holdings Limited ("WSP Holdings"), WSP OCTG GROUP Ltd. ("Parent"), a wholly owned subsidiary of H.D.S. Investments LLC ("HDS"), and JM OCTG GROUP Ltd., a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into a Merger Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into WSP Holdings (the "Merger") and (i) each outstanding ordinary share, par value US$0.0001 per share, of WSP Holdings ("WSP Ordinary Shares"), other than WSP Ordinary Shares beneficially owned by Rollover Holders (as defined below), Parent, Merger Sub, WSP Holdings (as treasury shares, if any) or any of their respective subsidiaries and holders who have validly exercised and not withdrawn their appraisal rights with respect to their WSP Ordinary Shares, will be converted into the right to receive US$0.32 in cash (the "Per Share Consideration") and (ii) each American Depository Share, representing 10 WSP Ordinary Shares ("WSP ADSs" and, together with WSP Ordinary Shares, "WSP Shares"), will be converted into the right to receive US$3.20 in cash (the "Per ADS Consideration" and, together with the Per Share Consideration, the "Consideration"). As more fully described in the Merger Agreement, Mr. Longhua Piao, chairman of the Board of Directors, chief executive officer and majority shareholder of WSP Holdings, Expert Master Holdings Limited, a wholly owned subsidiary of Mr. Piao ("EMHL"), and UMW China Ventures (L) Ltd., a significant shareholder of WSP Holdings ("UMW"), will enter into rollover, voting and other agreements with Parent and Merger Sub (Mr. Piao, EMHL and UMW, collectively with any other holder of WSP Shares who enters into similar arrangements with Parent or its affiliates, "Rollover Holders").

        The Special Committee of the Board of Directors (the "Board" and, such special committee, the "Special Committee") of WSP Holdings has requested that Houlihan Lokey (China) Limited ("Houlihan Lokey") provide an opinion (the "Opinion") to the Special Committee as to whether, as of the date hereof, the Per Share Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP Ordinary Shares and the Per ADS Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP ADSs (in each case other than Parent, Merger Sub, Rollover Holders and their respective affiliates) are fair to such holders from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed an execution version, provided to us on February 19, 2013, of an Agreement and Plan of Merger to be entered into among Parent, Merger Sub and WSP Holdings, each an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Merger Agreement");

  2.
  reviewed certain publicly available business and financial information relating to WSP Holdings that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of WSP Holdings made available to us by WSP Holdings, including financial estimates and projections (and adjustments thereto) prepared by or discussed with the management of WSP Holdings relating to WSP Holdings for the fiscal year ended December 31, 2012 and for the fiscal years ending December 31, 2013 through December 31, 2017, which estimates and projections reflect, among other things, an optimistic scenario for WSP Holdings based on management's assumption that WSP Holdings and its subsidiaries will continue to obtain necessary financing or other capital resources for their operations notwithstanding certain covenant breaches under existing loan agreements, going concern uncertainties and unfavorable actual financial performance in 2012 relative to projected 2012 financial performance;

  4.
  spoken with certain members of the management of WSP Holdings and certain of its representatives and advisors regarding (a) the business, operations, financial condition, past performance relative to projected performance and trends in the financial results and prospects of WSP Holdings and (b) the Merger and related matters;

  5.
  compared the financial and operating performance of WSP Holdings with that of other public companies that we deemed to be relevant;

  6.
  considered publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed current and historical market prices and trading volume for WSP ADSs and the current and historical market prices and trading volume of publicly traded securities of certain other companies that we deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. As the Special Committee is aware, we have been advised by the management of WSP Holdings that the only long-term projections for WSP Holdings are those prepared and provided to us by such management in February 2012, that certain changes have occurred in WSP Holdings' business and operations since February 2012 and that the actual performance of WSP Holdings for the fiscal year ended December 31, 2012 was materially less favorable than as reflected in such long-term projections. As the Special Committee also is aware, it is our understanding that WSP Holdings and its subsidiaries have been in breach of certain financial covenants under certain loan agreements and that the consolidated financial statements of WSP Holdings for the fiscal year ended December 31, 2011 included an explanatory paragraph indicating that there is a going concern uncertainty for WSP Holdings, which could adversely affect the ability of WSP Holdings to meet its ongoing financing needs and obtain third-party financing. Notwithstanding the foregoing, management of WSP Holdings has advised us, and we have assumed, at the direction of the Special Committee, that the financial projections and other estimates (and adjustments thereto) utilized in our analyses have been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of such management as to the future financial results and condition of WSP Holdings under an optimistic scenario. We express no opinion with respect to such projections and estimates or the assumptions on which they are based.

        We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of WSP Holdings since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we understand that financial projections for WSP Holdings have been prepared by the management of WSP Holdings in Renminbi ("RMB"), the legal currency of China. We have utilized certain publicly available RMB to United States dollar exchange rates and we have assumed, with the consent of the Special Committee, that such exchange rates are reasonable to utilize for purposes of our analyses. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Special Committee, that any such fluctuations will not in any respect be material to our analyses or this Opinion. We have relied, at the direction of the Special Committee, upon the assessments of the management of WSP Holdings as to, among other things, (i) macroeconomic conditions and governmental and regulatory matters affecting WSP Holdings, (ii) the amount of restricted cash currently available for the operations of WSP Holdings and the continued availability of such cash for its operations and (iii) cyclical and market trends and prospects for the oil and gas industry, including assumptions of the management of WSP Holdings as to future oil, gas and related commodity prices, which are subject to significant volatility and which, if different than as assumed, could impact our analyses or this Opinion. We have assumed, with the consent of the Special Committee, that there will be no developments with respect to any such matters that would affect our analyses or this Opinion. In addition, the management of WSP Holdings has advised us, and we have assumed, at the direction of the Special Committee, that each WSP ADS represents, and is equivalent for purposes of our analyses and this Opinion to, 10 WSP Ordinary Shares.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on WSP Holdings or the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final executed Merger Agreement will not differ in any respect from the execution version of the Merger Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of WSP Holdings or any other party or entity, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of WSP Holdings or any other entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which WSP Holdings is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which WSP Holdings is or may be a party or is or may be subject.

        We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of WSP Holdings or any other party or entity, or any alternatives to the Merger or (b) advise the Special Committee, the Board or any other party or entity with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. This Opinion does not purport to address potential developments in the credit, financial or stock markets, including, without limitation, the market for WSP ADSs. We also are not expressing any opinion as to the price or range of prices at which WSP ADSs will trade, or WSP Ordinary Shares may be transferable, at any time. In addition, we express no view as to, and we have not assessed or considered, foreign currency exchange risks associated with the Merger or otherwise.

        This Opinion is furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party or entity. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party or entity as to how to act or vote with respect to any matter relating to the Merger or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, WSP Holdings, HDS, EMHL, UMW or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates in the future may provide investment banking, financial advisory and other financial services to WSP Holdings, HDS, EMHL, UMW, other participants in the Merger and their respective affiliates, and one or more security holders or portfolio companies of such entities, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan

Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by HDS, EMHL, UMW or other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with such funds, HDS, EMHL, UMW or other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates in the past may have acted, currently may be acting and in the future may act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, WSP Holdings, HDS, EMHL, UMW, other participants in the Merger and/or their respective affiliates, and/or one or more security holders or portfolio companies of such entities, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        Houlihan Lokey has been engaged as financial advisor to the Special Committee in connection with the Merger and has received and will receive a fee for such services, a portion of which is contingent upon consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger or the conclusion contained in this Opinion. In addition, WSP Holdings has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        Our Opinion relates to the fairness, from a financial point of view, of the Per Share Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP Ordinary Shares and the Per ADS Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP ADSs (in each case other than Parent, Merger Sub, Rollover Holders and their respective affiliates), without regard to any rights, restrictions or limitations that may be attributable to WSP Ordinary Shares or WSP ADSs, including, without limitation, conversion or other features, redemption fees or related expenses. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, WSP Holdings, its security holders or any other party or entity to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger (other than the Consideration to the extent expressly specified herein) or otherwise, including, without limitation, any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the Merger, any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of WSP Holdings, or to any other party or entity, except if and only to the extent expressly set forth in the last paragraph of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for WSP Holdings or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of WSP Holdings' or any other party's security holders or other constituents vis-à-vis any other class or group of WSP Holdings' or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not WSP Holdings, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of WSP Holdings or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, WSP Holdings and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to WSP Holdings, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP Ordinary Shares and the Per ADS Consideration to be received in the Merger pursuant to the Merger Agreement by holders of WSP ADSs (in each case other than Parent, Merger Sub, Rollover Holders and their respective affiliates) are fair to such holders from a financial point of view.

Very truly yours,
/s/ HOULIHAN LOKEY (CHINA) LIMITED HOULIHAN LOKEY (CHINA) LIMITED

ANNEX C:

Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating—

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of the Company and Each Entity in the Buyer Group

1.     Directors and Executive Officers of the Company

        The Company is a company organized under the laws of the Cayman Islands with its principal business address at No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China. The telephone number of the Company at this address is (86 510) 8522 6351 and the fax number is (86 510) 8522 6351. The Company's registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Longhua Piao	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Chairman (since October 2007) and Chief Executive Officer (since inception)	People's Republic of China
Syed Hisham bin Syed Wazir	UMW Holdings Bhd, Jalan Utas 15/7, 40915 Shah Alam, Selangor, Malaysia	Vice Chairman(1) (since November 2010)	Malaysia
Xizhong Xu	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Director and Assistant General Manager (since November 2006)	People's Republic of China
Weidong Wang	Suite 1218, South Tower, Beijing Kerry Centre, 1 Guanghua Road, Chaoyang District, Beijing, People's Republic of China	Independent Director(2) (since August 2009(1))	U.S.A.
Jing Lu	Room 201, Unit 3, Block 22, Longqing Ranghulu District, Daqing City, Heilongjiang Province 163411	Independent Director(3) (since November 2007)	People's Republic of China
Dennis D. Zhu	Beijing Riviera Villa 134, 1 Xiangjiang Beilu, Beijing, China 100103	Independent Director(4) (since November 2007)	U.S.A.
Michael Muhan Liu	7061 Osler Street, Vancouver, BC Canada, V6P 4C4	Independent Director(5) (since June 2011)	Canada
Baiqin Yu	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Vice General Manager of Production (since September 2006)	People's Republic of China
Yi Zhang	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Vice General Manager of Technology(since January 2004)	People's Republic of China
Zongdi Ye	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Vice General Manager of Machinery (since March 2001)	People's Republic of China
Choon-Hoi Then	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Chief Financial Officer(6) (since March 2011)	Malaysia
Rixin Luo	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Assistant General Manager of Sales and Marketing (since March 2002)	People's Republic of China

Name	Business Address	Present Principal Employment	Citizenship
Yanping Dong	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Assistant General Manager of Administration (since January 2001)	People's Republic of China
Jiaxing Liu	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Vice General Manager of Human Resources (since May 2007)	People's Republic of China

(1)
Datuk Syed Hisham bin Syed Wazir is currently the president, chief executive officer and director of UMW Holdings Berhad (with its principal business address at 3rd Floor, The Corporate, No.10 Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia), a public company in Malaysia engaged in auto manufacturing, industrial equipment and oil and gas services. From 2009 to December 2010, Datuk Syed Hisham bin Syed Wazir served as the chief operating officer of Naza Kia Sdn Bhd (with its principal business address at 8th Floor, Menara Naza, 115 Jalan Raja Muda Abdul Aziz, Kampung Baru, 50300 Kuala Lumpur, Malaysia) and Naza Kia Services Sdn Bhd (with its principal business address at 7th Floor, Menara Naza, Jalan Raja Muda Abdul Aziz, Kampung Baru, 50300 Kuala Lumpur, Malaysia), Malaysian companies responsible for the sales, marketing, distribution and after sales service of Kia automobiles in Malaysia. From 2005 to 2009, Datuk Syed Hisham bin Syed Wazir served as the managing director of Edaran Otomobil Nasional Berhad (with its principal business address at No. 2 Persiaran Kerjaya, Taman Perindustrian Glenmarie Seksyen U1, 40150 Shah Alam, Malaysia), one of the largest conglomerates and distributor of domestically manufactured cars in Malaysia.

(2)
Mr. Wang is a partner at Dechert LLP, where he practices in the areas of mergers and acquisitions, private equity, corporate finance and corporate governance. The principal business address of Dechert LLP's Beijing representative office is located at Suite 1218, South Tower, Beijing Kerry Centre, 1 Guanghua Road, Chaoyang District, Beijing, People's Republic of China.

(3)
Mr. Lu has been a consultant to the High and New Technology Development Zone of the Government of Daqing City, China since July 2006. The principal business address of the High and New Technology Development Zone of the Government of Daqing City, China is located at No.3 Industrial District, Daqing High-tech Development Zone, Daqing 163316, People's Republic of China.

(4)
Since December 2005, Mr. Zhu has been a non-executive director of China Assets Investment Management Ltd. since May, 2012, where he is responsible for the corporate governance function and administration of the company. China Assets Investment Management Ltd. is currently appointed as the investment manager of China Assets (Holdings) Limited, a limited company principally engaged in investing in listed and unlisted companies in Hong Kong and China and with its shares listed on the Hong Kong Stock Exchange. The principal business address of China Assets (Holdings) Limited is located at 19/F Wing On House, 71 Des Voeux Road, Central, Hong Kong. Since June 2012, Mr. Zhu has been an independent director of Aluminum Corporation of China Limited, a joint stock limited company based in China principally engaged in mining and production of aluminum and with its shares listed on NYSE (ACH), the Hong Kong Stock Exchange and the Shanghai Stock Exchange. The principal business address of Aluminum Corporation of China Limited is located at No. 62 North Xizhimen Street, Haiden District, Beijing, People's Republic of China.

(5)
Mr. Liu has been a managing director of East China Capital Investments Ltd. (with its principal business address at East Capital Asia Limited, 13/F Wyndham Place, 40-44 Wyndham Street, Central, Hong Kong), a company mainly involved in investment and financing of mineral resources projects. Since 2009, he has served as a director of China Growth Minerals Ltd., a Hong Kong company mainly involved in the investment in uranium. From 2004 to 2009, he served as a director of International Barytax Resources Ltd. (with its principal business address at 750 West Pender Street, Suite 1605, Vancouver BC V6C 2T8, Canada), a Toronto listed company involved in the investment of copper exploration projects in Africa. From 2005 to 2008, he served as a director of Pacific Imperial Mines Ltd. (with its principal business address at Suite 1700-700 Pender St W, Vancouver BC V6C 1G8, Canada), a Toronto listed company involved in gold exploration projects in China.

(6)
Mr. Then served as the Vice President of Finance, Asia at Rich Corporation from 2008 to 2010 where he was responsible for the finance function in Asia and provided regional operational support. From 1999 to 2008, he held various positions at several Asia-based subsidiaries of Fedders Corporation, most recently as Asia Pacific controller where he was responsible for treasury matters and accounting functions of all of the company's Asia Pacific entities.

        During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Parent

        Parent is a Cayman Islands exempted company with limited liability, with its registered office located at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and its telephone number is +86-510-8273-7658.

        The name, business address, present principal employment and citizenship of each director and executive officer of Parent are set forth below.

Jubao Xie	Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China	Sole Director (since inception)	People's Republic of China

3.     Directors and Executive Officers of Merger Sub

        Merger Sub is a Cayman Islands exempted company with limited liability, with its registered office located at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and its telephone number is +86-510-8273-7658.

        The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below.

Jubao Xie	Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China	Sole Director (since inception)	People's Republic of China

4.     Directors and Executive Officers of H.D.S. Investments LLC

        H.D.S. Investments LLC is a limited liability company formed in the State of Washington, with its registered office located at 11033 NE 24th Street #200, Bellevue, WA 98004, United States of America and its telephone number is +86-510-8273-7658.

        The name, business address, present principal employment and citizenship of each director and executive officer of HDS are set forth below.

Jubao Xie	Room #405, Bldg C, Wangzhuang Science & Technology Innovation Park, No. 4, Longshan Road, New District, Wuxi, Jiangsu Province, People's Republic of China	Sole Director, Chief Executive Officer (since inception)	People's Republic of China

5.     Directors and Executive Officers of Expert Master Holdings

        Expert Master Holdings Limited is a company incorporated in the British Virgin Islands, with its business address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

        The name, business address, present principal employment and citizenship of each director and executive officer of Expert Master Holdings Limited are set forth below.

Longhua Piao	No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China	Director (since inception)	People's Republic of China

6.     Directors and Executive Officers of UMW China Ventures (L) Ltd.

        UMW China Ventures (L) Ltd., a corporation incorporated in Labuan F.T., Malaysia ("UMW China"), with the business address at Brumby Centre, Lot 42, Jalan Muhibbah, 87000 Labuan F.T., Malaysia.

        The name, business address, present principal employment and citizenship of each director and executive officer of UMW China Ventures (L) Ltd. are set forth below.

Badrul Feisal bin Abdul Rahim	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since April 2011)	Malaysian
Datuk Syed Hisham bin Syed Wazir	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since October 2010)	Malaysian
Dr Leong Chik Weng	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since April 2011)	Malaysian

7.     Directors and Executive Officers of UMW Petropipe (L) Ltd.

        UMW Petropipe (L) Ltd., a corporation incorporated in Labuan F.T., Malaysia. The business address of UMW Petropipe (L) Ltd. is Brumby Centre, Lot 42, Jalan Muhibbah, 87000 Labuan F.T., Malaysia.

        The name, business address, present principal employment and citizenship of each director and executive officer of UMW Petropipe (L) Ltd. are set forth below.

Dato' Mohd Nizam bin Zainordin	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since April 2011)	Malaysian
Dato' Siow Kim Lun @ Siow Kim Lin	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since April 2011)	Malaysian
Datuk Syed Hisham bin Syed Wazir	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since October 2010)	Malaysian
Dr Leong Chik Weng	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since April 2011)	Malaysian
Badrul Feisal bin Abdul Rahim	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Director (since March 2012)	Malaysian

8.     Directors and Executive Officers of UMW Holdings Berhad

        UMW Holdings Berhad is a company incorporated in Malaysia. The business address of UMW Holdings Berhad is 3rd Floor, The Corporate, No.10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.

        The name, business address, present principal employment and citizenship of each director and executive officer of UMW Holdings Berhad are set forth below.

Tan Sri Asmat bin Kamaludin	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since February 2001)	Malysian
Datuk Syed Hisham bin Syed Wazir	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since October 2010)	Malaysian
Dr. Leong Chik Weng	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since November 2007)	Malaysian
Dato' Dr Nik Norzrul Thani bin N.Hassan Thani	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since August 2008)	Malaysian
Dato' Mohd Nizam bin Zainordin	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since August 2008)	Malaysian
Dato' Siow Kim Lun @ Siow Kim Lin	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since July 2009)	Malaysian
Khalid bin Sufat	3rd Floor, The Corporate, No.10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since September 2010)	Malaysian
Wan Kamaruzaman bin Wan Ahmad	3rd Floor, The Corporate, No. 10, Jalan Utas (15/7), Batu Tiga Industrial Estate, 40200 Shah Alam, Selangor Darul Ehsan, Malaysia.	Company Director (since January 2011)	Malaysian

ANNEX E

ROLLOVER AGREEMENT

        This ROLLOVER AGREEMENT (this "Agreement"), by and among WSP OCTG GROUP Ltd. (WSP  ), an exempted company incorporated in the Cayman Islands ("Parent"), JM OCTG GROUP Ltd. (JM  ), an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the shareholders of WSP Holdings Limited, an exempted company incorporated in the Cayman Islands (the "Company"), listed on the signature pages hereto (each, a "Rollover Shareholder" and collectively, the "Rollover Shareholders"), is made and entered into as of February 21, 2013. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

        WHEREAS, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and the Company shall remain as the Surviving Corporation;

        WHEREAS, as a result of the Merger, the Company shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Merger, including the obligations of Merger Sub set forth in this Agreement, and references in this Agreement to Merger Sub encompass the Surviving Corporation after the Merger;

        WHEREAS, each Rollover Shareholder desires to contribute the number of Company Shares shown on Schedule 1 hereto opposite its name (the "Rollover Shares") to Parent immediately prior to the Effective Time, in exchange for the number of common shares of Parent shown on Schedule 1 hereto opposite its name (the "Parent Issued Securities").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.    Definitions.    The following terms are defined as follows:

        "Rollover Effective Time" means the time immediately prior to the Effective Time.

        "SAFE" means the State Administration of Foreign Exchange.

        "SAFE Circulars" means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles promulgated by SAFE and effective on November 1, 2005 and the Operating Instructions on Foreign Exchange Administration for Domestic Residents Engaging in Financing and Round-tripping Investment via Overseas Special Purpose Vehicles promulgated by SAFE and effective on July 1, 2011.

        "Shareholders Agreement" means the Shareholders Agreement among Parent, the Rollover Shareholders and the other shareholders of Parent, to be entered into on or about the Closing Date, substantially in the form attached hereto as Exhibit A and such other terms and conditions as are reasonably satisfactory to Parent, as may be amended, restated or otherwise modified from time to time.

        2.    Contribution of Rollover Shares.    At the Rollover Effective Time, each Rollover Shareholder shall contribute the Rollover Shares held by it to the capital of Parent and Parent shall accept as a contribution the Rollover Shares. In exchange for the Rollover Shares, Parent shall issue to each

Rollover Shareholder a pro rata (in kind and amount) portion of the share capital of Parent (based on the number of Rollover Shares contributed by each Rollover Shareholder) (the "Parent Issued Securities") at the same price per share as is paid by the other shareholders of Parent (excluding related fees and expenses) in connection with the Closing (the "Per Share Price"), assuming that the price per share paid in respect of each Rollover Share is equal to the Merger Consideration payable in respect of one Company Share under the Merger Agreement. The number of Rollover Shares to be contributed by and of Parent Issued Securities to be issued to each Rollover Shareholder in accordance with this Section 2 is set forth next to such Rollover Shareholder's name on Schedule 1 hereto.

        3.    Equity Interests Other Than Rollover Shares.    Other than for the Rollover Shares, all equity securities of the Company (including, for the avoidance of doubt, Company Options, Company Restricted Shares and other Company Shares) held by each Rollover Shareholder shall be treated at the Effective Time and upon consummation of the Merger as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

        4.    Conditions.    (a) The consummation of the contribution by each Rollover Shareholder of the Rollover Shares pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (i), (ii) and (iii)) waiver by such Rollover Shareholder of the following conditions: (i) the delivery to such Rollover Shareholder by Parent of a copy of the Shareholders Agreement duly executed by Parent; (ii) that the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (iii) that Parent shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (iv) the issuance of the Parent Issued Securities to which such Rollover Shareholder is entitled under Section 2 concurrently with such contribution; and (v) the consummation of the Merger immediately following such contribution.

        (b)   The consummation of the issuance of the Parent Issued Securities by Parent to each Rollover Shareholder pursuant to Section 2 hereof shall be subject to the satisfaction or (in the case of clauses (i), (ii) and (iii)) waiver by Parent of the following conditions: (i) the execution and delivery by each Rollover Shareholder of a copy of the Shareholders Agreement duly executed by such Rollover Shareholder, (ii) that the representations and warranties of such Rollover Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date; (iii) that such Rollover Shareholder shall have performed or complied with in all material respects all covenants required to be performed or complied with by it under this Agreement; (iv) the contribution by such Rollover Shareholder of the Rollover Shares to be contributed by it under Section 2 and (v) the consummation of the Merger immediately following such issuance of the Parent Issued Securities.

        5.    Status of the Parent Issued Securities.    The Parent Issued Securities issued to the Rollover Shareholder in consideration for the Rollover Shares shall be issued and credited as fully paid as of the Effective Time.

        6.    Representations and Warranties by the Rollover Shareholders.    Each Rollover Shareholder hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Rollover Effective Time, that:

        (a)   this Agreement constitutes the legal, valid and binding obligation of such Rollover Shareholder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Rollover Shareholder does not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Rollover Shareholder is a party or any judgment, order or decree to which such Rollover Shareholder is subject;

        (b)   the execution, delivery and performance by such Rollover Shareholder of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official, except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities "blue sky" laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of such Rollover Shareholder to perform its obligations hereunder;

        (c)   such Rollover Shareholder's Parent Issued Securities will be acquired for such Rollover Shareholder's own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable federal and state securities laws;

        (d)   such Rollover Shareholder is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

        (e)   such Rollover Shareholder understands that the Parent Issued Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Parent Issued Shares under the applicable laws and the Shareholders Agreement, and that for an indefinite period following the date hereof there will be no public market for the Parent Issued Shares and that, accordingly, it may not be possible for such Rollover Shareholder to sell the Parent Issued Shares in case of emergency or otherwise;

        (f)    such Rollover Shareholder's financial situation is such that such Rollover Shareholder can afford to bear the economic risk of its investment in Parent for an indefinite period of time, and such Rollover Shareholder can afford to suffer the complete loss of such Rollover Shareholder's investment in Parent;

        (g)   such Rollover Shareholder and his or her representatives, including, to the extent such Rollover Shareholder deems appropriate, such Rollover Shareholder's professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in Parent, and such Rollover Shareholder understands and is aware of the risks related to such investment;

        (h)   such Rollover Shareholder and his or her representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent and its representatives concerning the terms and conditions of the investment in Parent and related matters and to obtain all additional information which such Rollover Shareholder or his or her representatives deem necessary;

        (i)    such Rollover Shareholder's knowledge and experience in financial and business matters are such that such Rollover Shareholder is capable of evaluating the merits and risks of the investment in Parent;

        (j)    such Rollover Shareholder holds of record and owns beneficially the Rollover Shares to be contributed by such Rollover Shareholder to Parent pursuant to this Agreement, free and clear of any restrictions on transfer (other than any restrictions under applicable federal and state securities laws), taxes, security interests, liens or other encumbrances;

        (k)   except as disclosed in Section 6(k) of the attached Rollover Disclosure Schedule, as of the date hereof, and without regard to the disclosures in Section 6(k) of the attached Rollover Disclosure Schedule, as of the Rollover Effective Time, such Rollover Shareholder and each of its direct or indirect shareholders or beneficial owners that is a PRC resident (as defined in SAFE Circulars) has taken all required steps to comply with any applicable rules and regulations of SAFE, including, without limitation, completing any registration and other procedures required by SAFE in respect of overseas investments and "round trip" investments;

        (l)    except as disclosed in any of the SEC Reports, neither such Rollover Shareholder nor any of its Affiliates, nor any individual related by blood, marriage or adoption to any of its Affiliates, is a party to any material agreement, Contract, commitment or transaction with the Company or any Company Subsidiary or has any material interest in any property used by the Company or any Company Subsidiary; and

        (m)  to the extent the payment of the Merger Consideration to such Rollover Shareholder pursuant to the Merger Agreement is or may be treated as a distribution in redemption of stock for U.S. federal income Tax purposes, such distribution shall be treated as a "substantially disproportionate redemption of stock" with respect to such Rollover Shareholder pursuant to Code Section 302(b)(2) (after application of the constructive ownership rules of Code Section 318).

        7.    Representations and Warranties of Parent and Merger Sub.    Each of Parent and Merger Sub represents and warrants to the Rollover Shareholders, as of the date hereof and as of the Rollover Effective Time, that:

        (a)   Parent is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands;

        (b)   each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

        (c)   this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Parent and Merger Sub does not conflict with, violate or cause a breach of any agreement, contract or instrument to which Parent or Merger Sub is a party or any judgment, order or decree to which Parent or Merger Sub is subject;

        (d)   the execution, delivery and performance by Parent and Merger Sub of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities "blue sky" laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder; and

        (e)   Immediately after the Closing, Parent shall have a number of shares outstanding such that: (i) the number of shares of Parent held by the Rollover Shareholders shall be equal to the number of Rollover Shares contributed by the Rollover Shareholders to Parent pursuant to Section 2 above; and (ii) the number of shares of Parent held by the shareholders of Parent other than the Rollover Shareholders shall be equal to a fraction, the numerator of which shall be the aggregate amount of the equity contributions of such shareholders made to Parent in connection with the Closing, and the denominator of which shall be an amount equal to the per share Merger Consideration. Other than for the shares described in clauses (i) and (ii) of the preceding sentence or as may be agreed prior to Closing by Rollover Shareholders owning no less than 50% of the Rollover Shares, immediately after the Closing, Parent shall not have issued any equity securities, securities convertible into or exchangeable for equity securities, or options or warrants to acquire the same.

        8.    Termination.    This Agreement shall terminate and be of no further force or effect upon the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, this Section 8 and Section 12 hereof shall survive the termination of this Agreement.

        9.    No Transfer.    (a) Between the date of this Agreement and the consummation of the transactions contemplated by this Agreement, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Rollover Shares and each of the Rollover Shareholders shall abide by all covenants set forth in the Voting Agreement to which such Rollover Shareholder is a party.

        (b)   Except as may be agreed by Parent or as permitted under the Shareholders Agreement, following the Rollover Effective Time, none of the Rollover Shareholders shall transfer, pledge, assign, encumber or otherwise dispose of any Parent Issued Securities, and each Rollover Shareholder shall procure that no indirect transfer of Parent Issued Securities is made by the direct or indirect shareholder of such Rollover Shareholder.

        10.    Company Covenants.    Each of the Rollover Shareholders agrees to cause the Company to perform and comply with all of its covenants and agreements set forth under the Merger Agreement that are to be performed or complied with in whole or in part prior to the Closing Date. Notwithstanding anything to the contrary set forth in the preceding sentence, the Rollover Shareholders are signing this Agreement solely and only in the Rollover Shareholders' capacities as shareholders of the Company and, accordingly, nothing contained in this Section 10 shall in any way limit or affect any actions taken by any shareholder of any Rollover Shareholder, or any trustee of any shareholder of any Rollover Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

        11.    Other Covenants.    (a) Each Rollover Shareholder shall, severally but not jointly, bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any Affiliate thereof for, from and against any and all liability for Taxes imposed under PRC Law (or an official interpretation thereof) on Parent, Merger Sub and, after the Closing, the Company, or any Affiliate thereof, arising from or attributable to (i) the receipt of any Merger Consideration (or other amounts) by such Rollover Shareholder or its Affiliates pursuant to the Merger Agreement and (ii) the receipt of Parent Issued Securities by such Rollover Shareholder or its Affiliates in exchange for the contribution of Rollover Shares to Parent pursuant to this Rollover Agreement (including, for the avoidance of doubt, any PRC withholding Taxes imposed on Parent, Merger Sub, the Company or any Affiliate thereof with respect to the payment of such amounts described in clauses (i) and (ii) above).

        (b)   Each Rollover Shareholder shall use its reasonable best efforts to obtain, or cooperate with the Company such that Parent, Merger Sub and/or the Company (as applicable) shall obtain, prior to the Closing, from all applicable PRC Governmental Entities, written documentation evidencing that all of the Permits required for the good standing of the Company Subsidiaries or relating to "round trip" investments in respect of the Company or overseas investment by such Rollover Shareholder or any of its Affiliates or beneficial owners who are PRC residents (as defined under SAFE Circulars) and are subject to any of the registration or reporting requirements of SAFE Circulars, have been obtained as required by applicable PRC Law.

        (c)   The parties to this Agreement agree to treat the payment of the Merger Consideration to each Rollover Shareholder pursuant to the Merger Agreement as made in pursuance to a sale or exchange of a capital asset for U.S. federal income tax purposes. The parties to this Agreement further agree that the payment of the Merger Consideration will not be subject to withholding Taxes under Chapter 3 of the Code or under PRC law.

        (d)   At Parent's request, each Rollover Shareholder shall provide to Parent such information as may be reasonably necessary for Parent or its direct or indirect owners to file their U.S. federal, state, local, and non-U.S. Tax Returns (including historic cost basis information).

        (e)   Each Rollover Shareholder and Parent shall each negotiate the terms and conditions of the Shareholders Agreement in good faith such that the condition set forth in Section 4(b)(i) and Section 4(a)(i), respectively, shall be satisfied.

        12.    Miscellaneous.

        (a)   Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

        If to Parent or Merger Sub, at:

  Room #405, Bldg C
  Wangzhuang Science & Technology Innovation Park, No. 4
  Longshan Road, New District, Wuxi
  Jiangsu Province, P.R. China
  Attention: Zhiwen Zhou
  Facsimile No.: +86-510-8181 6811

If to the Rollover Shareholder, to the address set forth on the signature page hereto under the Rollover Shareholder's name, or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        (b)   Survival.    All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely; provided that (i) the representations and warranties contained in Section 6(l) of this Agreement shall survive the Closing for a period of one year following the Closing and (ii) the representations and warranties contained in Section 6(k) and Section 6(m) of this Agreement shall survive the Closing for the applicable statute of limitations.

        (c)   Tax-Free Exchange.    The parties hereto intend that for U.S. federal tax purposes, the contribution of the Rollover Shares by each Rollover Shareholder and the receipt of the Parent Issued Securities by each Rollover Shareholder be treated collectively as a transaction governed by Section 721 of the Code, and none of such parties shall take any contrary position unless otherwise required by a change in applicable law; provided, however under no circumstances is it guaranteed that any contribution of the Rollover Shares by the Rollover Shareholders and the receipt of Parent Issued Securities by the Rollover Shareholders will be governed by Section 721 of the Code, and the parties hereto acknowledge and agree that it is in their best interests to consult their own advisors and to draw their own conclusions relating to the applicability of Section 721 of the Code.

        (d)   Time of the Essence.    Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon any day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

        (e)   Further Assurances.    From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery (including the delivery by each Rollover Shareholder to Parent or Merger Sub of certificates representing the Rollover Shares) and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

        (f)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and the Rollover Shareholder shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

        (g)   Entire Agreement.    This Agreement, the Merger Agreement and the Voting Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        (h)   Specific Performance.    The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, each party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

        (i)    Amendment and Waiver.    Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of Parent and each Rollover Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        (j)    Delivery by Facsimile and Electronically.    This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

        (k)   Applicable Law; Dispute Resolution.    This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 12(k). The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre ("HKIAC") Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 12(k). The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 12(k) shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 12(a) of this Agreement.

        (l)    WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(L).

        (m)  No Third Party Beneficiaries.    There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

        (n)   Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that prior to the Closing, Parent or Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment by Parent or Merger Sub, as applicable, of the Merger Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

        (o)   Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

        (p)   Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (q)   Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

WSP OCTG GROUP LTD. (WSP )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

JM OCTG GROUP LTD. (JM )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

UMW China Ventures (L) Ltd.
By:	/s/ DATUK SYED HISHAM BIN SYED WAZIR
Name:	Datuk Syed Hisham bin Syed Wazir
Title:	President and Group CEO
Address: Brumby Centre, Lot 42, Jalan Muhibbah 87000 Federal Territory of Labuan, Malaysia

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Expert Master Holdings Limited
By:	/s/ PIAO LONGHUA
Name:	Piao Longhua
Title:	Director
Address: P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Piao Longhua
By:	/s/ PIAO LONGHUA
Address: No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China

Schedule 1

Name	Rollover Shares	Parent Issued Securities

Expert Master Holdings Limited	104,100,000	104,100,000

UMW China Ventures (L) Ltd.	45,900,000	45,900,000

E-Sch1-1

Exhibit A

Form of Shareholders Agreement

E-ExA-1

ANNEX F-1

VOTING AGREEMENT WITH EMH AND MR. PIAO

        This VOTING AGREEMENT (this "Agreement") is entered into as of 21 February 2013 by and among WSP OCTG GROUP Ltd. (WSP  ), a company incorporated under the laws of the Cayman Islands ("Parent"), JM OCTG GROUP Ltd. (JM  ), a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub") and Expert Master Holdings Limited (the "Shareholder") and, solely for purposes of Section 6.4 hereof, Piao Longhua (the "Indirect Owner"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, Merger Sub and WSP Holdings Limited (the "Company") have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, the Shareholder, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

        WHEREAS, the Shareholder is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) 104,100,000 Company Shares, and (ii) Company Options to acquire zero Company Shares (such Company Shares and Company Options, together with any other Company Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder's obligations under this Agreement, including any Company Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, the Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholder and the other shareholders of the Company named therein (the "Rollover Agreement"), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

        WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

        WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.    From and after the date hereof until the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the "Expiration Time"), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present

F-1-1

thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shareholder's Securities,

        (a)   for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

        (b)   against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

        (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company's corporate structure or business, except if approved in writing by Parent,

        (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and

        (e)   in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

        1.2.1    From and after the date hereof until the Expiration Time, the Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities.

        (a)   for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

        (b)   against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

        (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions

F-1-2

contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company's corporate structure or business, except if approved in writing by Parent;

        (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and

        (e)   in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

        1.2.2    The Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder's Securities, if any, are revocable, and hereby revokes such proxies.

        1.2.3    The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Shareholder's Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.    Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, "Transfer"), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

        Section 1.4    Inconsistent Agreements.    The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder's Securities and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder's Securities.

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ARTICLE II
NO SOLICITATION

        Section 2.1    Restricted Activities.    (a) Prior to the Expiration Time, the Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Shareholder, in its capacity as a shareholder (the "Shareholder's Representatives")) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any Company Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (c) to the extent permitted by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover, moratorium, "fair price," "control share," "affiliated transaction," "business combination" or other similar Law applicable to the Company (collectively, "Takeover Statutes"), or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board (or any member thereof) pursuant to any confidentiality agreement entered into prior to the date hereof), (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve to propose or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the "Restricted Activities").

        (b) Notwithstanding anything to the contrary contained in Section 2.1(a) above, at any time after the date hereof, following the receipt by the Company of a bona fide written Acquisition Proposal that did not result from a breach by the Shareholder of Section 2.1(a) above, the Shareholder may engage or participate in discussions with the Person who has made such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to taking any such action, the Special Committee shall have confirmed in writing to the Shareholder that it has determined in good faith, (x) after consultation with outside legal counsel, that failure by the Company to engage or participate in discussions with the Person who has made such Acquisition Proposal would have been inconsistent with the directors' fiduciary duties under applicable Laws, and (y) after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal.

        Section 2.2    Notification.    The Shareholder, in its capacity as a shareholder of the Company, shall and shall use its reasonable best efforts to, cause the Shareholder's Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the Expiration Time, the Shareholder shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Company Subsidiary, other than requests for information not reasonably expected to be related to or result into an Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition

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Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder's receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

        Section 2.3    Capacity.    Notwithstanding anything to the contrary set forth in this Article II, the Shareholder is signing this Agreement solely and only in the Shareholder's capacity as a shareholder of the Company and, accordingly, nothing contained herein shall in any way limit or affect any actions taken by any shareholder of the Shareholder, or any trustee of any shareholder of the Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDER

        Section 3.1    Representations and Warranties.    The Shareholder represents and warrants to Parent and Merger Sub as follows: (a) the Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon the Shareholder or the Shareholder's Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by the Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various states of the United States, the Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to the Shareholder's Securities, with no restrictions on the Shareholder's rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder's Securities. The Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement.

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        Section 3.2    Covenants.    The Shareholder hereby:

        (a)   agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

        (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder's Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

        (c)   agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

        (d)   agrees to permit the Company to publish and disclose in the Proxy Statement, the Shareholder's identity and ownership of Company Shares and Company Options or other equity securities of the Company and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement;

        (e)   authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shareholder's Securities (and that this Agreement places limits on the voting and transfer of such Securities);

        (f)    agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all Takeover Statutes shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

        (g)   agrees that, upon request of Parent, Merger Sub or the Company, the Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Section 4.1    Representations and Warranties of Parent and Merger Sub.    Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholder as follows: (a) this Agreement has been duly and validly authorized by each of Parent's and Merger Sub's respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholder, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

        This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of

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this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Expenses.    Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

        Section 6.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

        If to Parent or Merger Sub, at:

  Room #405, Bldg C
  Wangzhuang Science & Technology Innovation Park
  No. 4 Longshan Road, New District
  Wuxi, Jiangsu Province, P.R. China
  Attention: Zhiwen Zhou
  Facsimile No.: +86-510-8181-6811

  with a copy (which shall not constitute notice) to:

  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
  Suite 2101, Building C, Yintai Center
  #2 Jianguomenwai Ave., Chaoyang District
  1 Guanghua Road
  Beijing 100022, PRC
  Attention: Steven Liu (sliu@gunder.com)
  Facsimile No.: +86-10-5680-3889

        If to the Shareholder or the Indirect Owner, to the address set forth on the signature page hereto under the Shareholder's or the Indirect Owner's name. Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        Section 6.3    No Partnership, Agency, or Joint Venture.    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 6.4    Guarantee.    (a) The Indirect Owner hereby unconditionally and irrevocably guarantees to Parent, Merger Sub and the Company the performance of all obligations of the Shareholder under and in accordance with this Agreement and irrevocably guarantees to Parent and Merger Sub the performance of all obligations of the Shareholder under and in accordance with the Rollover Agreement and agrees, on demand and without any other notice whatsoever, to perform or cause to be performed all of the obligations of the Shareholder hereunder and thereunder, and it shall not be necessary for Parent, Merger Sub or the Company, in order to enforce such performance by the Shareholder or the Indirect Owner, first to institute suit or pursue or exhaust any rights or remedies against the Shareholder or others liable for the performance of such obligation, or to join the

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Shareholder in any action to enforce the Shareholder's obligations hereunder, or to resort to any other means of obtaining performance from the Shareholder.

        (b)   The Indirect Owner hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including, without limitation, discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

        Section 6.5    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 6.6    Entire Agreement; Benefit.    This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

        Section 6.7    Specific Performance.    The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        Section 6.8    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 6.9    Governing Law.    (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter

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into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

        (b)   All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

        Section 6.10    Consent to Jurisdiction.    In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre ("HKIAC") Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholder. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

        Section 6.11    WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

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EVENT OF LITIGATION OR ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 6.12    Third Party Beneficiaries.    The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholder and the Indirect Owner. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

        Section 6.13    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Shareholder, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

        Section 6.14    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

        Section 6.15    Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

        Section 6.16    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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        Section 6.17    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Expert Master Holdings Limited
By:	/s/ PIAO LONGHUA
Name:	Piao Longhua
Title:	Director
Address: P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Piao Longhua
/s/ PIAO LONGHUA
Address: No. 38 Zhujiang Road, Xinqu, Wuxi, Jiangsu Province, People's Republic of China

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

WSP OCTG GROUP LTD. (WSP )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

JM OCTG GROUP LTD. (JM )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

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ANNEX F-2

VOTING AGREEMENT WITH UMW CHINA

        This VOTING AGREEMENT (this "Agreement") is entered into as of 21 February 2013 by and among WSP OCTG GROUP Ltd. (WSP  ), a company incorporated under the laws of the Cayman Islands ("Parent"), JM OCTG GROUP Ltd. (JM  ), a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub") and UMW China Ventures (L) Ltd. (the "Shareholder"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, Merger Sub and WSP Holdings Limited (the "Company") have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, the Shareholder, Parent and Merger Sub are executing this agreement concurrently with the execution of the Merger Agreement;

        WHEREAS, the Shareholder is the record and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of (i) 45,900,000 Company Shares, and (ii) Company Options to acquire zero Company Shares (such Company Shares and Company Options, together with any other Company Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder's obligations under this Agreement, including any Company Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, the Shareholder, pursuant to that certain Rollover Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Shareholder and the other shareholders of the Company named therein (the "Rollover Agreement"), has agreed to contribute certain of its Securities to Parent and/or Merger Sub in accordance with the terms and conditions set forth therein;

        WHEREAS, receipt of the Requisite Shareholder Approval is a condition to the consummation of the Merger; and

        WHEREAS, as a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.    From and after the date hereof until the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, and (c) the occurrence of a Company Board Recommendation Change (such earlier time, the "Expiration Time"), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause its Securities to be counted as present

F-2-1

thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shareholder's Securities,

        (a)   for the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement,

        (b)   against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

        (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company's corporate structure or business, except if approved in writing by Parent,

        (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and

        (e)   in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

        1.2.1    From and after the date hereof until the Expiration Time, the Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities.

        (a)   for authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

        (b)   against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement;

        (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions

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contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's articles of incorporation or bylaws, except if approved in writing by Parent; (v) any action that would require the consent of Parent pursuant to Section 5.1 of the Merger Agreement, except if approved in writing by Parent; or (vi) any other material change in the Company's corporate structure or business, except if approved in writing by Parent;

        (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and

        (e)   in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

        1.2.2    The Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder's Securities, if any, are revocable, and hereby revokes such proxies.

        1.2.3    The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Shareholder's Securities in accordance with Section 1.1 above as instructed by Parent in writing prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.    Except as provided for in the Rollover Agreement or pursuant to the Merger Agreement, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (collectively, "Transfer"), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

        Section 1.4    Inconsistent Agreements.    The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder's Securities and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder's Securities.

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ARTICLE II
NO SOLICITATION

        Section 2.1    Restricted Activities.    (a) Prior to the Expiration Time, the Shareholder in its capacity as a shareholder of the Company shall not, and shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Shareholder, in its capacity as a shareholder (the "Shareholder's Representatives")) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any Company Subsidiary in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (c) to the extent permitted by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover, moratorium, "fair price," "control share," "affiliated transaction," "business combination" or other similar Law applicable to the Company (collectively, "Takeover Statutes"), or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board (or any member thereof) pursuant to any confidentiality agreement entered into prior to the date hereof), (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve to propose or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the "Restricted Activities").

        (b)   Notwithstanding anything to the contrary contained in Section 2.1(a) above, at any time after the date hereof, following the receipt by the Company of a bona fide written Acquisition Proposal that did not result from a breach by the Shareholder of Section 2.1(a) above, the Shareholder may engage or participate in discussions with the Person who has made such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to taking any such action, the Special Committee shall have confirmed in writing to the Shareholder that it has determined in good faith, (x) after consultation with outside legal counsel, that failure by the Company to engage or participate in discussions with the Person who has made such Acquisition Proposal would have been inconsistent with the directors' fiduciary duties under applicable Laws, and (y) after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal.

        Section 2.2    Notification.    The Shareholder, in its capacity as a shareholder of the Company, shall and shall use its reasonable best efforts to, cause the Shareholder's Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the Expiration Time, the Shareholder shall promptly advise each of Parent and the Company orally (and in any event within 24 hours) and subsequently in writing of (x) any Acquisition Proposal, (y) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any Company Subsidiary, other than requests for information not reasonably expected to be related to or result into an Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition

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Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in its capacity as a shareholder of the Company, shall keep each of Parent and the Company reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company. The Shareholder's receipt, in its capacity as a shareholder of the Company, of any Acquisition Proposal shall not relieve the Shareholder from any of its obligations hereunder.

        Section 2.3    Capacity.    Notwithstanding anything to the contrary set forth in this Article II, the Shareholder is signing this Agreement solely and only in the Shareholder's capacity as a shareholder of the Company and, accordingly, nothing contained herein shall in any way limit or affect any actions taken by any shareholder of the Shareholder, or any trustee of any shareholder of the Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDER

        Section 3.1    Representations and Warranties.    The Shareholder represents and warrants to Parent and Merger Sub as follows: (a) the Shareholder has full legal right, power and authority to execute and deliver this Agreement, to perform the Shareholder's obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon the Shareholder or the Shareholder's Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except for filings with the Securities and Exchange Commission by the Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various states of the United States, the Shareholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired after the date hereof), and all of such Securities are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement), and has sole voting power and sole power of disposition with respect to the Shareholder's Securities, with no restrictions on the Shareholder's rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder's Securities. The Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement.

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        Section 3.2    Covenants.    The Shareholder hereby:

        (a)   agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

        (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder's Securities (including without limitation any appraisal rights pursuant to Section 238 of the Cayman Companies Law) prior to the Expiration Time;

        (c)   agrees to promptly notify Parent and Merger Sub of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;

        (d)   agrees to permit the Company to publish and disclose in the Proxy Statement, the Shareholder's identity and ownership of Company Shares and Company Options or other equity securities of the Company and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement;

        (e)   authorizes the Company, Parent, Merger Sub and their respective counsel and representatives to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shareholder's Securities (and that this Agreement places limits on the voting and transfer of such Securities);

        (f)    agrees that, prior to the Expiration Time, it shall support, and grant all approvals, and take all actions reasonably requested by Parent, Merger Sub or the Company to ensure that any and all Takeover Statutes shall be inapplicable to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

        (g)   agrees that, upon request of Parent, Merger Sub or the Company, the Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Section 4.1    Representations and Warranties of Parent and Merger Sub.    Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholder as follows: (a) this Agreement has been duly and validly authorized by each of Parent's and Merger Sub's respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub and (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholder, this Agreement constitutes a valid and binding agreement of Merger Sub and Parent, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms.

ARTICLE V
TERMINATION

        This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of

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this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Expenses.    Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

        Section 6.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

        If to Parent or Merger Sub, at:

  Room #405, Bldg C
  Wangzhuang Science & Technology Innovation Park
  No. 4 Longshan Road, New District
  Wuxi, Jiangsu Province, P.R. China
  Attention: Zhiwen Zhou
  Facsimile No.: +86-510-8181-6811

  with a copy (which shall not constitute notice) to:

  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
  Suite 2101, Building C, Yintai Center
  #2 Jianguomenwai Ave., Chaoyang District
  1 Guanghua Road
  Beijing 100022, PRC
  Attention: Steven Liu (sliu@gunder.com)
  Facsimile No.: +86-10-5680-3889

  If to the Shareholder, at:

  UMW China Ventures (L) Ltd.
  Brumby Centre, Lot 42, Jalan Muhibbah
  87000 Federal Territory of Labuan, Malaysia
  Attention: Encik Badrul Feisal Abdul Rahim
  Telephone No.: (006) 03 5163 5000
  Facsimile No.: (006) 03 5519 1913

        Or, in each case, to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        Section 6.3    No Partnership, Agency, or Joint Venture.    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 6.4    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and

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provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 6.5    Entire Agreement; Benefit.    This Agreement, the Merger Agreement and the Rollover Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

        Section 6.6    Specific Performance.    The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent, Merger Sub and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent, Merger Sub or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        Section 6.7    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder, Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Merger Sub, Parent or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 6.8    Governing Law.    (a) This Agreement (other than with respect to matters relating to fiduciary duties of the Company Board), and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance hereof (other than with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

        (b)   All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

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        Section 6.9    Consent to Jurisdiction.    In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.9. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre ("HKIAC") Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 6.9. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Company or the Parent, as applicable, and one arbitrator shall be nominated by the Shareholder. If any party shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.9 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

        Section 6.10    WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 6.11    Third Party Beneficiaries.    The Company is intended to be an express third party beneficiary of this Agreement, with full rights of enforcement of this Agreement against the Shareholder. Other than as set forth in the preceding sentence, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities.

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        Section 6.12    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties or the Company, except that (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder and (ii) Parent and Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent or Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Shareholder, his estate, heirs, beneficiaries, personal representatives and executors. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

        Section 6.13    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto.

        Section 6.14    Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

        Section 6.15    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 6.16    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

UMW China Ventures (L) Ltd.
By:	/s/ DATUK SYED HISHAM BIN SYED WAZIR
Name:	Datuk Syed Hisham bin Syed Wazir
Title:	President and Group CEO
Address: Brumby Centre, Lot 42, Jalan Muhibbah 87000 Federal Territory of Labuan, Malaysia

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

WSP OCTG GROUP LTD. (WSP )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

JM OCTG GROUP LTD. (JM )
By:	/s/ JUBAO XIE
Name:	Jubao Xie
Title:	Director

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ANNEX G

FORM OF PROXY CARD

WSP HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)
(NYSE Ticker: WH)

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING
(OR ANY ADJOURNMENT(S) THEREOF)
TO BE HELD ON                                    , 2013

        I/We,                                                            of                                                           , being the registered holder of                                    ordinary shares(Note 1), par value US$0.0001 per share, of WSP Holdings Limited (the "Company") hereby appoint the chairman of the extraordinary general meeting or [Mr. Choon Hoi Then, chief financial officer of the Company,](Note 2) or                                                 of                                                 as my/our proxy to attend and act for me/us at the Extraordinary General Meeting of the Company to be held at                                    , on                        , 2013 at                        (China Time), and at any adjournment(s) thereof, and in the event of a poll, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

RESOLUTION	FOR(Note 3)	AGAINST(Note 3)	ABSTAIN(Note 3)

1.	As a special resolution:
THAT the agreement and plan of merger dated February 21, 2013 (the "merger agreement"), among the Company, WSP OCTG GROUP Ltd. ("Parent") and JM OCTG GROUP Ltd. ("Merger Sub"), the plan of merger (the "plan of merger") between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved.

2.	As an ordinary resolution:
THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution above at the extraordinary general meeting.

Dated                                    , 2013 Signature(s)(Note 4)

Notes:

1
Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

2
If any proxy other than the Chairman or the Chief Financial Officer is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR MR. Choon Hoi Then, CHIEF FINANCIAL OFFICER OF THE COMPANY OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.

3
IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." FAILURE TO COMPLETE ANY OR ALL THE BOXES WILL ENTITLE YOUR PROXY TO CAST HIS VOTES AT HIS DISCRETION. Your proxy will also be entitled to vote at his discretion on any amendment to the resolution referred to in the Notice of Extraordinary General Meeting which has been properly put to the meeting.

4
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either executed under its common seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

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 ANNEX H

FORM OF ADS VOTING INSTRUCTION CARD

WSP HOLDINGS LIMITED

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADSs")
REPRESENTING ORDINARY SHARES OF
WSP HOLDINGS LIMITED

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Resolution 1	☐	☐	☐	Resolution 2	☐	☐	☐

Address Change ☐ Mark box, sign and indicate changes/comments below:	Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above.	☐
Sign Below Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

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 AGENDA

Resolution 1	As a special resolution:

THAT the agreement and plan of merger dated February 21, 2013 (the "merger agreement"), among the Company, WSP OCTG GROUP Ltd. ("Parent") and JM OCTG GROUP Ltd. ("Merger Sub"), the plan of merger (the "plan of merger") between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved.
Resolution 2	As an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting, as originally scheduled, to pass the special resolution above at the Extraordinary General Meeting.

WSP Holdings Limited JPMorgan Chase Bank, N.A., Depositary P.O. Box 64506, St. Paul, MN 55164-0506	Voting Instruction Card

JPMorgan Chase Bank, N.A., (the "Depositary") has received advice that an Extraordinary General Meeting (the "Meeting") of WSP Holdings Limited (the "Company") will be held at Meeting Room, 2/F, WSP Holdings Limited, No. 235 Chengnan Road, Wuxi, Jiangsu Province, China, on XXXXX, XXXX XX, 2013 at 2:00 p.m. (China Time), for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Shares ("ADSs") FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, as the case may be. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m., XXXX XX, 2013. Only the registered holders of record at the close of business XXXX XX, 2013 will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADSs representing Ordinary Shares of the Company hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such ADSs registered in the name of the signatory on the books of the Depositary as of the close of business XXXX XX, 2013, at the Meeting, or at any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a person designated by the Company, the underlying Ordinary Shares represented by your ADSs will be voted by the person designated by the Company of the Meeting in his or her discretion.

To view the EGM Notice, please visit the Company's website at http://ir.wsphl.com.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be received by the Depositary before 12:00 p.m., XXXX XX, 2013.

JPMorgan Chase Bank, N.A., Depositary.

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.

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